   As filed with the Securities and Exchange Commission on February 24, 1999
                                                    Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933

                               ----------------
                                COMPS.COM, INC.
             (Exact Name of Registrant as Specified in its Charter)

           Delaware                           7375                      33-0645337
 (State or Other Jurisdiction of  (Primary Standard Industrial       (I.R.S. Employer
 Incorporation or Organization)   Classification Code Number)     Identification Number)

                               ----------------

                      9888 Carroll Centre Road, Suite 100
                        San Diego, California 92126-4581
                                 (619) 578-3000
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                               ----------------

                            Mr. Christopher A. Crane
                     President and Chief Executive Officer
                                COMPS.COM, INC.
                      9888 Carroll Centre Road, Suite 100
                        San Diego, California 92126-4581
                                 (619) 578-3000
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                               ----------------

                                   Copies to:

            Craig S. Andrews, Esq.                        Lawrence D. Levin, Esq.
            Faye H. Russell, Esq.                          Katten Muchin & Zavis
       Brobeck, Phleger & Harrison LLP               525 West Monroe Street, Suite 1600
        550 West C Street, Suite 1300                     Chicago, Illinois 60661
         San Diego, California 92101                           (312) 902-5200
                (619) 234-1966

                               ----------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

            Title of Each Class of                 Proposed Maximum            Amount of
         Securities to be Registered          Aggregate Offering Price(1) Registration Fee(1)
---------------------------------------------------------------------------------------------
  Common Stock, par value $0.01 per share....        $50,000,000                $13,900

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated pursuant to Rule 457(o) solely for the purpose of calculating the amount of the registration fee.

                               ----------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may        +
+change. We and the selling stockholders may not sell these securities until + +the registration statement filed with the SEC is effective. This preliminary + +prospectus is not an offer to sell these securities, and it is not soliciting + +an offer to buy these securities in any state where the offer or sale is not +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED FEBRUARY 24, 1999

                                            Shares

                                     [LOGO]

                                  Common Stock

                                 ------------

  COMPS.COM, INC. is offering shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We
anticipate that the initial public offering price will be between $     and
$     per share.

                                 ------------

  We intend to list our common stock on the Nasdaq National Market under the symbol "CDOT."

                                 ------------

  Please see "Risk Factors" beginning on page 7 to read about certain risks that you should consider before buying shares of our common stock.

                                 ------------

                              PRICE $   PER SHARE

                                 ------------

                                                          Per Share    Total
                                                          --------- -----------
Public offering price....................................   $       $
Underwriting discounts and commissions...................   $       $
Proceeds, before expenses, to COMPS.COM..................   $       $

  The Securities and Exchange Commission and state securities commissions have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  The underwriters have an option to purchase       additional shares from us
and the selling stockholders to cover over-allotments of shares. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

                                 ------------

Volpe Brown Whelan & Company

                            EVEREN Securities, Inc.

                                                          Needham & Company, Inc

                                        , 1999

Front Cover:

[The front cover will have a dark background and the text will be printed in white. A picture of database wheel resembling a radar screen will appear on the background of the front cover.]

                                     [LOGO]

Inside Front Cover:

                             COMPREHENSIVE CONTENT

[The following text are placed in varying fonts and font sizes throughout the recurring database wheel: buyers & sellers, phone number, square footage, contact name, capitalization rate, building characteristics and condition, confirmed sales price, financing information, income and expense, unit mix, color photos, lenders, financing. Four screen shots of four different pages from our Web site showing some of our products are placed on parts of the database wheel.]

Inside Spread:

                                DYNAMIC DELIVERY

[A two page spread of a screen depicting a picture of a page on our Web site. Our market segments are listed in a bar down the left side of the screen. Each market segment is underlined. In the main frame of the screen is (1) a picture of a hand with a mouse, (2) the database wheel laid on top of a group of commercial real estate buildings, (3) an arrow pointing at the center of the database wheel and (4) a screen shot of a page from our Web site.]

                               Table of Contents

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   4
Risk Factors.............................................................   7
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  17
Capitalization...........................................................  18
Dilution.................................................................  19
Selected Financial Data..................................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21
Business.................................................................  29

                                                                            Page
                                                                            ----
Management.................................................................  40
Certain Relationships and Related Transactions.............................  51
Principal and Selling Stockholders.........................................  53
Description of Securities..................................................  54
Shares Eligible For Future Sale............................................  58
Underwriting...............................................................  59
Legal Matters..............................................................  61
Experts....................................................................  61
Where You Can Find More Information........................................  61
Index to Financial Statements.............................................. F-1

                                ---------------

                      Notes to Readers of this Prospectus

 . Comps Incorporated was incorporated in California in January 1982. It was purchased by Business Real Estate Information Corp. in 1992 and reincorporated in Delaware in 1994 as COMPS InfoSystems, Inc. In January 1999, we changed our name to COMPS.COM, INC. Our principal executive offices are located at 9888 Carroll Centre Road, Suite 100, San Diego, California 92126. Our telephone number at that location is (619) 578-3000. Our Web site address is www.comps.com. Information contained on our Web site does not constitute part of this prospectus.

 .  This offering is for        shares; however, the underwriters have a 30-day
   option to purchase up to         additional shares from us and the selling
   stockholders to cover over-allotments. Some of the disclosures in this prospectus would be different if the underwriters exercise the option. Unless we tell you otherwise, the information in this prospectus assumes that the underwriters will not exercise the option.

 .  Unless we tell you otherwise, all information in this prospectus relating to our outstanding common stock: (1) reflects the automatic conversion of each share of our Class B common stock into one share of our Class A common stock and the renaming of such stock as "common stock" upon the closing of this offering, (2) reflects the automatic conversion of each share of our preferred stock into one share of our common stock upon the closing of this offering; (3) reflects the exercise of warrants outstanding to purchase 723,295 shares at a weighted average exercise price of $0.01 per share and
   (4) reflects a    for            stock split of our common stock to be
   effected prior to the closing of this offering.

 . COMPS, COMPSLink, CallCOMPS, WinCOMPS, COMPS NET, REALBID and our logo are our registered trademarks. Each other trademark, trade name or service mark appearing in this prospectus belongs to its holder.

                                ---------------

               Special Note Regarding Forward-Looking Statements

  This prospectus may contain forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, as more fully described in the "Risk Factors" section and elsewhere in this prospectus. We are not obligated to update or revise these forward-looking statements to reflect new events or circumstances.

                                ---------------

  You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                                ---------------

  Until            , 1999, all dealers selling shares of our common stock,
whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               Prospectus Summary

  This summary highlights some of the information in this prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements.

                                  About COMPS

Our Business

  We are a leading national provider of confirmed commercial real estate sales information both offline and on the Internet. We have also recently begun leveraging our extensive database to facilitate commercial real estate transactions on the Internet. Over the last 17 years, we have developed a highly evolved data collection and confirmation system to provide information on commercial real estate properties. We believe we have established the foundation to be the trusted online resource linking commercial real estate brokers, lenders, appraisers, insurers and other professionals by efficiently distributing market information on the Internet.

Our Market

  The Internet has rapidly become a significant global medium for communications, information and commerce. It has emerged as a primary business channel alongside the telephone, paper-based communication and face-to-face interaction. The Internet allows online providers to efficiently distribute information with the potential for less infrastructure and overhead and greater economies of scale. It also offers customers diverse options and unparalleled convenience.

  The commercial real estate market is large and fragmented. Prior to the availability of confirmed sales information from a centralized source, commercial real estate professionals either maintained their own research departments to catalog comparable sales, market statistics and other property-specific information, or aggregated such information, to the limited extent available, from multiple third parties. These methods resulted in high internal costs and nonstandard data with varying degrees of comprehensiveness and accuracy. In addition, there are currently no comprehensive, standardized transaction support services that efficiently identify properties and bring together brokers, buyers, lenders and insurers in commercial real estate transactions.

Our Solution

  The vast information sharing and communications power of the Internet creates an opportunity to improve upon the inefficiencies in conducting commercial real estate transactions. We provide comprehensive and reliable information services, and transaction support products that save industry professionals both time and money. To date, we have:

 .  developed a comprehensive and standardized proprietary database of approximately 400,000 commercial real estate transactions;
 . migrated our database to the Internet, allowing our customers to receive updated commercial real estate transaction information more frequently and analyze the data more quickly and easily;
 . established an Internet-based listing-broker/buyer matching service, allowing us to identify and refer potential buyers of listed properties to brokers and actively market these properties for brokers using our Internet-based new listing notification system; and
 . introduced an Internet-based commercial real estate listing service, enabling brokers to market their properties over the Internet and increase a property's exposure to prospective buyers and their brokers.

Our Business Strategy

  Our objective is to be the trusted online resource linking commercial real estate professionals by efficiently distributing market information on the Internet. Our business strategy to achieve this objective includes the following key elements:

 .  continue to enhance our comprehensive historical database of commercial real estate transactions;
 .  expand our online listing-broker/buyer matching service;
 .  create a comprehensive online national listing service for commercial real estate;
 .  enhance our services and products to facilitate the online exchange of commercial real estate market information;
 . expand into new geographic markets; and . continue to build our brand name.

                                  The Offering

 Common stock offered by us..............            shares

 Common stock outstanding after this
  offering...............................            shares

 Use of proceeds......................... For working capital and other general corporate purposes, including
                                          expansion of our proprietary
                                          database, enhancement and development
                                          of existing and new information
                                          services and transaction support
                                          products, geographic expansion, and
                                          repayment of debt. We may also use a
                                          portion of the proceeds for strategic
                                          alliances and acquisitions. Please
                                          see "Use of Proceeds."
 Proposed Nasdaq National Market symbol.. CDOT

  The information above is as of December 31, 1998. In addition to the shares of common stock to be outstanding after this offering, we may issue the
following securities, which share numbers do not reflect a stock split of    to
  , which is subject to stockholder approval:

  . 2,385,449 shares upon the exercise of options outstanding at a weighted average exercise price of $0.86 per share;

  . 213,068 shares upon the exercise of warrants outstanding at a weighted average exercise price of $1.76 per share; and

  . 512,909 shares upon exercise of options available for issuance under our stock plans. For a description of our stock option plans, please see "Management--Benefit Plans."

                      Summary Financial And Operating Data
       (dollars in thousands, except per share and other operating data)

  The following table summarizes the financial data for our business. The pro forma statement of operations data gives effect to our acquisition of REALBID, LLC as if it had occurred on January 1, 1998.

                                         Year Ended December 31,
                          -----------------------------------------------------------
                                                                            Pro Forma
                            1994      1995      1996      1997      1998      1998
                          --------  --------  --------  --------  --------  ---------
Statement of Operations
 Data:
Net revenues............  $  6,030  $  6,716  $  8,141  $ 10,450  $ 12,806   $13,029
Cost of revenues........     2,674     3,488     4,357     5,054     5,746     5,791
                          --------  --------  --------  --------  --------   -------
Gross profit............     3,356     3,228     3,784     5,396     7,060     7,238
Operating expenses:
 Selling and marketing..     2,306     2,072     2,813     3,408     4,182     4,182
 Product development and
  engineering...........       --        --        376       768     1,230     1,230
 General and
  administrative........     1,743     2,527     2,835     2,525     2,936     3,638
                          --------  --------  --------  --------  --------   -------
   Total operating
    expenses............     4,049     4,599     6,024     6,701     8,348     9,050
                          --------  --------  --------  --------  --------   -------
Loss from operations....      (693)   (1,371)   (2,240)   (1,305)   (1,288)   (1,812)
Other income (expense),
 net....................        (9)       12       (67)     (252)     (260)     (260)
                          --------  --------  --------  --------  --------   -------
Net loss................      (702)   (1,359)   (2,307)   (1,557)   (1,548)   (2,072)
Dividend accretion on
 preferred stock........        63       299       299       299       363       363
                          --------  --------  --------  --------  --------   -------
Net loss attributable to
 common stockholders....  $   (765) $ (1,658) $ (2,606) $ (1,856) $ (1,911)  $(2,435)
                          ========  ========  ========  ========  ========   =======
Net loss per share
 attributable to common
 stockholders, basic and
 diluted................  $  (0.12) $  (0.35) $  (0.55) $  (0.39) $  (0.40)  $ (0.51)
                          ========  ========  ========  ========  ========   =======
Shares used in computing
 net loss per share
 attributable to common
 stockholders, basic and
 diluted................     6,408     4,774     4,774     4,774     4,795     4,795
                          ========  ========  ========  ========  ========   =======
Pro forma net loss per
 share, basic and
 diluted................                                          $  (0.16)  $ (0.22)
                                                                  ========   =======
Shares used in computing
 pro forma net loss per
 share, basic and
 diluted................                                             9,635     9,635
                                                                  ========   =======
Other Operating Data:
 Markets covered by
  database..............        16        24        24        25        34
 Transactions in
  database..............   245,951   270,945   302,684   341,670   387,427
 Value of transactions
  in database (dollars
  in millions)..........  $    191  $    222  $    272  $    355  $    460
 Value of transactions
  supported by REALBID
  (dollars in
  millions).............       --        --        --   $    300  $  3,800

                                                         At December 31, 1998
                                                         -----------------------
                                                          Actual    As Adjusted
                                                         ---------  ------------
Balance Sheet Data:
Cash and cash equivalents............................... $     378   $
Working capital (deficit)...............................    (4,354)
Total assets............................................     7,397
Deferred subscription revenue...........................     5,503
Long-term debt, less current portion....................     1,123
Redeemable convertible preferred stock..................     7,316
Total stockholders' deficit                                 (9,195)

--------
  Please see Note 1 to our financial statements for an explanation of the determination of the number of shares used in computing pro forma net loss per share.

  The as adjusted balance sheet data listed above reflects the sale of shares of common stock offered at an assumed initial public offering price of
$      per share after deducting the estimated underwriting discount and estimated offering expenses payable by us. Please see "Use of Proceeds" and "Capitalization" for a discussion about how we intend to use the proceeds from this offering and about our capitalization.

                                  Risk Factors

  Any investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business would likely suffer. In such case, the trading price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

Risks Related to Our Business

 We may not achieve future profitability due to continued operating losses and negative cash flows.

  We have incurred significant net losses since our inception. As of December 31, 1998, we had an accumulated deficit of $11.4 million. We have incurred substantial costs to expand into new markets, develop new products and create, introduce and enhance our Web site. We expect operating losses and negative cash flows to continue for the foreseeable future as we continue to incur significant expenses. As a result, we will need to generate significant revenues to achieve profitability. Even if we do become profitable, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted in response to slower revenue growth, our business will be materially adversely affected. Please see "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements for detailed information related to our uncertain profitability.

 We have only been operating on the Internet since 1998 and cannot assure you that our Internet products will achieve market acceptance.

  We only recently began offering our services on the Internet. During 1998, over 90% of our revenue was a result of our information services products delivered on CD-ROM and other non-Internet media. Less than 10% of our revenues in 1998 were a result of our services and products delivered on the Internet. We intend to continue to increase our reliance on the Internet for delivery of our services and products. As a result, our future profitability will increasingly rely upon the use of our information services and transaction support products on the Internet. Our ability to obtain market acceptance for our Internet products will depend on the following factors:

  . our ability to transition our customers from the use of our services and products on CD-ROM to the use of these services and products on the Internet in a timely and efficient manner;

  . our customers' acceptance of, and their ability to adapt to the use of, our existing and future services and products on the Internet; and

  .  our ability to anticipate and adapt to the changing Internet market.

  If our Internet-based information services or transaction support products are not received favorably by our current customers, it may negatively affect their use of our other products or cause new customers to choose a competitive service over ours.

 If we do not successfully develop new and enhanced services and products, our revenues could decrease.

  We will not be financially successful if we are unable to meet the increasingly sophisticated needs of our customers through timely developments and new and enhanced versions of our services and products. Our planned development and enhancement efforts have inherent risks. We may experience financial or technical difficulties that could prevent us from introducing new or enhanced information services or transaction support products. Furthermore, these new or enhanced services and products may contain problems that are discovered after the products are introduced. We may need to significantly modify the design of these products on the Internet to correct these problems. Our business could be materially adversely affected if we experience difficulties in introducing new or enhanced services and products or if these services or products are not received favorably by our customers. Finally, development and enhancement of our services and products will require significant additional expenses and could strain our management, financial and operational resources. The lack of market acceptance of our services or products or our inability to generate satisfactory revenues from such development or enhancements to offset their costs could have a material adverse effect on our business.

 Our quarterly results of operations fluctuate which could cause our stock price to fluctuate.

  Our quarterly operating results have fluctuated significantly and are expected to continue to fluctuate in the future due to a variety of factors, many of which are outside of our control. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our common stock is likely to fall. Factors contributing to these fluctuations include:

  . the demand for and acceptance of information services and transaction support products on the Internet in general or on our Web site;

  . the loss of clients or revenue due to consolidation in the real estate brokerage, lending, appraisal, insurance and investment industries;

  . changes in rates paid for information services or transaction support products in the commercial real estate industry or related industries resulting from competition or other factors;

  .  changes in customer budgets;

  . technical difficulties or system downtime affecting the Internet or the operation of our Web site and our ability to upgrade and develop our systems and infrastructure to minimize such difficulties in a timely and effective manner;

  . the amount and timing of our costs related to our product development, marketing efforts and other initiatives;

  . fees we may pay for distribution or content or other costs we may incur as we expand our operations or geographic coverage;

  . our costs related to acquisitions of businesses, technologies, services and products;

  . economic conditions or other factors specific to the real estate market or the Internet as well as general economic and market conditions;

  . changes in the privacy laws that may hinder our ability to gather information necessary for our information services or transaction support products; or

  .  the seasonality of our revenues.

  Due to all of these factors and the other risks discussed in this section, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance.

  Since we expect to be substantially dependent on revenues from our information services and transaction support products offered on the Internet, our quarterly revenues are likely to be particularly affected by the number of visitors to our Web site. In addition, our operating expenses are based on our expectations of our future revenues and are relatively fixed in the short-term. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenues in relation to our expenses, or if our expenses increase before our revenues do, then our business for a particular quarter would be materially adversely affected. This could affect the market price of our common stock. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for detailed information on our quarterly operating results.

 We may need additional capital by the end of 2000.

  We currently anticipate that the net proceeds of this offering, together with available funds, will be sufficient to meet our anticipated needs until at least the end of 2000. We may need to raise additional funds in the future in order (1) to fund more rapid expansion, (2) to develop new or enhanced services or products, (3) to respond to competitive pressures, (4) to acquire complementary businesses, technologies or services or (5) to conduct more aggressive brand promotions. Additional financing may not be available on terms favorable to us, if at all. If adequate funds are not available or not available on acceptable terms, we may be unable to fund our expansion, take advantage of acquisition opportunities, develop or enhance our services or products, respond to competitive pressures or successfully promote our brand name. Any such inability could have a material adverse effect on our business.

 If we do not expand our geographic coverage our services and products could become less desirable.

  We believe our success is highly dependent on our ability to increase the geographic coverage of our database. Currently our proprietary database contains confirmed sales comparable records in 35 of the 74 largest markets in the U.S. If we are not able to expand the geographic coverage of our database into other markets, our business could be materially adversely affected. We also plan to expand into selected international markets. We expect this geographic expansion effort to impose additional burdens on our research, sales and administrative resources. Please see "Business--Our Business Strategy" for a discussion of our geographic expansion strategy.

 If we cannot maintain the integrity and reliability of our proprietary database, we may not be successful.

  We cannot assure you that the information in our database will be comprehensive, accurate or timely, particularly as we grow. Our success is highly dependent on our customers' confidence in the comprehensiveness, accuracy and timeliness of our proprietary database of confirmed commercial real estate transactions and the software used to access our database. We expect the task of establishing and maintaining such comprehensiveness, accuracy and timeliness during the growth of our business to require substantial effort and expense. Please see "Business--Our Proprietary Database" for a discussion of how we maintain our proprietary database.

 Cyclical economic swings in the real estate market could decrease demand for our services and products.

   The real estate industry traditionally has been subject to cyclical economic swings which could materially adversely affect our business. Our business is dependent on the real estate industry and related industries that supply goods or services to, or invest in, the real estate industry. Changes in the real estate market may affect demand for our services and products. These cyclical economic swings may be caused by various factors, such as, changes in interest rates and changes in economic conditions.

  When interest rates are high or general economic conditions are weak, there may be less sales activity in commercial real estate and on the part of mortgage brokers and lenders. These cyclical economic swings could materially adversely affect our business.

 Consolidation of the real estate industry could negatively impact our business.

  The real estate industry is undergoing a period of consolidation, motivated in part by a desire to reduce expenses. Such consolidation poses a number of risks and could materially adversely affect our business. These risks include:

  .  a decrease in our client base;

  .  reduction in the size of our target market;

  . creation of competitors with sufficiently greater bargaining power which could cause price erosion;

  . creation of competitors with access or rights to, or ownership of, sources that provide the data we need for our proprietary database; and

  . reduction in the number of sources from whom we obtain data for our proprietary database.

 We may not be able to successfully develop our "COMPS.COM" brand name.

  To be successful, we must strengthen awareness of our brand name. In order to build our brand name, we must succeed in our marketing efforts, provide high-quality services and products and increase the number of visitors to our Web site. If our marketing efforts are not successful or if we cannot increase awareness of our brand name, our business would be materially adversely affected.

 If we are unable to continue to develop our direct sales force, it could materially adversely affect our business.

  In order to support our growth, we need to substantially increase the size of our direct sales force. Our ability to increase our direct sales force involves a number of risks, including:

  . the competition we face from other companies in hiring and retaining sales personnel;

  . our ability to integrate and motivate additional sales and sales support personnel;

  .  our ability to manage a multi-location sales organization; and

  .  the length of time it takes new sales personnel to become productive.

  There would be a material adverse effect on our business if we do not continue to develop and maintain an effective direct sales force.

 Intense competition may render our services and products uncompetitive or obsolete.

  The market for our Internet-related and non-Internet-related information services and transaction support products is competitive. Our principal competitive factors are:

  .  quality and depth of the underlying databases;

  . the proprietary nature of methodologies, databases and technical resources;

  .  the usefulness of the data and reports generated by our software;

  .  effectiveness of marketing and sales efforts;

  .  customer service and support;

  .  compatibility with the customer's existing information systems;

  .  vendor reputation;

  .  price;

  .  timeliness; and

  .  brand loyalty.

  We compete directly and indirectly for customers and content providers with the following categories of companies:

  . publishers and distributors of traditional off-line information services;

  . online services or Web sites targeted to commercial real estate brokers, appraisers, mortgage brokers, lenders, buyers and sellers of commercial real estate properties and insurance companies; and

  .  public record providers.

  We cannot assure you that our competitors will not develop services or products that are equal or superior to ours or that achieve greater market acceptance. We anticipate that the number of direct and indirect competitors will increase in the future and could result in price reductions, reduced margins, greater operating losses or loss of market share, any of which would materially adversely affect our business. For further information about our competition, please see "Business--Competition."

 If we fail to be year 2000 compliant, it could harm our business.

  We have not fully completed tests to assure that our information technology systems will function properly in the year 2000. Our computer systems and software programs may need to be upgraded in order to comply with year 2000 requirements, or we risk system failure or miscalculations causing disruptions of normal business activities.

  We estimate expenses to achieve year 2000 readiness will be $300,000, $150,000 of which was expended prior to December 31, 1998. Until our testing is complete and such vendors and providers are contacted, we will not be able to completely evaluate whether our information technology systems or non-information technology systems will need to be revised or replaced. If our efforts to address year 2000 risks are not successful, or if suppliers or other third parties with whom we conduct business do not successfully address such risks, it could have a material adverse effect on our business. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of the year 2000" for detailed information on our state of readiness, potential risks and contingency plans regarding the year 2000 issue.

 If we do not effectively manage our growth, it could have a material adverse effect on our business.

  We have experienced growth in our business which we expect to continue. Such growth has placed, and will continue to place, a significant strain on our management systems and resources. We will need to continue to improve our operational and financial systems and managerial controls and procedures. We will need to continue to expand, train and manage our workforce. We expect that our workforce will continue to increase for the foreseeable future. We will have to maintain close coordination among our technical, accounting, finance, marketing, sales and research departments. If we fail to effectively manage our growth and address the above concerns it could have a material adverse effect on our business.

 If we do not successfully integrate acquired businesses with our business, it could have a material adverse effect on our business.

  Since October 1993, we have acquired six businesses and three product lines. We may not be able to integrate our recent or any future acquisitions successfully with our existing operations without substantial costs, delays or other problems. As we integrate acquired businesses or product lines, we could have difficulty in assimilating personnel and operations. In addition, the key personnel of acquired companies may decide not to work for us. We could also have difficulty in assimilating the acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and materially adversely affect our results of operations due to accounting requirements such as amortization of goodwill or other purchased intangibles. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders.

 If we are unable to retain key personnel or attract new personnel, it could have a material adverse effect on our business.

  The loss of the services of any of our key personnel or our inability to successfully attract and retain qualified personnel in the future would have a material adverse effect on our business. Our future success depends on the continued service of our key personnel, including Christopher A. Crane, our President and Chief Executive Officer, Emmett R. DeMoss, our Vice President and the Chairman of our REALBID division, Karen Goodrum, our Vice President of Finance and Administration, Chief Financial Officer and Secretary, Walter W. Papciak, our Executive Vice President of Sales, Marketing and Product Development, and Michael Arabe, our Senior Vice President of Sales. Mr. Crane is the only key person for whom we maintain life insurance (face amount of $2,000,000). Our future success also depends on our ability to attract, retain, integrate and motivate highly skilled researchers and other employees. Competition for researchers and other employees in our industry is intense, particularly in the San Diego area, where our headquarters are located. Please see "Management" for detailed information on our key personnel.

 Increased users straining our systems and other systems malfunctions could materially adversely affect our business.

  The performance of our Web site is critical to our reputation, our ability to attract customers and market acceptance of our Web site. All of our communications and network infrastructure is hosted at our headquarters in San Diego. We have in the past experienced system failures, including network, software or hardware failures, that have interrupted or increased the response time of our online services. In the future, the capacity of our software and hardware could be strained by an increase in the use of our products on the Internet as we migrate our customers to the Internet. Our ability to provide uninterrupted, secure online services depends on our ability to protect our facilities and equipment against damage from fire, earthquakes, power loss, water damage, telecommunications failures, vandalism, computer viruses, hacker attacks and other malicious acts, and similar unexpected material adverse events. Customers may become dissatisfied if a system failure interrupts our ability to provide access to our Web site. Since our insurance policies have low coverage limits, our insurance may not adequately compensate us for any losses that may occur due to any system failures or interruptions.

  Our customers also depend on Internet service providers, online service providers and other Web site operators for access to our Web site. Each of them has experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. Moreover, the Internet infrastructure may not be able to support continued growth in its use. Any of these problems could materially adversely affect our business.

 We may not be able to adequately protect our proprietary rights.

  It may be difficult to protect our proprietary rights. We regard our database of confirmed commercial real estate transactions and the software used to operate our Web site, as well as our various trademarks and copyrights, as proprietary. We will continue to attempt to protect them under a combination of copyright, trade secret and trademark laws, as well as by contractual restrictions on employees and third parties. Despite these precautions, it may be possible for unauthorized parties to copy our services or otherwise obtain and use information that we regard as proprietary. Existing trade secrets and copyright laws provide only limited protection. Certain provisions of other license and distribution agreements that we intend to use, including provisions protecting against unauthorized use, copying, transfer and disclosure, may be unenforceable under the laws of certain jurisdictions. Furthermore, we may be required to negotiate limits on these provisions from time to time. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the U.S. The steps we take may not be adequate to deter misappropriation of proprietary information. We also may not be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. Significant and protracted litigation may be necessary to protect our intellectual property rights, to determine the scope of the proprietary rights of others or to defend against claims for infringement. Third parties may assert claims against us alleging infringement, misappropriations or other violation of proprietary rights, whether or not such claims have merit. Such claims can be time consuming and expensive to defend and could require us to cease the use and sale of allegedly infringing services and products, to incur significant litigation costs and expenses, to develop or acquire non-infringing technology and to obtain licenses to the alleged infringing technology. We may not be able to develop or acquire alternative technologies or obtain such licenses on commercially acceptable terms.

 If we are not able to meet our customers' needs, it could result in liability for us.

  If our services or products either fail to satisfy a customer's needs or have a material adverse impact on a customer, the customer might bring a claim for damages against us, even if we are not responsible for such failure. The limitations of liability set forth in customer contracts may not be enforceable and may not otherwise protect us from liability for damages. The successful assertion of one or more large claims against us that exceed available insurance coverages, or changes in our insurance policies, such as premium increases or the imposition of large deductibles or co-insurance requirements could materially adversely affect our business.

Risks Related To Our Industry

 If Internet usage does not continue to grow, it could materially adversely affect our business.

  The Internet is relatively new and is rapidly evolving. Our business would be materially adversely affected if Internet usage does not continue to grow. Internet usage may be inhibited for a number of reasons, such as:

  . the Internet infrastructure may not be able to support the demands placed on it;

  . security and authentication concerns with respect to attempts by unauthorized computer users to penetrate network security and transmission over the Internet of confidential information, such as credit card numbers, may remain; and

  . privacy concerns, particularly because, for a variety of information gathering purposes, Web sites typically place certain information on a user's hard drive without the user's knowledge or consent.

 We may not be able to adapt to the rapid technological changes to the Internet and Internet Products.

  To be successful, we must adapt to the rapid technological changes to the Internet and Internet products by continually enhancing our Web site and introducing and integrating new services and products to capitalize on the technological advances in the Internet. This process is costly and we cannot assure you that we will be able to successfully integrate our services and products to the technological advances in the Internet. The collection, storage, management and dissemination of commercial real estate information from a centralized database on the Internet is a recent and evolving development. Our market is characterized by rapidly changing technologies, evolving industry standards, increasingly sophisticated customer needs and frequent new product introductions. These factors are exacerbated by the rapid technological change experienced by the computer and software industries. We could incur substantial costs if we need to modify our services or infrastructure in order to adapt to these changes. If we incurred significant costs without adequate results or we were unable to adapt to rapid technological changes, it could have a material adverse effect on our business.

 Adoption of new laws and government regulations relating to the Internet could harm our business.

  Our business could be materially adversely affected by the adoption or modification of laws or regulations in the U.S. or abroad relating to the Internet. Laws and regulations directly applicable to Internet communications and commerce are becoming more prevalent. Such legislation could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications and commercial medium. The governments of states or foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. The laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet commerce. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the U.S. and abroad, that may impose additional burdens on companies conducting business over the Internet. The growth and development of the market for Internet commerce may also prompt calls for widening access on the Internet to public records, including records concerning the commercial real estate industry.

 Internet security concerns could hinder Internet commerce and materially adversely affect our business.

  We may be required to expend significant capital and other resources to protect against security breaches on our Web site or to alleviate problems caused by such breaches. If any compromise of our security were to occur, it could damage our reputation and expose us to a risk of loss, litigation and possible liability. A significant barrier to online commerce and communications is the need for secure transmission of confidential information over public networks. Concerns over the security of transactions conducted on the Internet and other online services, as well as user's desires for privacy, may also inhibit the growth of the Internet and other online services especially as a means of conducting commercial transactions. Our services involve the storage and transmission of proprietary information, such as credit card numbers and other confidential information.

We cannot assure you that our security measures will prevent security breaches or that our failure to prevent such security breaches will not have a material adverse effect on our business. Although credit card companies and others are in the process of developing anti-theft and anti-fraud protections, and while we are continually monitoring this problem, at the present time the risk from such activities could have a material adverse effect on us. We cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms used by us to protect customer transaction data. A party who is able to circumvent our security measures could misappropriate confidential information or cause interruptions in our operations.

 We may be subject to legal liability for displaying or distributing information over the Internet.

  Because content on our Web site is distributed to others, we may be subjected to claims for defamation, negligence or copyright or trademark infringement or claims based on other theories. These types of claims have been brought, sometimes successfully, against Internet services in the past. We could also be subjected to claims based upon the content that is accessible from our Web site through links to other web sites or information on our Web site supplied by third parties. Our insurance may not adequately protect us against these types of claims. Even to the extent such claims do not result in liability to us, we could incur significant costs in investigating and defending against such claims. Our potential liability for information carried on or disseminated through our Web site could require us to implement measures to reduce our exposure to such liability, which may require the expenditure of substantial resources and limit the attractiveness of our service to users.

  We also enter into agreements with customers under which we are entitled to receive a flat fee related to the support of purchase of commercial properties through our Web site using REALBID or other transaction support products that we offer. Such arrangements may expose us to additional legal risks and uncertainties, including regulation by local, state, federal and foreign authorities and potential liabilities to property buyers, even if we are not selling such properties. The indemnification provided to us in our agreements with these parties, if available, may not be adequate.

Risks Related To This Offering

  The number of shares eligible for public sale after this offering could cause our stock price to decline.

  The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering or the perception that such sales could occur. Such sales also might make it more difficult for us to sell equity securities in the future at a price that we
deem appropriate. After this offering, we will have outstanding        shares
of common stock. Of these shares, the        shares being offered hereby are
freely tradable.

  All of our directors and officers, stockholders, optionholders and warrantholders, who, as of December 31, 1998, held a total of 13,047,298 shares of our outstanding or issuable common stock, on a pre-split basis, have entered into lock-up agreements. Under these lock-up agreements, they have agreed that for a period of 180 days from the date of this prospectus, they will not, without the prior written consent of Volpe Brown Whelan & Company, LLC
(1) offer, sell, contract to sell, make any short sale, pledge or otherwise dispose of, directly or indirectly, any shares of common stock, or options to acquire shares of common stock or securities convertible into or exchangeable for, or any other rights to purchase or acquire, common stock or (2) enter into swap or other agreements that transfer, in whole or in part, any of the economic consequences or ownership of common stock.

  As of December 31, 1998, options to purchase a total of 2,385,449 shares of common stock, on a pre-split basis, were outstanding, of which options to purchase 679,623 shares were exercisable. Of the options to purchase 1,705,826 shares of common stock that were not exercisable, options to purchase 152,000 shares of common stock, on a pre-split basis, shall immediately vest and become exercisable upon the closing of this offering. Upon the closing of this offering, we intend to file a registration statement to register for resale the 2,800,000 shares of common stock, on a pre-split basis reserved for issuance under our stock option plans. We expect such registration statement to become effective immediately upon filing. Shares issued upon the exercise of stock options granted under our stock option plans will be eligible for resale in the public market from time to time subject to vesting and, in the case of certain options, the expiration of the lock-up agreements referred to below.

  As of December 31, 1998, certain stockholders and warrantholders, holding approximately 5,844,489 shares of outstanding or issuable common stock, on a pre-split basis, have the right, subject to certain conditions and limitations, to include their shares in certain registration statements relating to our securities. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the price of the common stock to fall. In addition, any demand to include such shares in our registration statements could have a material adverse effect on our ability to raise needed capital. Please see "Management--Benefit Plans," "Principal and Selling Stockholders," "Description of Securities--Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."

 The liquidity of our stock is uncertain, since it has never been publicly traded.

  Prior to this offering, there has been no public market for our common stock. We cannot predict if an active trading market in our common stock will develop or how liquid that market might become. The market price of the common stock may decline below the initial public offering price. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. Please see "Underwriting" for more information regarding how the initial public offering price was determined.

 The market price of our stock may be materially adversely affected by market volatility.

  The stock market has experienced extreme price and volume fluctuations. The market prices of the securities of Internet-related companies have been especially volatile. The trading price of our common stock could be subject to wide fluctuations in response to a number of factors, including:

  .  our quarterly results of operations;

  . changes in earnings estimates by analysts and whether our earnings meet or exceed such estimates;

  .  announcements of technological innovations by us or our competitors;

  .  additions or departures of key personnel;

  .  other matters discussed elsewhere in this prospectus; and

  .  other events or factors, which may be beyond our control.

  In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources.

 We have broad discretion regarding the use of the proceeds from this offering.

  We have not identified specific uses for most of the proceeds from this offering. Our management can spend most of the proceeds from this offering in ways with which the stockholders may not agree. Please see "Use of Proceeds" for detailed information on our intended use of the proceeds of this offering.

 The interests of our controlling stockholders may conflict with your interests.

  We anticipate that the executive officers, directors and entities affiliated
with them will, in the aggregate, beneficially own approximately       % of our
outstanding common stock following the completion of this offering. These stockholders will be able to exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of us. Please see "Management" and "Principal and Selling Stockholders" for detailed information on the beneficial ownership of our executive officers, directors and affiliates.

 Anti-takeover provisions in our charter documents and Delaware law could make a third-party acquisition of us difficult.

  Certain provisions of our restated certificate of incorporation, our restated bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. Please see "Description of Securities" for detailed information on these provisions.

 You will suffer dilution in the value of your shares.

  Investors purchasing shares in this offering will incur immediate and substantial dilution in net tangible book value per share. To the extent outstanding options to purchase common stock are exercised, there will be further dilution. Please see "Dilution" for detailed information on dilution resulting from this offering.

                                Use of Proceeds

  We estimate that the net proceeds from the sale of the        shares offered
by us will be approximately $       million, assuming an initial public
offering price of $       per share and after deducting the estimated
underwriting discounts and commissions and estimated offering expenses payable by us. If our portion of the underwriters' over-allotment is exercised in full,
we estimate that such net proceeds will be approximately $     million.

  We intend to use the net proceeds of this offering for working capital and
other general corporate purposes (approximately $    million), including
expansion of our proprietary database, enhancement and development of existing and new information services and transaction support products and geographic expansion. We may also use a portion of the proceeds for strategic alliances and acquisitions. However, we currently have no strategic alliances or material acquisitions planned.

  We intend to use a portion of the net proceeds of this offering for repayment of $2.1 million of debt with various maturity dates between April 1999 and January 2002. Approximately $1.5 million of this debt bears interest at an annual rate of 8.75% during the term of the loan and a one-time 15% interest balloon payment is due upon completion of the term. The loan proceeds from $300,000 of this $1.5 million in debt loaned to us in October 1998 were used to acquire REALBID, LLC. Of the remaining approximately $600,000 of debt, $350,000 bears no interest and $250,000 will bear interest at 8% beginning December 1, 1999.

  We have not yet determined the amount of net proceeds to be used specifically for each of the foregoing purposes other than the repayment of debt. Accordingly, management will have significant flexibility in applying the net proceeds of this offering. Pending any such use, as described above, we intend to invest the net proceeds in interest-bearing instruments. We will not receive any proceeds from the sale of shares by the selling stockholders. Please see "Principal and Selling Stockholders" for a description of shares to be sold by selling stockholders.

                                Dividend Policy

  We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings to support operations and to finance the expansion of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent on financial condition, operating results, capital requirements and other factors that our board deems relevant.

                                 Capitalization

  The following table sets forth on a pre-split basis our capitalization as of December 31, 1998 on an actual basis and as adjusted to give effect to the
receipt by us of the estimated net proceeds from the sale of        shares
offered hereby at an assumed initial public offering price of $       per
share. This information should be read in conjunction with our financial statements and the notes relating to such statements appearing elsewhere in this prospectus. This information is based on the number of shares of common stock outstanding on December 31, 1998. It excludes the following shares that we may issue: (1) 2,385,449 shares upon the exercise of options outstanding at a weighted average exercise price of $0.86 per share and (2) 213,068 shares upon the exercise of warrants outstanding at a weighted average exercise price of $1.76 per share. Please see "Management--Benefit Plans," "Description of Securities" and the more detailed financial statements and notes appearing elsewhere in this prospectus.

                                                           December 31, 1998
                                                          ---------------------
                                                          Actual   As Adjusted
                                                          -------  ------------
                                                              (dollars in
                                                               thousands)
Long-term debt, less current portion..................... $ 1,123
Redeemable convertible preferred stock:..................
  Preferred stock, $0.01 par value, 5,000,000 shares
   authorized on an actual basis; shares authorized on an
   as adjusted basis; 4,908,126 shares issued and
   outstanding on an actual basis; and no shares issued
   and outstanding on an as adjusted basis...............   7,316
Stockholders' equity (deficit):
  Common stock, $0.01 par value, 22,500,000 shares of
   Class A common stock and 2,500,000 shares of Class B
   common stock authorized on an actual basis; 4,773,860
   shares of Class A common stock and 43,500 shares of
   Class B common stock issued and outstanding on an
   actual basis;        shares issued and outstanding on
   an as adjusted basis..................................      30
  Additional paid-in capital.............................   4,760
  Deferred compensation..................................  (2,539)
  Accumulated deficit.................................... (11,446)
                                                          -------  ------------
Total stockholders' equity (deficit).....................  (9,195)
                                                          -------  ------------
    Total capitalization................................. $  (756)
                                                          =======  ============

                                    Dilution

  Our pro forma net tangible book value as of December 31, 1998, after giving effect to (1) the automatic conversion of each share of Class B common stock into one share Class A common stock and the renaming of such stock as "common stock," (2) the automatic conversion of each share of our preferred stock into one share of our common stock, (3) the exercise of warrants outstanding to purchase 723,295 shares at a weighted average exercise price of $0.01 per share
and (4) a      -for-               stock split, was $       , or $        per
share of common stock. Pro forma net tangible book value per share is equal to the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of December 31, 1998. Assuming
the sale by us of the         shares offered hereby at an assumed initial
public offering price of $        per share and after deducting underwriting
discounts and estimated offering expenses, and the application of the estimated net proceeds therefrom, our pro forma net tangible book value as of December
31, 1998 would have been $       , or $        per share of common stock. This
represents an immediate increase in pro forma net tangible book value of
$        per share to existing stockholders and an immediate dilution in pro
forma net tangible book value of $        per share to new investors. The
following table illustrates this per share dilution:

Assumed initial public offering price per share..............          $
  Pro forma net tangible book value per share as of December
   31, 1998.................................................. $
  Increase attributable to new investors.....................
                                                              --------
Pro forma net tangible book value per share after this
 offering....................................................
                                                                       --------
Pro forma dilution per share to new investors................          $
                                                                       ========

  The following table summarizes, on a pro forma basis as of December 31, 1998, after giving effect to the automatic conversion of all outstanding shares of preferred stock into common stock, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors:

                                                      Total
                              Shares Purchased    Consideration
                              ----------------- ------------------ Average Price
                               Number   Percent   Amount   Percent   Per Share
                              --------- ------- ---------- ------- -------------
Existing stockholders........                 % $                %   $
New investors................
                              ---------  -----  ----------  -----
   Total.....................            100.0%             100.0%
                              =========  =====  ==========  =====

  The tables and calculations above assume no exercise of outstanding options or warrants, other than those warrants exercisable for $0.01 per share. At December 31, 1998, on a pre-split basis there were (1) 2,385,449 shares issuable upon the exercise of options outstanding at a weighted average exercise price of $0.86 per share, (2) 213,068 shares issuable upon the exercise of warrants outstanding at a weighted average exercise price of $1.76 per share and (3) 512,909 shares available for issuance under our stock option plans. To the extent that these options or warrants are exercised, there will be further dilution to new investors. Please see "Management--Benefit Plans."

                            Selected Financial Data

  The following selected financial data should be read in conjunction with the financial statements and the notes to such statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the three years ended December 31, 1998, and the consolidated balance sheet data at December 31, 1997 and 1998, are derived from our financial statements which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus. The statement of operations data for the two years ended December 31, 1995, and the consolidated balance sheet data at December 31, 1994, 1995 and 1996 are derived from audited financial statements not included in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future. The pro forma statement of operations data gives effect to our acquisition of REALBID, LLC as if it had occurred on January 1, 1998.

                                      Year Ended December 31,
                          -----------------------------------------------------
                                                                      Pro Forma
                           1994    1995     1996     1997     1998      1998
                          ------  -------  -------  -------  -------  ---------
                               (in thousands, except per share data)
Statement of Operations
 Data:
Net revenues............. $6,030  $ 6,716  $ 8,141  $10,450  $12,806   $13,029
Cost of revenues.........  2,674    3,488    4,357    5,054    5,746     5,791
                          ------  -------  -------  -------  -------   -------
Gross profit.............  3,356    3,228    3,784    5,396    7,060     7,238
Operating expenses:
  Selling and marketing..  2,306    2,072    2,813    3,408    4,182     4,182
  Product development and
   engineering...........    --       --       376      768    1,230     1,230
  General and
   administrative........  1,743    2,527    2,835    2,525    2,936     3,638
                          ------  -------  -------  -------  -------   -------
    Total operating
     expenses............  4,049    4,599    6,024    6,701    8,348     9,050
                          ------  -------  -------  -------  -------   -------
Loss from operations.....   (693)  (1,371)  (2,240)  (1,305)  (1,288)   (1,812)
Other income (expense),
 net.....................     (9)      12      (67)    (252)    (260)     (260)
                          ------  -------  -------  -------  -------   -------
Net loss.................   (702)  (1,359)  (2,307)  (1,557)  (1,548)   (2,072)
Dividend accretion on
 preferred stock              63      299      299      299      363       363
                          ------  -------  -------  -------  -------   -------
Net loss attributable to
 common stockholders..... $ (765) $(1,658) $(2,606) $(1,856) $(1,911)  $(2,435)
                          ======  =======  =======  =======  =======   =======
Net loss per share
 attributable to common
 stockholders, basic and
 diluted................. $(0.12) $ (0.35) $(0.55)  $ (0.39) $ (0.40)  $ (0.51)
                          ======  =======  =======  =======  =======   =======
Shares used in computing
 net loss per share
 attributable to common
 stockholders, basic and
 diluted.................  6,408    4,774    4,774    4,774    4,795     4,795
                          ======  =======  =======  =======  =======   =======
Pro forma net loss per
 share, basic and
 diluted.................                                    $ (0.16)  $ (0.22)
                                                             =======   =======
Shares used in computing
 pro forma net loss per
 share, basic and
 diluted.................                                      9,635     9,635
                                                             =======   =======

                                                 At December 31,
                                        --------------------------------------
                                         1994    1995    1996    1997    1998
                                        ------  ------  ------  ------  ------
                                         (in thousands, except per share
                                                      data)
Balance Sheet Data:
Cash and cash equivalents.............  $2,866  $  260  $  578  $  352  $  378
Working capital (deficit).............   1,225  (1,119) (2,056) (3,053) (4,354)
Total assets..........................   4,687   4,714   4,224   4,091   7,397
Deferred subscription revenue.........   2,152   2,670   3,197   4,023   5,503
Long-term debt, less current portion..     230     777   1,533   1,822   1,123
Redeemable convertible preferred
 stock................................   4,919   5,218   5,517   5,816   7,316
Total stockholders' deficit...........  (3,414) (5,072) (7,678) (9,505) (9,195)

Please see Note 1 to the financial statements appearing elsewhere in this prospectus for the determination of number of shares used in computing basic and diluted loss per share.

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

  The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, such as those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

  We are a leading national provider of confirmed commercial real estate sales information both offline and on the Internet. We have also recently begun leveraging our extensive database to facilitate commercial real estate transactions on the Internet. Over the last 17 years, we have developed a highly evolved data collection and confirmation system for providing information on commercial real estate properties. We believe we have established the foundation to be the trusted online resource linking commercial real estate brokers, lenders, appraisers, insurers and other professionals by efficiently distributing market information on the Internet.

  In January 1982, we first began providing confirmed sales information on commercial properties in San Diego County. From 1982 through 1985, we expanded our coverage throughout Southern California to Orange, Riverside, San Bernardino and Los Angeles counties and to Phoenix and Tucson, Arizona. We continued our geographic expansion from 1987 through 1992 with coverage of Northern California, Las Vegas and Seattle. During the period from June 1994 through December 1998, we further broadened our geographic reach to cover additional key markets including Washington D.C., New York, Chicago, Boston, Atlanta, Denver, Baltimore, Dallas/Fort Worth and Miami. This expansion was driven by both internal growth and acquisitions.

  We originally offered paper-based commercial real estate transaction information. In 1986, we introduced our CallCOMPS service, which permitted customers to call in and obtain sales transaction information, and, in 1990, we introduced a DOS-based subscription product. Through 1996, the majority of our revenues continued to come from print subscriptions. In October 1996, we began to offer our services on CD-ROM, allowing for the computerized manipulation of data to provide more customized reports. Most recently, in January 1998, we began to offer our information services on the Internet. This has allowed our customers to receive updated commercial real estate transaction information more frequently and analyze the data more quickly and easily. Delivery of our information on the Internet and other electronic media has provided additional value to customers, resulting in increased revenues from subscriptions and one-time, fee-based transactions. Less than 10% of our 1998 revenues were derived from delivery of our services and products on the Internet. We expect this percentage to increase as more of our customers transition to using our services and products on the Internet.

  In November 1998, we acquired the assets of REALBID, LLC, a real estate marketing services company which supports commercial real estate transactions on the Internet. As a result of this acquisition, our 1998 pro forma net revenues were $13.0 million and our pro forma operating expenses were $9.0 million, compared to our 1998 actual net revenues of $12.8 million and our actual operating expenses of $8.3 million. The purchase price of the acquisition totaled $2.3 million, which consisted of $163,000 in cash, stock options granted to the principals valued at approximately $2.1 million and acquisition costs of $54,000. Intangible assets of $2.2 million were recorded as a result of this acquisition. These intangible assets will be amortized over their estimated useful lives, ranging from three to five years, and will be primarily allocated to general and administrative expenses. In 1998, we amortized $82,000 relating to the intangible assets of REALBID, LLC. We currently expect to amortize the following amounts relating to the intangible assets of REALBID, LLC in the future: 1999--$489,000; 2000--$489,000; 2001--
$475,000; 2002--$396,000; and 2003--$313,000.

  Substantially all of our revenues have been derived from licensing our confirmed sales comparable information, either on a subscription or a per use basis, both offline and, to a lesser extent, on the Internet.

In 1998, approximately 75% of our information licensing revenue was derived from subscription contracts and approximately 25% was derived from fees paid on a per use basis. The subscription licenses range from one to three years and generally renew automatically for successive one-year terms. Many of the license rates increase at the time of renewal. Subscribers pay contract license fees on an annual, semi-annual, quarterly or monthly basis in advance of their license term. We recognize this revenue on a straight line basis over the life of the contract. Accordingly, contract license fees which are invoiced from a new contract or upon contract renewal result in deferred revenue.

  Since our November 1998 acquisition of REALBID, LLC, we have also begun to derive revenues from our transaction support services. For the period of November 6, 1998 through December 31, 1998, these revenues totaled approximately $17,000. The 1998 pro forma transaction support services revenues totaled approximately $240,000. We derive all of our transaction support product revenues from the delivery of products on the Internet. We recognize these revenues as services are provided.

  In order to expand our operations, we anticipate incurring additional expenses to: (1) implement new Internet-related products; (2) continue the integration of our REALBID services with our database; (3) further automate the data collection process; and (4) integrate acquired databases into our standardized format. We also intend to hire additional programmers and research employees as needed to implement our product development efforts and to continue to expand our database of commercial real estate. In addition, we intend to further expand our sales force and marketing team to further develop new and existing strategic relationships and strengthen our brand name as we enter new markets. Lastly, we anticipate incurring additional costs related to being a public company, including director's and officer's liability insurance, investor relation programs and professional service fees. As a result of these expenditures and other related factors, we expect to continue to incur losses for the forseeable future.

  We have incurred significant net losses since our inception. As of December 31, 1998, we had an accumulated deficit of $11.4 million. Also, in connection with the grant of certain stock options to employees during 1998, we recorded deferred compensation of approximately $2.7 million for the year ended
December 31, 1998, representing the difference between the fair value of our common stock for accounting purposes and the exercise price of such options at the date of grant. Such amount is presented as a reduction of stockholders' equity and amortized over the vesting period of the applicable options, generally five years. In 1998, we recorded $118,000 in compensation expense and expect to record the following amounts in the future: 1999--$606,000; 2000-- $606,000; 2001--$606,000; 2002--$544,000; and 2003--$176,000.

Results of Operations

  The following table sets forth certain statement of operations data expressed as a percentage of net revenues for the periods indicated:

                                                Year Ended December 31,
                                                -----------------------------
                                                 1996       1997       1998
                                                -------    -------    -------
Statement of Operations Data:
Net revenues...................................     100 %      100 %      100 %
Cost of revenues...............................      54         48         45
                                                -------    -------    -------
Gross profit...................................      46         52         55
Operating expenses:
  Selling and marketing........................      34         33         32
  Product development and engineering..........       5          7         10
  General and administrative...................      35         24         23
                                                -------    -------    -------
    Total operating expenses...................      74         64         65
                                                -------    -------    -------
Loss from operations...........................     (28)       (12)       (10)
Other expense, net.............................      (0)        (3)        (2)
                                                -------    -------    -------
Net loss.......................................     (28)%      (15)%      (12)%

Comparison of Years Ended December 31, 1998, 1997 and 1996

 Net Revenues

  Our net revenues for 1998 were $12.8 million, an increase of $2.4 million or 22.5% from 1997. Our net revenues for 1997 were $10.4 million, an increase of $2.3 million or 28.4% from $8.1 million in 1996. In both years the increase was primarily due to an increase in subscriptions as a result of geographic expansion and further penetration of our existing markets. We had no customer that accounted for more than 5% of our net revenues in 1998, 1997 or 1996.

 Cost of Revenues

  Cost of revenues consists primarily of compensation and benefits for research personnel. Our cost of revenues for 1998 was $5.7 million, an increase of $700,000 or 13.7% from 1997. Cost of revenues for 1997 was $5.1 million, an increase of $700,000 or 16.0% from $4.4 million in 1996. In both years, the increase in dollar amount was primarily due to an increase in sales transaction volume, and geographic expansion and the hiring of additional research employees. In addition, cost of revenues increased in 1997 due to the conversion of print subscriptions to CD-ROM format, as well as the full amortization of an asset relating to a 1995 purchase agreement which was amended in November 1997. Cost of revenues as a percentage of net revenues decreased to 45% for the year ended December 31, 1998 from 48% for the year ended December 31, 1997 and from 54% for the year ended December 31, 1996. In each year, the percentage decrease was primarily due to increased revenues during periods when certain costs remained relatively fixed.

 Selling and Marketing Expenses

  Selling and marketing expenses consist primarily of compensation and benefits for sales and marketing personnel, as well as sales commissions to our direct sales force. Our selling and marketing expenses for 1998 were $4.2 million, an increase of $800,000 or 22.7% from 1997. Our selling and marketing expenses for 1997 were $3.4 million, an increase of $600,000 or 21.2% from $2.8 million in 1996. In both years, the increases in dollar amount were primarily due to increases in commission expense, increases in telesales and marketing employees, and increases in direct marketing and technical support pertaining to the promotion of our COMPSLink/Windows product. As a percentage of net revenues, such expenses decreased to 32% for the year ended December 31, 1998 from 33% for the year ended December 31, 1997 and 34% for the year ended December 31, 1996. The percentage decreases were primarily due to increased revenues during periods when certain costs remained relatively fixed.

 Product Development and Engineering Expenses

  Product development and engineering expenses consist primarily of compensation and benefits for software engineers and quality assurance personnel and expenses for contract programmers and developers. Our product development and engineering expenses for 1998 were $1.2 million, an increase of $500,000 or 60.2% from 1997. Our product development and engineering expenses for 1997 were $800,000, an increase of $400,000 or 104% from $400,000 in 1996.
As a percentage of net revenues, product development and engineering expenses increased to 10% for the year ended December 31, 1998 from 7% for the year ended December 31, 1997 and 5% for the year ended December 31, 1996. The dollar and percentage increases were primarily due to the hiring of additional software engineers and quality assurance personnel for development of new Internet-related products.

 General and Administrative Expenses

  General and administrative expenses consist primarily of compensation and benefits for finance and administrative personnel, professional fees, amortization expense, insurance expenses and charges relating to merchant credit card fees and bad debts. Our general and administrative expenses for 1998 were $2.9 million, an increase of $400,000 or 16.3% from 1997. This dollar increase in general and administrative expenses was primarily due to efforts in connection with our acquisition strategy, increases in professional fees, increased expenses incurred in connection with increase in our work force and related payroll expenses. Our general and administrative expenses for 1997 were $2.5 million, a decrease of $300,000 or 10.9% from $2.8 million in 1996. As a percentage of net revenues, such expenses decreased to 23% for the year ended December 31, 1998 from 24% for the year ended December 31, 1997 and 35% for the year ended December 31, 1996. The dollar decrease in 1997 and the decreases in such expenses as a percentage of net revenues in both years were primarily due to decreases in payroll expense and professional fees.

 Other Expense, Net

  Other expense, net consists primarily of interest expense on our debt less the amount of interest we earn on our cash and short-term investments. Total other expense, net for 1998 was $260,000, an increase of $8,000 or 3.2% from 1997. Total other expense, net for 1997 was $252,000, an increase of $185,000 or 276% from $67,000 in 1996. In both years, the increase in other expense was primarily due to interest expense under a loan agreement.

Quarterly Results Of Operations

  The following table sets forth certain unaudited quarterly statement of operations data for each of the eight quarters in the two year period ended December 31, 1998. In the opinion of management, this information has been prepared substantially on the same basis as the audited financial statements appearing elsewhere in this prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results of operations data.

                                                   Three Months Ended
                         ------------------------------------------------------------------------
                         March 31, June 30, Sept 30, Dec 31,  March 31, June 30, Sept 30, Dec 31
                           1997      1997     1997    1997      1998      1998     1998    1998
                         --------- -------- -------- -------  --------- -------- -------- -------
                                                 (dollars in thousands)
Statement of Operations
 Data:
Net revenues............  $2,181    $2,562   $2,632  $3,075    $2,947    $3,226   $3,316  $ 3,317
Cost of revenues........   1,163     1,191    1,264   1,436     1,287     1,306    1,468    1,685
                          ------    ------   ------  ------    ------    ------   ------  -------
Gross profit............   1,018     1,371    1,368   1,639     1,660     1,920    1,848    1,632
Operating expenses:
 Selling and
  marketing.............     775       848      866     919       909       917      979    1,377
 Product development
  and engineering.......     156       179      190     243       212       318      395      305
 General and
  administrative........     502       560      569     894       672       665      679      920
                          ------    ------   ------  ------    ------    ------   ------  -------
   Total operating
    expenses............   1,433     1,587    1,625   2,056     1,793     1,900    2,053    2,602
                          ------    ------   ------  ------    ------    ------   ------  -------
 Loss from operations...    (415)     (216)    (257)   (417)     (133)       20     (205)    (970)
 Other expense, net.....     (83)      (85)     (57)    (27)      (82)      (73)     (38)     (67)
                          ------    ------   ------  ------    ------    ------   ------  -------
Net loss................  $ (498)   $ (301)  $ (314) $ (444)   $ (215)   $  (53)  $ (243) $(1,037)
                          ======    ======   ======  ======    ======    ======   ======  =======

  The following table sets forth, for the periods indicated, the percentage of net revenues represented by each item in our statement of operations.

                                                   Three Months Ended
                         -----------------------------------------------------------------------
                         March 31, June 30, Sept 30, Dec 31,  March 31, June 30, Sept 30, Dec 31
                           1997      1997     1997    1997      1998      1998     1998    1998
                         --------- -------- -------- -------  --------- -------- -------- ------
Statement of Operations
 Data:

Net Revenues............    100%      100%     100%    100%      100%      100%     100%    100%
Cost of revenues........     53        46       48      47        44        40       44      51
                           ----      ----     ----    ----      ----      ----     ----    ----
Gross profit............     47        54       52      53        56        60       56      49
Operating expenses:
 Selling and
  marketing.............     36        33       33      30        31        28       30      41
 Product development
  and engineering.......      7         7        7       8         7        10       12       9
 General and
  administrative........     23        22       22      29        23        21       20      28
                           ----      ----     ----    ----      ----      ----     ----    ----
   Total operating
    expenses............     66        62       62      67        61        59       62      78
                           ----      ----     ----    ----      ----      ----     ----    ----
 Loss from operations...    (19)       (8)     (10)    (14)       (5)        0       (6)    (29)
 Other expense, net.....     (4)       (4)      (2)     (0)       (2)       (2)      (1)     (2)
                           ----      ----     ----    ----      ----      ----     ----    ----
Net loss................    (23)%     (12)%    (12)%   (14)%      (7)%      (2)%     (7)%   (31)%
                           ====      ====     ====    ====      ====      ====     ====    ====

  In the fourth quarter of 1998, gross profit declined due to increased expenses incurred in connection with our geographic expansion. In addition, during the fourth quarter of 1998, sales and marketing and general and administrative expenses increased as a result of our acquisition of REALBID, LLC and the amortization of intangibles and deferred compensation. The quarterly data should be read in conjunction with the financial statements and the notes to such statements appearing elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of the operating results for any future period and are subject to significant fluctuation. For further information regarding factors which may impact this fluctuation, please see "Risk Factors--Our quarterly results of operations fluctuate which could cause our stock price to fluctuate."

Liquidity And Capital Resources

  Since our inception, we have financed our operations primarily through the private placement of equity securities, borrowing arrangements and through cash flow from operations. As of December 31, 1998, we had approximately $378,000 in cash and cash equivalents.

  Our capital requirements depend on numerous factors, including our geographic and product expansions, investments in our Web site and other factors. We have experienced a substantial increase in our capital expenditures and operating expenses since our inception consistent with our growth in operations and staffing, and anticipate that this trend will continue for the foreseeable future. Additionally, we will continue to evaluate possible strategic acquisitions, products and technologies, and we plan to expand our sales and marketing programs and conduct aggressive brand promotions.

  In September 1996, we entered into a $3.0 million loan agreement with Venture Lending & Leasing, Inc. This agreement provides $1.5 million for fixed asset acquisition and $1.5 million for working capital. Borrowings for fixed asset acquisition are due 48 months from the date of disbursement. Borrowings for working capital are due 36 months from the date of disbursement. This loan agreement requires payment of 8.75% interest during the term and a one-time 15% interest balloon payment is due upon completion of the term. The notes issued under this loan agreement are secured by either all of our fixed assets or all of our business assets. In connection with this loan agreement, we issued to Venture Lending & Leasing, Inc. a warrant to purchase 213,068 shares of our common stock on a pre-split basis at an exercise price of $1.76 per share, subject to antidilutive adjustments. The warrant may be exercised in whole or in part at any time. The warrant expires on September 24, 2003. At December 31, 1998, $541,750 was available for working capital and none is available for fixed asset acquisition. The loan agreement originally was set to expire on June 30, 1998, but was extended during 1998 to June 30, 1999.

  In February 1999, we entered into an additional $1.8 million loan agreement with Venture Lending & Leasing, Inc. This agreement permits the use of funds for either fixed asset acquisition or working capital. Under this loan agreement, borrowings for fixed assets acquisition are due 48 months from the date of disbursement and borrowings for working capital are due 36 months from the date of disbursement. This loan agreement requires payment of 8.75% interest during the term and a one-time 15% interest balloon payment upon completion of the term. The notes issued under this loan agreement are secured by either all of our fixed assets or all of our business assets. In connection with this loan agreement, we issued a warrant to Venture Lending & Leasing, Inc. This warrant is exercisable for a number of shares determined by a formula based on whether or not we close a new equity financing prior to August 2000. The number of warrant shares will be equal to $225,000 divided by the exercise price, which will be the average of $1.8031 and the per share price of the new equity financing. If no equity financing occurs by August 2000, the warrant will be exercisable for 83,338 shares, on a pre-split basis, at $2.70 per share. The warrant may be exercised in whole or in part at any time. The warrant expires on February 14, 2008. At February 22, 1999, $1.8 million was available under this loan agreement. This loan agreement expires on March 31, 2000.

  We currently anticipate that the net proceeds of this offering, together with available funds, will be sufficient to meet our anticipated needs until at least the end of 2000. We may need to raise additional funds in the future in order to fund more aggressive brand name promotions or more rapid expansion, to develop new or enhanced services and products, to respond to competitive pressures or to acquire complementary businesses, technologies or services. Additional financing may not be available on terms favorable to us, if at all. If adequate funds are not available or not available on acceptable terms, we may be unable to fund our expansion, successfully promote our brand name, take advantage of unanticipated acquisition opportunities, develop or enhance services and products or respond to competitive pressures. Any such inability could have a material adverse effect on our business. Please see "Risk Factors--We may need additional capital by the end of 2000."

Impact of the Year 2000

  We have not fully completed tests to assure that our information technology systems will function properly in the year 2000. The computer systems and software programs of many companies and governmental agencies are currently coded to accept or recognize only two digit entries in the date code field. These systems may recognize a date using "00" as the year 1900 rather than the year 2000. As a result, these computer systems and/or software programs may need to be upgraded to comply with such year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

  State of Readiness. We have made an assessment of the year 2000 readiness of our information technology systems, including the hardware and software that operate our Web site and our non-information technology systems. We are in the process of a year 2000 simulation to test our information technology systems' readiness which we expect to complete by the end of June 1999. Based on the results of our year 2000 simulation test, we intend to revise our proprietary software as necessary to improve our year 2000 compliance. We believe that substantially all of our applications, databases and infrastructure are year 2000 compliant. We have been informed by many of our vendors of material hardware and software components of our information technology systems that substantially all of the products we use are currently year 2000 compliant. We will request vendors of the material hardware and software components of our information technology systems to provide assurances of their year 2000 compliance. We plan to complete this process during the first half of 1999. We are currently assessing our material non-information technology systems and will seek assurances of year 2000 compliance from providers of these systems. Until such testing is complete and such vendors and providers are contacted, we will not be able to completely evaluate whether our information technology systems or non-information technology systems will need to be revised or replaced. If our efforts to address year 2000 risks are not successful, or if suppliers or other third parties with whom we conduct business do not successfully address such risks, it could have a material adverse effect on our business.

  Costs. We have identified approximately $300,000 in capital equipment and software that required upgrading or replacement for year 2000 compliance. We expended $150,000 prior to December 31, 1998 and still have an outstanding balance of $150,000 in capital equipment and software to replace. These costs have been included in our operating capital budget.

  Risks. We are not currently aware of any year 2000 compliance problems relating to our proprietary software or our information technology or non-information technology systems that would have a material adverse effect on our business. We cannot assure that we will not discover year 2000 compliance problems in our proprietary software that will require substantial revisions. In addition, we cannot assure you that third-party software, hardware or services incorporated into our material information technology and non-information technology systems will not need to be revised or replaced, all of which could be time consuming and expensive. Our failure to fix our proprietary software or to fix or replace third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could have a material adverse effect on our business. Moreover, the failure to adequately address year 2000 compliance issues in our proprietary software and our information technology and non-information technology systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

  In addition, we cannot assure you that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside our control will be year 2000 compliant. The failure by such entities to be year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could prevent us from delivering our Web site, could decrease the use of the Internet or prevent users from accessing our Web site, which could have a material adverse effect on our business.

  Contingency Plan. In the event that year 2000-related problems materialize, we have the ability to revert to a set of manual methods previously utilized in the collection and distribution of data if necessary. We also maintain relationships with several suppliers of services and products to mitigate the risks associated with suppliers who are not year 2000 compliant.

Effects of Inflation

  Due to relatively low levels of inflation in 1996, 1997 and 1998, inflation has not had a significant effect on our results of operations since our inception.

Impact of Recently Issued Accounting Standards

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS
130). SFAS 130 requires that all components of comprehensive income, including net income, be reported in financial statements in the period in which they are recognized. SFAS 130 is effective for fiscal years beginning after December 15, 1997. There was no difference between our net loss and our total comprehensive loss for the years ended December 31, 1996, 1997 and 1998.

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information (SFAS 131). SFAS 131 replaces SFAS 14, Financial Reporting for Segments of a Business Enterprise and changes the way the public companies report segment information. SFAS 131 is effective for fiscal years beginning after December 15, 1997 and has been adopted by us for the year ending December 31, 1998.

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1). This standard requires companies to capitalize qualifying computer software costs which are incurred during the application development stage and amortize them over the software's estimated useful life. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. We are currently evaluating the impact of SOP 98-1 on our financial statements and related disclosures.

  In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 Reporting for the Costs of Start-Up Activities (SOP 98-5). This standard requires companies to expense the cost of start-up activities and organization costs as incurred. In general, SOP 98-5 is effective for fiscal years beginning after December 15, 1998. We believe the adoption of SOP 98-5 will not have a material impact on our results of operations.

  In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The statement is not expected to affect us because we currently do not hold any derivative instruments or conduct any hedging activities.

                                    Business

  This Prospectus may contain forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in any forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed in "Risk Factors."

Overview

  We are a leading national provider of confirmed commercial real estate sales information both offline and on the Internet. We have also recently begun leveraging our extensive database to facilitate commercial real estate transactions on the Internet. Over the last 17 years, we have developed a highly evolved data collection and confirmation system to provide information on commercial real estate properties. We believe that we are well-positioned to leverage our extensive database of information to support brokers, lenders and insurers in their sales, finance and insurance transactions involving commercial real estate on the Internet.

Industry Background

 Growth of the Internet

  The Internet has rapidly become a significant global medium for communications, information and commerce. The Internet enables millions of people worldwide to share information, communicate and conduct business electronically. International Data Corporation estimates that the number of Internet users worldwide exceeded 95 million by the end of 1998, will exceed 170 million by the end of 2000 and will grow to over 319 million by the end of 2002. Growth in Internet usage has been fueled by a number of factors, including:

  . a large and growing base of personal computers in the workplace and home;

  .  advances in the performance of personal computers and modems;

  .  improvements in network systems and infrastructure;

  .  more readily available and lower cost access to the Internet;

  .  increased awareness of the Internet among businesses and consumers;

  .  increased volume of information and services offered on the Internet;
     and

  . reduced security risks involved in conducting transactions on the Internet.

  Growth in Internet usage is expected to continue as new technologies, such as multimedia capabilities, are developed and adopted, as Internet access and bandwidth increases, and as Internet content improves and becomes more dynamic.

 The Internet as a New Medium for Business-to-Business Commerce

  As the Internet has become more accessible and widely used, it has emerged as a primary business channel alongside the telephone, paper-based communication and face-to-face interaction. Forrester Research estimates that businesses bought and sold $43 billion in goods over the Internet last year, as opposed to $8 billion bought by consumers. In addition, they predict that by the year 2003, more than 90% of the projected $1.4 trillion of Internet commerce will be business-to-business related. The Internet allows online providers to efficiently distribute information with the potential for less infrastructure and overhead and greater economies of scale. It also offers customers diverse options and unparalleled convenience.

 The Commercial Real Estate Industry

  The commercial real estate industry is large and fragmented. The Federal Reserve has estimated the value of commercial real estate property in the United States to be approximately $3.3 trillion. We estimate that property valued at approximately $285 billion changed ownership in 1998. However, we estimate that no commercial real estate brokerage firm was involved in more than 5% of the value of these transactions. In addition, approximately $200 billion of loans covering commercial real estate properties were written in 1998, approximately half of which were refinancing transactions.

  Comprehensive and reliable information is a critical component of virtually all commercial real estate transactions. Prior to the availability of confirmed commercial real estate sales information from a centralized source, industry professionals either maintained their own research departments to catalog comparable sales, market statistics and other property-specific information or aggregated such information, to the limited extent available, from multiple third parties. These firms have also traditionally spent significant resources adapting or developing software to analyze such information. These methods have resulted in high internal costs and nonstandard data with varying degrees of comprehensiveness and accuracy.

  In addition, there are currently no comprehensive, standardized transaction support services that efficiently identify properties and bring together brokers, lenders and insurers in commercial real estate transactions. The lack of such services results in higher internal costs and lost opportunities for brokers, buyers, lenders and insurers.

The COMPS.COM Solution

  The vast information sharing and communications power of the Internet creates an opportunity to improve upon the inefficiencies in conducting commercial real estate transactions. We provide comprehensive and reliable information services, and transaction support products that save industry professionals both time and money. We believe we have established the foundation to be the trusted online resource linking commercial real estate brokers, lenders, appraisers, insurers and other professionals. To date, we have:

  . Developed a comprehensive and standardized proprietary database. Over the last 17 years, we have developed a highly evolved data collection and confirmation system to provide information on commercial real estate properties. This system is based on a unique combination of our highly trained research staff of over 155 researchers, management practices, proprietary software systems, and computer and communications hardware. To build each of our transaction records, our researchers conduct from 25 to 30 collection and confirmation procedures. We generally confirm property sales over $250,000 within the markets that we cover. Since our inception, we have created a historical database of approximately 400,000 commercial real estate transactions. As a result, we believe that the cost, time and effort involved in replicating our commercial real estate property database should deter competitors from entering into this market and create a significant barrier to entry.

  . Migrated our database to the Internet. We started out as a paper-based confirmed commercial real estate transaction information service in January 1982. In October 1996, we began to offer our customers the service on CD-ROM, allowing for the computerized manipulation of data to provide more customized reports. In January 1998, we began to offer this service on the Internet. This allows our customers to receive updated commercial real estate transaction information more frequently and analyze the data more quickly and easily. On the date of this prospectus, approximately 27% of our customers use the Internet along with traditional methods when obtaining our services, and approximately 11% use our Internet services exclusively.

  . Established an Internet-based listing-broker/buyer matching service. We acquired REALBID, LLC in November 1998 in order to offer a listing-broker/buyer matching service to commercial listing-brokers for properties with values exceeding $5 million. As part of the REALBID service, we develop a specific Web site for each listed property using the listing-brokers' summary description. This summary generally includes property information, maps, site plans, pictures, summary financials and broker contact information and also includes a confidentiality agreement. Our comprehensive database allows us to identify and refer potential buyers of listed properties to brokers on REALBID and actively market these properties for brokers using our Internet-based new listing notification system. Our database includes the specific investment criteria of pension fund managers, real estate investment trusts, opportunistic funds, private investors, insurance companies and other potential buyers. In 1998, REALBID was used to support approximately $3.8 billion in commercial real estate transactions.

  . Introduced a commercial real estate listing service. In January 1999, we introduced our proprietary commercial real estate property listing service, DealPoint, for San Diego County. DealPoint is our

Internet-based, commercial listing service enabling brokers to market their properties on the Internet. This form of marketing provides the commercial property broker with an opportunity to increase a property's exposure to prospective buyers and their brokers. Posting may be accomplished by the broker's remote entry or by sending the property information to us for manual entry. During January 1999, more than 500 for-sale commercial properties were posted on the system by brokers in San Diego.

Our Business Strategy

  Our objective is to be the trusted online resource linking commercial real estate brokers, lenders, appraisers, insurers and other professionals by efficiently distributing market information on the Internet. As a resource of commercial real estate market information, we expect to have brokers, lenders, insurers, appraisers and others come to our Web site to transact their business because we can save them time and money. Our business strategy includes the following key elements:

  . Continue to enhance our comprehensive historical database of commercial real estate transactions. We intend to maintain our position as a leading provider of comprehensive, reliable commercial real estate transaction information. We expect to do this by: (1) expanding our information gathering processes across multiple services and products; (2) using technology to further automate the data collection process; (3) integrating acquired databases into our standardized format; and (4) continually improving our data collection and error detection methods. We believe that these efforts will permit us to build upon our current comprehensive historical database of commercial real estate transactions and maintain the competitive advantages it affords us in our industry.

  . Expand our online listing-broker/buyer matching network. We intend to expand and enhance the listing-broker/buyer matching services of REALBID by further integrating our REALBID service into our proprietary database. In addition, we plan to increase the number of commercial properties serviced through the REALBID database by including commercial properties with sale prices as low as $1 million. Our comprehensive investor database will allow brokers to more easily identify prospective buyers and our Internet-based new listing notification system allows brokers to more efficiently market commercial properties to such buyers.

  . Create a comprehensive online national listing service for commercial real estate. We intend to expand the geographic coverage of our online listing service, DealPoint, by soliciting commercial real estate listings throughout the United States. We expect these efforts to result in a comprehensive online national listing service for commercial real estate which will enhance our role in the commercial real estate transaction process.

  . Enhance our services and products to facilitate online exchange of key commercial real estate market information. We believe that our Web site has the potential to be an online forum for commercial real estate transactions. We believe that commercial real estate industry professionals will be drawn to our Web site because we provide the information necessary to complete transactions. We initially plan to expand our existing services to match lenders, mortgage bankers and brokers with borrowers, followed by matching insurers and agents with property owners and lenders. Combined with our REALBID service, these expanded services will allow buyers and, where applicable, existing property owners, to find the appropriate broker-listed property and arrange financing and insurance coverage for that property from a single source.

  . Expand into new geographic markets. Since 1995, we have expanded our geographic coverage by establishing commercial real estate information services in 19 new markets through internal expansion and three additional markets through acquisitions. We will continue to establish footholds in new geographic markets by incorporating the commercial real estate sales information obtained through internal development or acquisitions into our database. We plan to expand into new geographic markets using our existing relationships with national customers to gain market acceptance. This strategy will allow us to add new customers and to more effectively service our existing customers, particularly those with national or regional focus.

  . Continue to build our brand name. We believe that commercial real estate professionals in the markets we serve associate the COMPS brand name with comprehensive, accurate and standardized commercial real estate sales information. We intend to continue building and strengthening our brand name by: (1) maintaining a strong commitment to quality, accuracy and timeliness;
(2) increasing our marketing and advertising activities; and (3) continuing to expand our presence on the Internet. We expect these efforts to maintain and build upon the COMPS brand name for quality commercial real estate sales information.

Our Proprietary Database

  Our proprietary database of confirmed commercial real estate sales transactions is the result of 17 years of research. We believe it to be the largest and most sophisticated confirmed sales database covering all categories of commercial real estate properties available today. In 1998, we researched nearly 46,000 transactions totaling approximately $105 billion.

  Our database is an online information system offering full-color building photographs as well as more than 200 inter-related data fields of information. These data fields include the following current information and key value indicators:

  .  buyers                             .  income and expense information
  .  sellers                            .  building characteristics and
  .  brokerage companies                   condition
  .  agents                             .  prices per square foot
  .  lenders and mortgages              .  prices per unit
  .  sales prices                       .  capitalization rates
  .  seller financing                   .  gross income multipliers
                                        .  property uses or property
                                           descriptions

Our database covers approximately 400,000 transactions totaling over $466 billion, including 1.8 million acres of land transactions, over 780,000 buyer and seller records and over 300,000 brokerage and agent records.

  We have developed a highly evolved data collection and confirmation system. This system is based on a unique combination of our highly trained research staff of over 155 researchers supported by management, computer and communications hardware and software systems. Many of our researchers have prior experience in the commercial real estate industry. Our research process includes from 25 to 30 collection and confirmation procedures on every property. We currently cover nine property types: office, industrial, retail, specialty, multi-family, mobile home, residential land, commercial land and industrial land. These property types are further categorized by nearly 150 specific use codes. We also research properties to see if they have one of over 45 detrimental conditions, such as asbestos or earthquake damage. Our proprietary software utilizes over 38 search categories to allow users to search the database efficiently and quickly. This software enables us to provide commercial real estate professionals with specific detailed and comprehensive coverage of virtually every commercial property sale in excess of $250,000 in most of our covered markets.

  We research real property transfers throughout the country to identify recent commercial property transactions. Typically, we review multiple sources of commercial real estate property information to identify transactions. Once a potential transaction is identified, in order to increase accuracy, our researchers inspect county courthouse records and extract pertinent information directly from the recorded deed into our database. Our researchers match the legal description of the deed with a tax or plat map and then proceed to perform a site inspection on the commercial properties, including land. Our site inspections consist of photographing the building, measuring the building (if necessary), counting parking spaces, assessing property condition and construction and gathering tenant information. Our researchers then continue to ensure the accuracy of our sales data by interviewing buyers, sellers and brokers to confirm that the information we have collected is accurate and to gather additional data pertinent to the property and transaction. Through the telephone confirmation process, we are able to obtain additional property specific details including conditions of the sale, income and expense data and other information not readily available through public records or other traditional data sources.

Our Services and Products

  We have developed advanced information services and products utilizing our proprietary database. In addition, we have acquired and further developed Internet transaction support products. These products use sophisticated Windows-based programs with Internet connectivity to access our database and present information in a variety of formats. Our services are used by brokers, lenders, appraisers, property owners, international accounting firms, tax appeal professionals, public sector agencies, investment banks and many others interested in the valuation of commercial real estate.

Internet-Related

 Information Services

  Our information services use real-time Internet connectivity for accessing, viewing and reporting information from our proprietary database of confirmed commercial real estate sales transactions. The database contains over 400,000 confirmed sales comparable records in 35 of the top 74 markets in the U.S.

  . E-COMPS. E-COMPS, introduced in January 1998, provides a comprehensive search engine to access and search our proprietary database. Typically, commercial real estate professionals require the review of between four and seven sales comparable transactions to support a valuation decision. E-COMPS allows the customer to enter multiple search parameters, including location, property type, square footage, price range and number of units. Customers receive a summary report of all relevant properties in our database, including photographs. Customers may also choose to receive more detailed reports.

  . Pipeline. Pipeline, introduced in September 1998, allows registered customers to search, retrieve, view and print reports of properties in our work-in-process research database which includes unconfirmed and non-arms-length market sales transactions. Customers interested in knowing what the total market consists of, in addition to the confirmed data, use this product.

  . Spectrum. Spectrum, introduced in August 1998, allows our customers to integrate their data with our proprietary database information, including our sales comparables and for-sale listings. The customer may use the system as an extranet with all of their user locations linked through the Internet to our databases and their internal data housed at our facilities. Spectrum includes easy-to-use query and report writing functions including trend reporting and export features. Spectrum also provides its subscribers access to PRO/FILES property reports. These customized property reports can include confirmed sales and lease comparables, property inspection, demographics and photographs.

 Transaction Support Products

  Our Internet-based transaction support products enhance the productivity of industry professionals by deploying information and tools necessary to support the sale, financing and insuring of commercial real estate.

  . REALBID. REALBID, introduced in 1997 and acquired by us in November 1998, allows our customers to view properties using a listing-broker's summary description. We then identify investors and match them with the property using REALBID's buyer profile database. Commercial listing-brokers can use REALBID as a marketing tool to quickly identify, contact, inform and capture potential investors by notifying them of new listings by e-mail or facsimile. These brokers can also use REALBID to help organize competitive, efficient and orderly sales by leveraging the real-time nature of the Internet. We offer REALBID posting and broadcasting at a fixed fee per property. In 1998, REALBID supported approximately $3.0 billion in commercial real estate transactions.

  . DealPoint. DealPoint, introduced in January 1999, is our free commercial listing service whereby brokers can effectively market properties on the Internet. This service is currently only available in San Diego County, and we expect to roll it out nationally by the end of 1999 with extensive in-depth listings by the end of 2000. Brokers and prospective buyers use DealPoint to identify the properties for sale that meet their investment needs by selecting relevant search criteria and then viewing selected property information.

 Products in Development

  We are currently developing a product that will facilitate the financing of commercial properties by efficiently matching prospective borrowers' loan requirements with lenders' loan products. Prospective borrowers will be able to complete and submit comprehensive applications online to those lenders of choice. We plan to develop products that will facilitate other aspects of commercial real estate transactions, for example the matching of insurers with property owners and lenders.

Non-Internet Related

  We also offer services that do not rely on the Internet as a means of delivery. While these services accounted for more than 90% of our revenue in 1998, we expect the percentage of our revenues represented by these products to diminish as more of our customers transition to using our services and products on the Internet.

  . COMPS Reports. COMPS Reports, introduced in 1982, is a paper-based service allowing customers to receive confirmed sales comparable reports.

  . CallCOMPS. CallCOMPS, introduced in 1986, is our phone service allowing customers to license confirmed sales comparable reports on a per use basis.

  . COMPSLink Windows. COMPSLink Windows, introduced in 1996, is a desktop product which provides access to our proprietary database through data diskette or CD-ROM. COMPSLink Windows allowed us to migrate the customer base from paper to electronic media during 1997 and 1998.

Our Customers

  As of the end of 1998, we had over 4,000 customers, none of which accounted for more than 5% of our revenue. In 1998, our customers included:

      Arthur Andersen, LLP                        Grubb & Ellis
      Bank of America                             KPMG Peat Marwick, LLP
      Bankers Trust Co.                           Los Angeles County Assessor
      CB Richard Ellis                            Marcus & Millichap
      Cushman & Wakefield                         PricewaterhouseCoopers
      Deloitte & Touche, LLP                      Trammell Crow Co.
      Fannie Mae                                  Union Pacific Corporation
      Federal Deposit Insurance Corporation       Washington Mutual
      First Nationwide Bank                       Wells Fargo Bank
      GMAC                                        World Savings and Loan

Our Sales and Marketing Efforts

 Sales

  Our sales efforts have been designed to address the specific market needs of our customers and prospective customers. We use a variety of tools and techniques including:

  .  face-to-face sales calls;

  .  telesales;

  .  direct mail;

  .  seminar marketing; and

  . contact management software to build a centralized database which is regularly synchronized.

  Our sales force focuses on subscription services for all products. There are three teams involved in our sales efforts:

  . Major Account Team. Our major account team is responsible for managing our relationships with a select number of customers and prospects meeting certain pre-defined criteria. Major account representatives are strategically located in key cities across the country in order to serve the needs of our largest and most strategic accounts. Account assignments for this group include many of the country's key brokers, lenders, fee appraisers, tax appeal professionals and governmental entities.

  . Field Sales Team. We deploy our field sales team in strategic locations across the country in order to meet the specific needs of a local market. Field sales representatives are responsible for managing accounts and prospects in a specific geographic area.

  . Telesales Team. Our telesales team is located in San Diego and assumes the field sales role in our established western markets. In this capacity, they are also responsible for building and maintaining relationships with a wide variety of subscription customers within a specific geographic area. Additionally, this team provides telephone prospecting and sales support for all markets nationally.

  When we enter a new market we build a database of key prospects and then execute a market opening campaign. Expansion into new markets is coordinated among all sales teams. Prospects are notified via direct mail and fax followed by a telesales blitz designed to qualify and invite prospects to a seminar launching sales in the market. The seminar is followed by face-to-face sales calls. This local activity is leveraged by agreements with national customers which have been put in place by the major accounts team. The process of opening new markets has been refined as we have expanded and is designed to achieve the fastest possible sales growth.

 Marketing

  We use a multi-faceted marketing strategy, leveraging our own research to effectively target both individual professionals and organizations. We employ a combination of personal selling, telesales, online and off-line advertising, direct mail, fax and e-mail programs, public relations and industry trade shows to promote product sales.

  Off-line advertising is focused on print media specifically concerned with commercial real estate. Print advertising is used to build corporate image, promote new products and announce new geographic coverage. Some vehicles include Commercial Property News, National Real Estate Investor and Real Estate Forum. We use regional real estate and business journals to introduce products and new markets.

  We also use direct mail, fax and e-mail programs to support new products and market expansion. Through our prospect and customer database, we deliver a highly tailored message directly to those most likely to buy. Mail is used when the message is detailed and color can be used to effectively illustrate the marketing message. E-mail and fax are used when communication needs to be swift and when the message will not suffer because of the lack of resolution or graphics. We augment our database by licensing or purchasing lists and other sources to achieve the most comprehensive database of all users of commercial real estate information and services. In all direct marketing efforts, the Web site is utilized as a marketing tool, to help explain our services.

  In order to market our Web site, www.comps.com, we:

  .  market to industry associations;

  .  establish relationships with commercial real estate Web sites;

  .  use online advertising to drive traffic to our Web site; and

  . provide discounts and limited free information to entice potential customers to our Web site.

  Public relations efforts are both national and regional. We use traditional releases to communicate news regarding our company and to maintain brand awareness. We also use public relations as a tool to educate editors on the type of data we offer and are regarded as an information source by editors. Speaking engagements are also used to communicate the expertise of our staff and quality of our data.

  Attendance at industry tradeshows and seminars reinforces relationships with our core user groups. We also host our own seminars to promote good use of our products and provide valuable customer service. These venues allow for the in-depth demonstration of our products to highly motivated, captive audiences.

Our Markets

  Our database currently covers the following 35 markets, which represent 102 counties and 48 of the 100 largest U.S. cities:

Atlanta           Jacksonville      Orange County, CA      San Francisco
Austin            Las Vegas         Orlando                San Jose
Baltimore         Los Angeles       Palm Beach County      Seattle
Boston            Marin-North SF    Philadelphia           Stockton/Modesto,
Chicago            Bay Area         Phoenix                CA
Colorado          Miami             Portland               Tampa/Saint
Springs           New York City-    Riverside/San           Petersburg
Dallas/Fort        Manhattan         Bernardino, CA        Tucson
Worth             Newark            Sacramento             Ventura, CA
Denver            Oakland           San Diego              Washington,
Fort Lauderdale                                            D.C./
 (Broward                                                   No. Virginia
County)
Fresno

Infrastructure, Operations and Technology

  Our Web site is hosted by servers located at our facilities in San Diego, California, and is also hosted by UUNET and RealPage. All data and applications are stored and executed from the facilities in San Diego, California. We maintain multiple Internet servers, which run Microsoft Windows NT operating systems and use Microsoft Internet Information Server. We maintain Internet access through UUNET and VERIO. We maintain multiple redundant high-speed connections with each Internet service provider. Compaq multi-processor servers are used to host our Web site.

  We configure our servers to minimize downtime associated with hardware failures. Additionally, all Internet and database servers have active matching hardware configurations for redundancy. Backups of all servers are run daily and sent weekly to an off-site data storage facility. All servers maintained in our San Diego, California offices are kept in a secured facility with central air conditioning and a centralized UPS system. All Internet traffic is logged and filtered by high performance dedicated firewall servers. An anti-virus scanning solution is used on all computer systems and servers to protect against computer viruses and monitor inbound and outbound e-mail. Nonetheless, our operations are dependent on our ability to protect our facilities and equipment against damage from fire, earthquakes, power loss, water damage, telecommunications failures, vandalism, computer viruses, hacker attacks and other malicious acts, and similar unexpected material adverse events. For further information regarding these issues, please see "Risk Factors--Increased users straining our systems and other systems malfunctions could materially adversely affect our business."

  We have developed a proprietary custom client/server database application used to capture the revenue generated by our transaction and subscription-based business. The system maintains our list of customers and products and includes an installment-billing module to provide the billing flexibility required by our customers. The resulting revenue transaction details are summarized and fed into our accounting system.

  Rapidly changing technology, evolving standards, frequent new and upgraded products, and rapid expansion characterize our business. To be successful, we must adapt to our market by continually improving the performance, features, and reliability of our services.

 Management Systems

  As we enter new markets, we must integrate new and existing data into our databases. Additionally, we must integrate automated and non-automated controls to manage our data collection process to ensure data integrity. Automated data validation controls are used in both the initial research worksheet application and the final data collection application. These data validation controls ensure data integrity by checking against a valid range of values as soon as data is entered into input screens. These controls eliminate erroneous data in critical fields, such as recorded date, sale price and appraisal values. The controls also ensure the use of industry standard terminology. A final edit check feature ensures the information entered is logically related.

 Computer and Communications Hardware

  We maintain 24 Novell and/or Windows NT servers to support our corporate databases, internal applications and Internet services. We also maintain a national high speed internal frame relay network of high speed access to allow remote researchers real-time access to our databases, internal applications and Internet services. All servers are protected by secured firewalls. We also maintain backup drive arrays and inventories of spare parts to minimize potential system downtime. Finally, we store full data backups of servers off-site.

  We currently keep our main property inventory related databases on Compaq enterprise servers running Microsoft Windows NT. The database management software is Microsoft Server. Databases are replicated on to additional Compaq enterprise servers that are located outside the network firewall. This configuration allows users of our applications to access relevant data without gaining access to internal network systems. We monitor application load balancing across servers and maintain up-to-date copies of primary databases for backup.

 Software Systems

  Our software systems have kept pace with the evolution of technology. These systems currently use client server architecture to optimize management of our internal data collection. The custom client server applications facilitate the data collection process. The custom client server applications span the entire data collection process, from initial research to identification of potential records through the collection of verified and value-added information. Our software enables us to continuously enhance the process through: productivity, attaining superior data quality and maintaining data integrity. Additionally, these custom applications allow publication of finalized transactions meeting quality and editing controls.

Competition

  The market for information systems and services is generally competitive and rapidly changing. The market for Internet services and providers is relatively new, intensely competitive and rapidly changing. In the commercial real estate industry, the principal competitive factors are:

  .  quality and depth of the underlying databases;

  . the proprietary nature of methodologies, databases and technical resources;

  .  the usefulness of the data and reports generated by the software;

  .  effectiveness of marketing and sales efforts;

  .  customer service and support;

  .  compatibility with the customer's existing information systems;

  .  vendor reputation;

  .  price;

  .  timeliness; and

  .  brand loyalty among customers and individual users.

  We compete directly and indirectly for customers and content providers with the following categories of companies:

  . publishers and distributors of traditional off-line information services, such as national provider, Realty Information Group, regional providers such as Realty Information Tracking Services, Inc., Databank, Dressco, Inc., Revac, Baca Landata and several smaller local providers, many of which have or may establish Web sites;

  . online services or Web sites targeted to commercial real estate brokers, buyers and sellers of commercial real estate properties, insurance companies, mortgage brokers and lenders, such as LoopNet, Inc., Commrex, Commercial Search, American Real Estate Exchange, Association of Industrial Realtors, Property Line, CLOAN, Datamerge, A Big Deal.com, Property First, First Realty Advisors, and numerous small regional and local sites; and

  . public record providers such as Experian, Acxiom DataQuick and TransAmerica, though many of our customers view these public record providers as complementary to our services and often subscribe to one of these services as well as our service.

  We believe our proprietary database and content compete favorably with our competitors. However, many of our existing competitors, as well as a number of potential new competitors, have longer operating histories in the Internet market, greater name recognition, larger customer bases, greater user traffic and significantly greater financial, technical and marketing resources. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies, make more attractive offers to potential employees, subscribers, distribution partners and content providers and may be able to respond more quickly to new or emerging technologies and changes in Internet user requirements. For further information regarding potential competition, please see "Risk Factors--Intense competition may render our services and products uncompetitive or obsolete."

Intellectual Property

  We rely primarily on a combination of copyrights, trademarks, trade secret laws, our subscriber agreements and restrictions on disclosure to protect our intellectual property, such as our proprietary database, software, trademarks, trade names and trade secrets. We enter into agreements with our customers that grant our customers revocable, non-transferable, non-exclusive licenses to use the information and the software on our Web site. These agreements also contain confidentiality provisions and other provisions prohibiting our customers from reproducing the information or software they access on our Web site. We also enter into confidentiality agreements with our employees and consultants, and seek to control access to and distribution of our other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the content of our Web site or our other intellectual property without authorization. There can be no assurance that these precautions will prevent misappropriation, infringement or other violations of our intellectual property. A failure to protect our intellectual property in a meaningful manner could have a material adverse effect on our business. In addition, we may need to engage in litigation in order to enforce our intellectual property rights in the future or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of management and other resources, either of which could have a material adverse effect on our business.

  We also license certain data and content from certain public record providers such as Experian, Acxiom DataQuick and TransAmerica. Experian has agreed to publish a subset of our data as a stand-alone product and to make such data available through its online services. Acxiom DataQuick has granted us a non-exclusive, non-transferable license to their real property ownership data conveyed on magnetic tape or by electronic transmission through any online system. TransAmerica granted us a limited non-exclusive, non-transferable license to use its Metroscan CD-Rom database for certain localities, together with its Metroscan software.

  We believe that factors such as technical and creative skills of our personnel and ongoing reliable product maintenance and support are critical factors in establishing and maintaining our leadership position in the commercial real estate industry due to the rapid pace of innovation within the software and Internet industries.

Employees

  As of January 31, 1999, we had approximately 246 full-time employees and approximately 50 part-time employees. We have never had a work stoppage and, as of the date of this prospectus, no personnel are represented under collective bargaining agreements. We consider our employee relations to be good. However, for further information regarding employees, please see "Risk Factors--If we are unable to retain key personnel or attract new personnel, it could have a material adverse effect on our business."

Facilities

  Our principal administrative, sales, marketing, research and product development facilities are located in approximately 33,217 square feet of office space in San Diego, California. We lease our facility from a limited partnership whose general partner is a company owned by Mr. Crane, our President, Chief Executive Officer and Chairman of the Board. In addition, Mr. Beasley, one of our directors, is a limited partner of the limited partnership from which we lease our facilities. Our lease is for a five-year term commencing in February 1999 with five two-year extension options. For further information regarding this transaction, please see "Certain Relationships and Related Transactions." We also rent office space in Burlingame, California, Phoenix, Arizona, and Vienna, Virginia. We believe our current facilities will be adequate to meet our needs for the foreseeable future. However, please see "Risk Factors--Increased users straining our systems and other systems malfunctions could materially adversely affect our business," for further information regarding our facilities.

Legal Proceedings

  As of the date of this prospectus, we are not a party to any material legal proceedings.

                                   Management

Executive Officers and Directors

  Set forth below is the name, age, position and a brief account of the business experience of each of our executive officers and directors.

 Name                          Age Position
 ----------------------------  --- --------------------------------------------
 Christopher A. Crane........   47 Chairman of the Board, Chief Executive
                                   Officer and President
 Emmett R. DeMoss, Jr. ......   62 Vice President and Chairman of REALBID
                                   Division
 Walter W. Papciak...........   60 Executive Vice President of Sales, Marketing
                                   and Product Development
 Michael Arabe...............   52 Senior Vice President of Sales
 Craig S. Farrington.........   40 Vice President of Product Marketing and
                                   Development
 Karen Goodrum...............   41 Vice President of Finance and Administration
                                   and Chief Financial Officer and Secretary
 Joseph A. Mannina...........   34 Vice President of Operations
 Robert C. Beasley (2).......   61 Director
 Gregory M. Avis (1)(2)......   40 Director
 Kenneth F. Potashner           41 Director
  (1)(2).....................

--------
(1) Member of the compensation committee.
(2) Member of the audit committee.

  Christopher A. Crane has served as our President, Chief Executive Officer and Chairman of the Board since August 1992. Prior to joining us, Mr. Crane served as Group President and a director of Nitches, Inc., an apparel company, and as Vice President of Corporate Development for Oster Communications, Inc., an international financial database publishing company. Mr. Crane received his B.S. in finance summa cum laude from Boston College and his M.B.A. from Harvard University.

  Emmett R. DeMoss, Jr. has served as our Vice President and Chairman of our REALBID division since November 1998. In October 1994, Mr. DeMoss co-founded REALBID, LLC, an Internet marketing services company specializing in transactional support of high-end commercial property sales, and from June 1997 until November 1998, Mr. DeMoss served as a Manager of REALBID, LLC. From October 1993 until September 1994, Mr. DeMoss served as President of Ironstone Company, a real estate tax appeal service. Mr. DeMoss previously served for over 10 years in a number of senior executive positions with Grubb & Ellis, a real estate brokerage and property management firm, including Executive Vice President, Chief Operating Officer, Senior Vice President, Chief Financial Officer and as a director. Mr. DeMoss received his B.S. in engineering from Princeton University and his M.B.A. from Stanford Business School.

  Walter W. Papciak has served as our Executive Vice President of Sales, Marketing and Product Development since August 1995. From October 1994 until July 1995 Mr. Papciak served as Executive Vice President of QED, Inc., an education database company. From May 1994 until September 1994, Mr. Papciak worked as a consultant on various internet and database projects. From January 1985 until April 1994, Mr. Papciak was Senior Vice President of Computer Intelligence, the computer and communications industry research and market information division of Ziff-Davis. Mr. Papciak received his B.S. in physics and his M.B.A. in information systems from Wayne State University.

  Michael Arabe has been one of our senior executives since 1989 and has served as our Senior Vice President of Sales since January 1996. Prior to joining us, Mr. Arabe was a sales executive with Celluland, Inc. Mr. Arabe received his B.S. in economics from Louisiana State University.

  Craig S. Farrington has served as our Vice President of Product Marketing and Development since September 1996 . Mr. Farrington previously served as Vice President of our CallCOMPS division from January 1993 until August 1996 and has held various other positions with us since 1983. Mr. Farrington received his B.A. in business and economics from Westmont College.

  Karen Goodrum has served as our Vice President of Finance and Administration since September 1993 and our Chief Financial Officer since January 1997 and our Secretary since February 1999. Ms. Goodrum previously served as our Vice President and Controller from October 1988 until August 1993. Ms. Goodrum received her B.A. in education from the University of Maryland and her M.B.A. from San Diego State University.

  Joseph A. Mannina has served as our Vice President of Operations since August 1998. Mr. Mannina previously served as our Director of East Coast Operations from January 1994 until July 1998 and has served in various other positions at COMPS since 1988. Mr. Mannina received his B.S. in economics from the University of California, Berkeley.

  Robert C. Beasley is our founder and has served as as one of our directors since August 1992. Mr. Beasley previously served as our Secretary from October 1984 until February 1989. Mr. Beasley founded COMPS, Inc., our predecessor, in December 1981 and served as its President from December 1981 until March 1992. Mr. Beasley has over 34 years of experience in commercial real estate as a broker, researcher, lender and developer. Mr. Beasley received his B.A. in Business Administration from Claremont McKenna College. He also graduated from Westminster Theological Seminary.

  Gregory M. Avis has served as one of our directors since October 1994. Mr. Avis is currently a Managing General Partner of Summit Partners, a private venture capital firm, and has held various positions at Summit Partners since 1984. Mr. Avis received his B.A. in political economics cum laude from Williams College and his M.B.A. with distinction from Harvard Business School.

  Kenneth F. Potashner has served as one of our directors since February 1999. Since November 1998, Mr. Potashner has served as the Chief Executive Officer of S3 Incorporated, a manufacturer of embedded graphics accelerator chips. Since April 1996, Mr. Potashner has served as the Chairman of the Board of Directors of Maxwell Technologies, Inc., a developer of pulse power technologies. From April 1996 until November 1998, Mr. Potashner served as the President, Chief Executive Officer and Chief Operating Officer of Maxwell Technologies. From November 1994 to April 1996, Mr. Potashner served as Executive Vice President of Operations of Conner Peripherals, a designer and manufacturer of information storage solution products for computer applications. From March 1991 to October 1994, Mr. Potashner was Vice President of Product Engineering for Quantum Corporation, a designer and manufacturer of hard drives for computer systems. Mr. Potashner received his B.S.E.E. from Lafayette College and his M.S.E.E. from Southern Methodist University.

Other Key Employees

  Set forth below is the name, age, position and a brief account of the business experience of certain of our other key employees.

 Name                               Age     Position
 ---------------------------------  ---     ---------------------------------------
 Christopher T. Fenton............   43     Vice President of Corporate Development
                                            Vice President of Commercial Listing
 Herbert D. Steele................   55     Services
 Lori Reisinger...................   37     Regional Vice President
 Vicki Ridley.....................   35     Regional Vice President
                                            Assistant Vice President of Product
 Robert Evatt.....................   42     Development
                                            Assistant Vice President of Information
 Donald Ward......................   37     Technology
 Robert A. Potter, Jr. ...........   44     President of REALBID Division

  Christopher T. Fenton has served as our Vice President of Corporate Development since August 1998. Mr. Fenton also served as our Vice President of Operations from June 1990 until July 1998 and held various other positions with us since 1985. Mr. Fenton received his B.S. in finance magna cum laude from San Diego State University.

  Herbert D. Steele has served as our Vice President of Commercial Listing Services since June 1998. From April 1996 until May 1998, Mr. Steele was Executive Vice President of REAL USA, LLC, an online, subscription-based national listing service for commercial real estate. From November 1991 until March 1996, Mr. Steele served as Executive Vice President of The Carlson Company, an asset and property management company. Prior to that Mr. Steele founded The Cornerstone Corporation, a commercial mortgage brokerage company, and served as its President. Mr. Steele received his B.A. in english literature from Duke University and his M.B.A. from the University of Connecticut.

  Lori Reisinger has served as our Regional Vice President in Burlingame, California since July 1994. Ms. Reisinger has held various positions with us since 1986. Ms. Reisinger received her B.A. in political science from Southern Oregon State College.

  Vicki Ridley has served as our Regional Vice President in Phoenix, Arizona since April 1997. Ms. Ridley has held various positions with us since 1987. Ms. Ridley received her B.A. in finance from Arizona State University.

  Robert Evatt has served as our Assistant Vice President of Product Development since May 1996. From August 1986 until May 1996, Mr. Evatt was Assistant Vice President of Product Development for Equifax National Decision Systems, an information company. Mr. Evatt received his B.A. in geography from the University of Arizona and his M.S. in urban planning from the University of Washington.

  Donald Ward has served as our Assistant Vice President of Information Technology since March 1997. From October 1993 until March 1997, Mr. Ward was the director of Technical Services for Equifax National Decision Systems, an information company. Mr. Ward attended New Mexico State University and the University of Texas.

  Robert A. Potter, Jr. has served as President of our REALBID Division since we acquired REALBID in November 1998. In June 1992, Mr. Potter co-founded REALBID, LLC and from June 1992 until November 1998, Mr. Potter served as a Manager of REALBID, LLC. From January 1990 until December 1996, Mr. Potter served as Vice President, Pacific Rim Country Manager and Western Regional Manager for MBIA, a credit enhancement company. Mr. Potter received his B.A. in history from Santa Clara University and his M.B.A. from the University of California, Berkeley.

Classes of the Board

  Our board currently has four members. Under our bylaws, beginning at our next annual meeting of stockholders, our board will be divided into two classes of directors serving staggered two-year terms, with one class of directors to be elected at each annual meeting of stockholders.

Board Committees

  The audit committee of the board of directors was established in November 1997 and reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including the recommendation of our auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. The members of the audit committee are Messrs. Avis, Beasley and Potashner.

  The compensation committee of the board of directors was established in November 1994 and recommends, reviews and oversees the salaries, benefits and stock option plans for our employees, consultants, directors and other individuals compensated by us. The compensation committee also administers our compensation plans. The members of the compensation committee are Messrs. Avis and Potashner.

Director Compensation

  We reimburse our directors for the reasonable expenses of attending the meetings of the board of directors or committees. Under our 1999 stock incentive plan, each individual who first becomes a non-employee member of the board of directors at any time after the completion of this offering will receive an option to purchase 12,000 shares of common stock on a pre-split basis on the date such individual joins the board of directors, provided such individual has not previously been employed by us or any parent or subsidiary corporation. In addition, on the date of each annual stockholders' meeting, beginning in 2000, each non-employee member of the board of directors will automatically be granted an option to purchase 2,000 shares of common stock on a pre-split basis, provided such individual has served as a non-employee member of the board of directors for at least six months. Please see "--Benefit Plans."

  Upon Mr. Potashner's election to the board in February 1999, our board granted Mr. Potashner options to purchase 32,500 shares of our common stock, on a pre-split basis, at an exercise price of $8.20 per share. The options vest on a yearly basis in equal installments over a four-year period and are exercisable for a 10 year term following the grant date.

Compensation Committee Interlocks and Insider Participation

  Our compensation committee currently consists of Messrs. Avis and Potashner. Neither member of the compensation committee has been an officer or employee of us at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee. Prior to the formation of the compensation committee in November 1994, the board of directors as a whole made decisions relating to compensation of our executive officers. Mr. Crane participated in all such discussions and decisions, except those regarding his own compensation.

Employment and Severance Arrangements

  Most of our current employees have entered into agreements with us which contain certain restrictions and covenants. These provisions include covenants relating to the protection of our confidential information, the assignment of inventions, and restrictions on competition and soliciting our clients, employees, or independent contractors.

  In November 1994, we entered into employment agreements with each of Messrs. Arabe and Farrington, and in August 1995, we entered into an employment agreement with Mr. Papciak. Under these agreements, each of these employee's base salary may be increased or decreased from time-to-time, in the sole discretion of our management. Each such employee is also eligible to receive an incentive bonus determined by our compensation committee. If any of these employees is terminated for reasons other than good cause, he will be entitled to receive six months' salary and a pro-rata portion of his incentive bonus.

  In October 1994, we entered into an employment agreement with Mr. Crane. Under this agreement, Mr. Crane's base salary may be increased or decreased from time-to-time, in the sole discretion of our compensation committee. Mr. Crane is also eligible to receive an incentive bonus determined by our compensation committee. If Mr. Crane's employment is terminated for reasons other than good cause, he will be entitled to receive eight months' salary and a pro-rata portion of his incentive bonus.

  In November 1994, we entered into an employment with Ms. Goodrum. Under this agreement, Ms. Goodrum's base salary may be increased or decreased from time-to-time, at our sole discretion. Ms. Goodrum is also eligible to receive an incentive bonus. If Ms. Goodrum is terminated for reasons other than good cause, then she will be entitled to receive six months' salary and a pro-rata portion of her incentive bonus. We may terminate any of these employees at any time.

  For specific salary information in connection with our employment arrangements with the above individuals, please see "Management--Executive Compensation."

   In addition, the compensation committee as plan administrator of our 1999 stock incentive plan will have the authority to grant options and to structure repurchase rights under that plan so that the shares subject to those options or repurchase rights will immediately vest in connection with a change in control of us (whether by merger, asset sale, successful tender offer for more than 50% of the outstanding voting stock or by a change in the majority of the board by reason of one or more contested elections for board membership), with such vesting to occur either at the time of such change in control or upon the subsequent involuntary termination of the individual's service within a designated period (not to exceed 18 months) following such change in control.

Executive Compensation

  The following table sets forth all compensation received during the year ended December 31, 1998 by our Chief Executive Officer and our other four executive officers whose salary and bonus exceeded $100,000 in 1998 for services rendered in all capacities to us during 1998. "All other compensation" represents matching payments under our 401(k) plan. All share numbers below are
calculated prior to a stock split of    to   , which is subject to stockholder
approval.

                           Summary Compensation Table

                                                       Long-Term
                                          Annual      Compensation
                                       Compensation      Awards
                                     ---------------- ------------
                                                         Shares
                                                       Underlying   All Other
Name and Principal Position           Salary   Bonus  Options/SARs Compensation
---------------------------          -------- ------- ------------ ------------
Christopher A. Crane................ $150,000 $65,000       --        $1,500
 Chairman of the Board, Chief
  Executive Officer
  and President
Walter W. Papciak...................  150,000  22,653     9,000          --
 Executive Vice President of Sales,
  Marketing and
  Product Development
Michael Arabe.......................  129,887   5,764    18,000          974
 Senior Vice President of Sales
Craig S. Farrington.................  102,240   9,790       --           850
 Vice President of Product Marketing
  and Development
Karen Goodrum.......................   81,167  21,500       --           615
 Vice President of Finance and
  Administration and
  Chief Financial Officer

Option Grants in Last Fiscal Year

  The following table sets forth certain information regarding options granted to our executive officers listed in the Summary Compensation Table during the fiscal year ended December 31, 1998. We have not granted any stock appreciation rights.

  Each option represents the right to purchase one share of common stock. The options shown in this table are all incentive stock options granted pursuant to our stock option plans. The options become exercisable at a rate of 20% per year. To the extent not already exercisable, certain of these options may also accelerate and become exercisable in the event of a merger in which we are not the surviving corporation or upon the sale of substantially all of our assets. Please see "--Benefit Plans" for more details regarding these options. In the year ended December 31, 1998, we granted options to purchase an aggregate of 1,559,199 shares of common stock. This share number and all share numbers below
are calculated prior to a stock split of    to   , which is subject to
stockholder approval.

                       Option Grants In Last Fiscal Year



                                                                       Potential Realizable
                                       Individual Grants                 Value at Assumed
                         ---------------------------------------------    Annual Rates Of
                          Number of    % of Total                           Stock Price
                          Securities  Options/SARs                         Appreciation
                          Underlying   Granted to                         For Option Term
                         Options/SARs Employees In Exercise Expiration ---------------------
Name                       Granted        1998      Price      Date        5%        10%
----                     ------------ ------------ -------- ---------- ---------- ----------
Christopher A. Crane....       --          --         --          --          --         --
Walter W. Papciak.......     9,000         *        $0.45    02/11/08  $    2,547 $    6,455
Michael Arabe...........    18,000        1.15%      1.00    06/29/08      11,320     28,687
Craig S. Farrington.....       --          --         --          --          --         --
Karen Goodrum...........       --          --         --          --          --         --

--------
* Less than 1% of total

  The potential realizable value at assumed annual rates of stock price appreciation for the option term represents hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. These amounts represent certain assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

Aggregated Option Exercises in the Year Ended December 31, 1998 and Year-End Option Values

  The following table sets forth certain information concerning the number and value of unexercised options held by each of the executive officers listed in the Summary Compensation Table at December 31, 1998. These option share numbers reflect the full acceleration of the vesting schedule of certain options upon
completion of this offering and do not reflect a      for       stock split.
None of these executive officers exercised options to purchase common stock during the year ended December 31, 1998.

                               Number of Securities
                              Underlying Unexercised     Value of Unexercised
                                    Options at           In-the-Money Options
                                 December 31, 1998       at December 31, 1998
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Christopher A. Crane........     --           --           --           --
Walter W. Papciak...........   67,200       31,800        $            $
Michael Arabe...............   67,200       40,800
Craig S. Farrington.........   67,200       22,800
Karen Goodrum...............   67,200       22,800

  There was no public trading market for the common stock as of December 31, 1998. Accordingly, the value of unexercised in-the-money options listed above has been calculated on the basis of the assumed initial public offering price
of $          per share, less the applicable exercise price per share,
multiplied by the number of shares underlying such options.

Benefit Plans

 1999 Stock Incentive Plan

  Our 1999 stock incentive plan is intended to serve as the successor equity incentive program to our amended and restated stock option plan, 1998 supplemental option plan, and 1998 equity participation plan. Our 1999 stock incentive plan was adopted by the board and stockholders in February 1999. Our 1999 stock incentive plan will become effective on the date the underwriting agreement is signed in connection with this offering of our common stock. All outstanding options under the predecessor plans will be incorporated into our 1999 stock incentive plan on the date this plan is effective, and no further option grants will be made under the predecessor plans after such date. The incorporated options will continue to be governed by their existing terms, unless the plan administrator elects to extend one or more features of our 1999 stock incentive plan to those options. Except as otherwise noted below, the incorporated options will have substantially the same terms as in effect for grants made under the discretionary option grant program of our 1999 stock incentive plan. All share numbers below regarding our 1999 employee stock
purchase plan are calculated prior to a stock split of       to      , which is
subject to stockholder approval.

  An initial reserve of 2,800,000 shares of common stock has been authorized for issuance under our 1999 stock incentive plan. Such share reserve consists of (1) approximately the number of shares which will remain available for issuance under the predecessor plans on the date our 1999 stock incentive plan becomes effective, including the shares subject to outstanding options thereunder, plus (2) an additional increase of approximately 51,417 shares. The number of shares of common stock reserved for issuance under our 1999 stock incentive plan will automatically increase on the first trading day in January each calendar year, beginning in calendar year 2000, by an amount equal to 2.5% of the total number of shares of common stock outstanding on the last trading day in December of the preceding calendar year, but in no event will any such annual increase exceed 500,000 shares. In addition, no participant in our 1999 stock incentive plan may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 700,000 shares of common stock in the aggregate per calendar year.

  Our 1999 stock incentive plan is divided into five separate components: (1) the discretionary option grant program under which eligible individuals in our employ or service (including officers, non-employee board members and consultants) may, at the discretion of the plan administrator, be granted options to purchase shares of common stock at an exercise price not less than 100% of the fair market value of those shares on the grant date, (2) the stock issuance program under which such individuals may, in the plan administrator's discretion, be issued shares of common stock directly, through the purchase of such shares at a price not less than 100% of their fair market value at the time of issuance or as a bonus tied to the performance of services, (3) the salary investment option grant program which may, at the plan administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow executive officers and other highly compensated employees the opportunity to apply a portion of their base salary to the acquisition of special below-market stock option grants, (4) the automatic option grant program under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date and (5) the director fee option grant program which may, in the plan administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow non-employee board members the opportunity to apply a portion of the annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

  The discretionary option grant program and the stock issuance program will be administered by the compensation committee. The compensation committee as plan administrator will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. However, the board acting by disinterested majority will have the exclusive authority to make any discretionary option grants or stock issuances to members of the compensation committee. The compensation committee will also have the exclusive authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is activated for one or more calendar years. Neither the compensation committee nor the board will exercise any administrative discretion with respect to option grants under the salary investment option grant program or under the automatic option grant or director fee option grant program for the non-employee board members. All grants under those latter three programs will be made in strict compliance with the express provisions of each such program.

  The exercise price for the shares of common stock subject to option grants made under our 1999 stock incentive plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the plan administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options or the purchase of their unvested shares by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise or purchase.

  The plan administrator will have the authority to effect the cancellation of outstanding options under the discretionary option grant program, including options incorporated from the predecessor plans, in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date. Stock appreciation rights are authorized for issuance under the discretionary option grant program. Such rights will provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the excess of (1) the fair market value of the vested shares of common stock subject to the surrendered option over (2) the aggregate exercise price payable for those shares. Such appreciation distribution may be made in cash or in shares of common stock. None of the incorporated options from the predecessor plans contain any stock appreciation rights.

  In the event that we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation. The plan administrator will have complete discretion to grant one or more options under the discretionary option grant program which will become fully exercisable for all the option shares in the event those options are assumed in the acquisition and the optionee's service with us or the acquiring entity involuntarily terminates within a designated period not exceeding 18 months following such acquisition. The vesting of outstanding shares under the stock issuance program may be accelerated upon similar terms and conditions. The plan administrator will also have the authority to grant options which will immediately vest upon an acquisition of us, whether or not those options are assumed by the successor corporation.

  The plan administrator is also authorized under the discretionary option grant and stock issuance programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a change in ownership or control of us, whether this change in ownership or control is by a successful tender offer for more than 50% of the outstanding voting stock or by a change in the majority of the board by reason of one or more contested elections for board membership. Such accelerated vesting may occur either at the time of such change or upon the subsequent involuntary termination of the individual's service within a designated period (not to exceed 18 months) following such change in control.

  The options incorporated from the predecessor plans may, in the plan administrator's discretion, immediately vest in the event of (1) our merger or consolidation, or (2) the acquisition by another corporation or person of all or substantially all of our assets or 80% or more of our then outstanding voting stock, unless those options are assumed or substituted in the acquisition of us. The plan administrator will have the discretion to extend the acceleration provisions of our 1999 stock incentive plan to any or all of the options outstanding under the predecessor plans.

  In the event the plan administrator elects to activate the salary investment option grant program for one or more calendar years, each of our executive officers and other highly compensated employees selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. Each selected individual who files such a timely election will automatically be granted, on the first trading day in January of the calendar year for which that salary reduction is to be in effect, a non-statutory option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of common stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the amount of salary invested in that option. The option will vest and become exercisable in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting upon certain changes in the ownership or control of us.

  Under the automatic option grant program, each individual who first becomes a non-employee board member at any time after the completion of this offering will automatically receive an option grant for 12,000 shares on the date such individual joins the board, provided such individual has not been in our prior employ. In addition, on the date of each annual stockholders meeting held after the completion of this offering, each non-employee board member who is to continue to serve as a non-employee board member will automatically be granted an option to purchase 2,000 shares of common stock, provided such individual has served on our board for at least six months.

  Each automatic grant will have a term of 10 years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under the option will be subject to repurchase by us, at the exercise price paid per share, should the optionee cease board service prior to vesting in those shares. The shares subject to each 12,000-share automatic option grant will vest in a series of eight successive equal semi-annual installments upon the individual's completion of each six-month period of board service over the four-year period measured from the option grant date. Each 2,000-share automatic option grant will vest in two successive equal semi-annual installments upon the individual's completion of each six month period of board service over the one year period measured from the option grant date. However, the shares subject to each automatic grant will immediately vest in full upon certain changes in control or ownership of us or upon the optionee's death or disability while a board member.

  Should the director fee option grant program be activated in the future, each non-employee board member will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of common stock on the grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the portion of the retainer fee invested in that option. The option will vest and become exercisable for the option shares in a series of 12 equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable and vested for all the option shares upon (1) certain changes in the ownership or control of us or (2) the death or disability of the optionee while serving as a board member.

  The shares subject to each option under the salary investment option grant, automatic option grant and director fee option grant programs will immediately vest upon (1) an acquisition of us by merger or asset sale or (2) the successful completion of a tender offer for more than 50% of our outstanding voting stock or a change in the majority of the board effected through one or more contested elections for board membership.

  Limited stock appreciation rights will automatically be included as part of each grant made under the automatic option grant, salary investment option grant and director fee option grant programs and may be granted to one or more of our officers as part of their option grants under the discretionary option grant program. Options with such a limited stock appreciation right may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share equal to the excess of (1) the highest price per share of common stock paid in connection with the tender offer over
(2) the exercise price payable for such share.

  The board may amend or modify our 1999 stock incentive plan at any time, subject to any required stockholder approval. Our 1999 stock incentive plan will terminate on the earliest of (1) February 18, 2009, (2) the date on which all shares available for issuance under our 1999 stock incentive plan have been issued as fully-vested shares or (3) the termination of all outstanding options in connection with certain changes in control or ownership of us.

 1999 Employee Stock Purchase Plan

  Our 1999 employee stock purchase plan was adopted by the board and stockholders in February 1999 and will become effective immediately upon the execution of the underwriting agreement for this offering. Our employee stock purchase plan is designed to allow our eligible employees to purchase shares of common stock, at semi-annual intervals, through their periodic payroll deductions under our employee stock purchase plan. All share numbers below regarding our 1999 employee stock purchase plan are calculated prior to a stock
split of       to      , which is subject to stockholder approval.

  An initial reserve of 300,000 shares of common stock has been authorized for issuance under our employee stock purchase plan. The number of shares of common stock reserved for issuance under our employee stock purchase plan will automatically increase on the first trading day in January each calendar year, beginning in calendar year 2000, by an amount equal to 2% of the total number of shares of common stock outstanding on the last trading day in December of the preceding calendar year, but in no event will any such annual increase exceed 300,000 shares. Our employee stock purchase plan will be implemented in a series of successive offering periods, each with a maximum duration for 24 months. However, the initial offering period will begin on the execution date of the underwriting agreement and will end on the last business day in July 2001. The next offering period will commence on the first business day in August 2001, and subsequent offering periods will commence as designated by the plan administrator.

  Individual employees who are scheduled to work more than 20 hours per week for more than 5 calendar months per year on the start date of any offering period may enter our employee stock purchase plan on that start date or on the first business day of February or August after that start date. Individuals who become eligible employees after the start date of the offering period may join our employee stock purchase plan on any subsequent semi-annual entry date within that offering period.

  Payroll deductions may not exceed 10% of the participant's cash earnings, and the accumulated payroll deductions of each participant will be applied to the purchase of shares on his or her behalf on the last business day in January and July each year at a purchase price per share equal to 85% of the lower of (1) the fair market value of the common stock on the participant's entry date into the offering period or (2) the fair market value on the semi-annual purchase date. In no event, however, may any participant purchase more than 1,500 shares on any semi-annual purchase date nor may all participants in the aggregate purchase more than 75,000 shares on any such semi-annual purchase date.

  Should the fair market value per share of common stock on any purchase date be less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day, with all participants in the terminated offering to be automatically transferred to the new offering period.

  In the event we are acquired by merger or asset sale, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such acquisition. The purchase price will be equal to 85% of the lower of (1) the fair market value per share of common stock on the participant's entry date into the offering period in which such acquisition occurs or (2) the fair market value per share of common stock immediately prior to such acquisition.

  Our employee stock purchase plan will terminate on the earlier of (1) the last business day of July 2009 (2) the date on which all shares available for issuance under our employee stock purchase plan shall have been sold pursuant to purchase rights exercised thereunder or (3) the date on which all purchase rights are exercised in connection with an acquisition of us by merger or asset sale.

  The board may at any time alter, suspend or discontinue our employee stock purchase plan. However, certain amendments to our employee stock purchase plan may require stockholder approval.

                 Certain Relationships and Related Transactions

Certain Sales of Securities

  We have issued the following securities in private placement transactions:
4,270,336 shares of Series A preferred stock and Class B common stock warrants exercisable for 379,869 shares for an aggregate price of $5,000,000 in October 1994; and 637,790 shares of Series B preferred stock, Class A common stock warrants exercisable for 37,329 shares and Class B common stock warrants exercisable for 306,097 shares for an aggregate price of $1,150,000 in February
1998. These numbers do not reflect the        for          stock split. The
purchasers of such securities include, among others, the following executive officers, directors and holders of more than 5% of our outstanding stock and their affiliates:

                                 Preferred Stock      Warrants
 Executive Officer, Directors   ------------------ ---------------     Total
      and 5% Stockholders       Series A  Series B Class A Class B Consideration
 ----------------------------   --------- -------- ------- ------- -------------
 Christopher A. Crane.........        --   69,325  37,329      --   $  125,000
 Funds Affiliated with Summit
  Partners(1).................  4,270,336 554,600     --   678,500  $6,000,000

--------
(1) Includes Summit Ventures III, L.P. and Summit Investors II, L.P. Mr. Avis, one of our directors, is a general partner of Stamps, Woodsum & Co. III, a general partner of Summit Partners III, L.P. Summit Partners III, L.P. is the general partner of Summit Ventures III, L.P. Mr. Avis is also a general partner of Summit Investors II, L.P.

  For additional information regarding the sale of securities to executive officers, directors and stockholders of more than 5% of our outstanding common stock, please see "Principal and Selling Stockholders."

  Holders of outstanding preferred stock and common stock issuable upon exercise of warrants are entitled to certain registration rights with respect to the common stock issued or issuable upon conversion or exercise of such preferred stock or warrants. Please see "Description of Securities-- Registration Rights."

Employment Agreements

  We have entered into employment agreements with each of Messrs. Crane, Arabe, Farrington and Papciak and Ms. Goodrum. Please see "Management--Employment and Severance Arrangements" for more details regarding these agreements.

  In November 1994, we entered into an employment agreement with Mr. Fenton. Under this agreement, Mr. Fenton's base salary may be increased or decreased from time-to-time, at our sole discretion. Mr. Fenton is also eligible to receive an incentive bonus. If Mr. Fenton's employment is terminated for reasons other than good cause, then he will be entitled to receive six months' salary and a pro-rata portion of his incentive bonus. We may terminate Mr. Fenton at any time. Mr. Fenton's current salary under the employment agreement is $96,996 per year. In addition, Mr. Fenton's current potential quarterly incentive bonuses, to be determined pursuant to the terms of the employment agreement, are based upon 1.25% of Mr. Fenton's annual salary.

  In November 1998, we entered into employment agreements with each of Messrs. DeMoss and Potter. Under these agreements, each employee receives a base salary of at least $225,000 per year and a bonus of up to $50,000 per year. In addition, pursuant to the agreement, each employee was granted a fully vested option to purchase 6,920.5 shares of our common stock, on a pre-split basis, and an additional option to purchase 416,666.5 shares of our common stock, on a pre-split basis, 20% of which vested immediately and 80% of which vest over 48 months commencing on January 1, 1999. The term of each agreement expires on January 1, 2003. If either employee is terminated without cause prior to November 5, 2000, then he shall be entitled to receive twelve months' salary in exchange for consulting services. If either employee is terminated after November 5, 2000, then he shall receive his base salary for a period equal to the shorter of six months or the remaining term of his employment agreement in exchange for consulting services. During any period in which the terminated employee provides consulting services to us, his options will continue to vest. In any event, at least 75% of such terminated employee's options will vest if he is terminated without cause prior to January 1, 2003.

Corporate Headquarters Lease

  We lease our corporate headquarters in San Diego, California from a limited partnership whose general partner is a company owned by Mr. Crane, our President, Chief Executive Officer and Chairman of the Board. In addition, Mr. Beasley, one of our directors, is a limited partner of the limited partnership from which we lease our facilities. Our lease is for a five-year term commencing in February 1999 with five two-year extension options. We believe that the terms of the lease are no less favorable to us than those that could have been obtained from an independent third party lessor at the time the lease was executed. For additional information regarding our facility leases, please see "Business--Facilities."

                       Principal and Selling Stockholders

  The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 19, 1999 on a pre-split basis and assuming the exercise of all warrants, and as adjusted to reflect the sale of the shares of common stock offered hereby, by (1) each person (or group of affiliated persons) who we know owns beneficially 5% or more of our common stock, (2) each of our directors, (3) our executive officers listed in the Summary Compensation Table and (4) all of our directors and executive officers as a group. Percentage of ownership is calculated as required by Commission Rule 13d-3(d)(1). Except as indicated below, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares underlying options includes shares which are exercisable within 60 days from the date of this offering. The address for those individuals for which an address is not otherwise indicated is: 9888 Carroll Centre Road, Suite 100, San Diego, California 92126-4581. Certain selling stockholders may sell shares in connection with the exercise of the over-allotment option. Mr. Crane may sell
up to         shares, Mr. Beasley may sell up to         shares and Summit
Partners may sell up to         shares. Any shares that may be sold by selling
stockholders if the underwriters exercise their over-allotment option have not been reflected in this table. For further information regarding the selling stockholders' relationship with us during the last three years, please see, "Management--Executive Officers and Directors" and "Certain Relationships and Related Transactions."

                                      Number of     Percentage of       Percentage of
                           Number of    Shares   Shares Beneficially Shares Beneficially
                            Shares    Underlying     Owned Prior         Owned After
Beneficial Owner          Outstanding  Options    to this Offering      this Offering
----------------          ----------- ---------- ------------------- -------------------
Funds affiliated with
 Summit Partners........   5,503,436       --           52.67%
 499 Hamilton Avenue,
  Suite 200
 Palo Alto, CA 94301
Christopher A. Crane....   3,985,974       --           38.15%
Gregory M. Avis.........   5,503,436       --           52.67%
Robert C. Beasley.......     894,540       --           8.56%
Kenneth F. Potashner....         --        --             *
Walter W. Papciak.......         --     69,000            *
Michael Arabe...........         --     78,600            *
Craig S. Farrington.....         --     78,600            *
Karen Goodrum...........         --     78,600            *
All directors and
 executive officers as a
 group (8 persons)......  10,383,950   304,800            100%                 100%

--------
 *  Less than 1% of total.

  The 5,503,436 shares listed above as outstanding for Summit Partners and Mr. Avis includes 4,728,437 shares beneficially owned by Summit Ventures III, L.P. and 96,499 shares beneficially owned by Summit Investors II, L.P. This number also includes 664,930 shares issuable upon exercise of warrants to purchase common stock beneficially owned by Summit Ventures III, L.P. and 13,570 shares issuable upon exercise of warrants to purchase common stock beneficially owned by Summit Investors II, L.P. Mr. Avis is a general partner of Stamps, Woodsum & Co. III, a general partner of Summit Partners III, L.P. Summit Partners III, L.P. is the general partner of Summit Ventures III, L.P. Mr. Avis is also a general partner of Summit Investors II, L.P. Mr. Avis disclaims beneficial ownership of all shares of common stock issued or issuable to Summit
Ventures III, L.P. and Summit Investors II, L.P., except to the extent of his pecuniary interest, but exercises shared voting and investment power with respect to all such shares.

                           Description of Securities

  The following information describes our common stock and preferred stock and certain provisions of our certificate of incorporation and our bylaws as will be in effect upon the closing of this offering. This description is only a summary. You should also refer to the certificate and bylaws which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of our common stock and preferred stock reflect changes to our capital structure that will occur upon the approval of our board of directors and stockholders and upon the closing of this offering in accordance with the terms of the certificate. All share
numbers below are calculated prior to a stock split of      to     , which is
subject to stockholder approval.

  Upon the completion of the offering our authorized capital stock will consist of 70,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

  As of December 31, 1998, there were 4,817,360 shares of common stock outstanding and held of record by three stockholders. Based upon the number of shares outstanding and giving effect to (1) the automatic conversion of each share of our Class B common stock into one share of our Class A common stock and the renaming of such stock as "common stock" upon the closing of this offering, (2) the automatic conversion of each share of our preferred stock into one share of our common stock upon the closing of this offering, (3) a
for            stock split of our common stock to be effected prior to the
closing of this offering and (4) the issuance of the         shares of common
stock offered by us hereby, there will be         shares of common stock
outstanding upon the closing of this offering.

  Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued in consideration for payment thereof, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be materially adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Upon the closing of this offering, there will be no shares of preferred stock outstanding.

Preferred Stock

  As of December 31, 1998, there were 4,908,126 shares of convertible preferred stock outstanding. Each outstanding share of convertible preferred stock will be converted into one share of common stock upon the closing of this offering and such shares of convertible preferred stock will no longer be authorized, issued or outstanding.

  Upon the closing of this offering, the board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, powers, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. We have no present plans to issue any shares of preferred stock. Please see "--Anti-Takeover Effects of Certain Provisions of Delaware Law and our Certificate of Incorporation and Bylaws."

Options

  As of December 31, 1998, options to purchase a total of 2,385,449 shares of common stock were outstanding, all of which are subject to lock-up arrangements under the terms of the option agreements. Upon completion of this offering, options to purchase a total of 2,800,000 shares of common stock may be granted under the 1999 stock incentive plan. Please see "Management--Benefit Plans" and "Shares Eligible for Future Sale."

Common Stock Warrants

  As of December 31, 1998, we have outstanding warrants to purchase a total of 723,295 shares of common stock, at an exercise price of $0.01 per share and warrants to purchase a total of 213,068 shares of common stock, at a weighted average exercise price of $1.76 per share. The warrants contain anti-dilution provisions providing for adjustments of the exercise price and the number of shares underlying the warrants upon the occurrence of certain events, including any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. The warrants grant their holders certain registration rights with respect to the common stock issuable upon their exercise, which are described below. All of these warrants will be exercisable immediately prior to this offering. Warrants to purchase 213,068 shares expire in September 2003, warrants to purchase 379,869 shares expire in October 2004, and warrants to purchase 343,426 in February 2008.

Registration Rights

  As of December 31, 1998, pursuant to the terms of an agreement with certain of our stockholders, after the closing of this offering, the holders of 5,844,489 shares of outstanding or issuable common stock on a pre-split basis will be entitled to certain demand registration rights with respect to the registration of their shares under the Securities Act of 1933. The holders of 50% of such shares are entitled to demand that we register their shares under the Securities Act of 1933, subject to certain limitations. We are not required to effect more than two such registrations for such holders pursuant to such demand registration rights. In addition, after the closing of this offering, these holders will be entitled to certain piggyback registration rights with respect to the registration of such shares of common stock under the Securities Act of 1933. In the event that we propose to register any shares of common stock under the Securities Act of 1933 either for our account or for the account of our other security holders, the holders of shares having piggyback rights are entitled to receive notice of such registration and are entitled to include their shares in any such registration, subject to certain limitations. Further, at any time after we become eligible to file a registration statement on Form S-3, the holders of 584,449 shares of common stock on a pre-split basis may require us to file registration statements under the Securities Act of 1933 on Form S-3 with respect to their shares of common stock. These registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares of common stock held by securityholders with registration rights to be included in such registration. We are generally required to bear all of the expenses of all such registrations, including the reasonable fees of a single counsel acting on behalf of all selling holders, except underwriting discounts and selling commissions. Registration of any of the shares of common stock held by securityholders with registration rights would result in such shares becoming freely tradable without restriction under the Securities Act of 1933 immediately upon effectiveness of such registration.

Anti-Takeover Effects of Certain Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

  We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A

"business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

  In addition, certain provisions of our certificate and bylaws, which provisions will be in effect upon the closing of this offering and are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

  Board of Directors Vacancies. Our bylaws authorize the board of directors to fill vacant directorships or increase the size of the board of directors. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

  Staggered Board. Our bylaws provide that our board will be classified into two classes of directors beginning at the next annual meeting of stockholders. Please see "Management--Classes of the Board" for more information regarding the staggered board.

  Stockholder Action; Special Meeting of Stockholders. Our certificate provides that stockholders may not take action by written consent, but only at duly called annual or special meetings of stockholders. Our bylaws further provide that special meetings of our stockholders may be called only by the President, Chief Executive Officer or Chairman of the board of directors or a majority of the board of directors.

  Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, our principal executive offices not less than 120 days prior to the first anniversary of the date of our notice of annual meeting provided with respect to the previous year's annual meeting of stockholders; provided, that if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar days earlier than such anniversary, notice by the stockholder, to be timely, must be so received a reasonable time before the solicitation is made. Our bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

  Authorized But Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to certain limitations imposed by the Nasdaq National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

  Delaware law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

Limitation of Liability and Indemnification Matters

  Our certificate provides that, except to the extent prohibited by Delaware law, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of their fiduciary duty as directors. Under Delaware law, the directors have a fiduciary duty to us which is not eliminated by this provision of our certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of their duty of loyalty to us for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

  Section 145 of the Delaware General Corporation Law allows a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the indemnification does not eliminate or limit the liability of a director for the following:

  .  any breach of the director's duty of loyalty to us or our stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock purchases or redemptions; and

  . any transaction from which the director derived an improper personal benefit.

  Delaware law further provides that the permitted indemnification shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under our bylaws, any agreement, a vote of stockholders or otherwise. Our certificate eliminates the personal liability of directors to the fullest extent permitted by Delaware law. In addition, our certificate provides that we may fully indemnify any person who was or is a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

  We have also entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our bylaws. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have applied for liability insurance for our officers and directors.

  At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the certificate. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Transfer Agent and Registrar

  The transfer agent and registrar for the common stock is American Stock Transfer.

                        Shares Eligible For Future Sale

  The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering, or the perception that such sales could occur. Such sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. After this offering, we will have outstanding
       shares of common stock. Of these shares, the        shares being offered
hereby are freely tradable.

  All of our directors and officers, stockholders, optionholders and warrantholders, who, as of December 31, 1998, held a total of 13,047,298 shares of our outstanding or issuable common stock, on a pre-split basis, have entered into lock-up agreements. Under these lock-up agreements, they have agreed that they will not sell, directly or indirectly, any shares of common stock without the prior written consent of Volpe Brown Whelan & Company, LLC, for a period of 180 days from the date of this prospectus.

  In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of (1) 1% of the then
outstanding shares of common stock (approximately         shares immediately
after this offering) or (2) the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from one of our affiliates, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

  As of December 31, 1998, options to purchase a total of 2,385,449 shares of common stock, on a pre-split basis, were outstanding, of which options to purchase 679,623 shares, on a pre-split basis, were exercisable. Of the options to purchase 1,705,826 shares of common stock, on a pre-split basis, that were not exercisable, options to purchase 152,000 shares of common stock, on a pre-split basis, shall immediately vest and become exercisable upon the closing of this offering. Upon the closing of this offering, we intend to file a registration statement to register for resale the 2,800,000 shares of common stock, on a pre-split basis, reserved for issuance under our stock option plans. We expect such registration statement to become effective immediately upon filing. Shares issued upon the exercise of stock options granted under our stock option plans will be eligible for resale in the public market from time to time subject to vesting and, in the case of certain options, the expiration of the lock-up agreements referred to below.

  As of December 31, 1998 certain stockholders and warrantholders, holding approximately 5,844,489 shares of outstanding or issuable common stock, on a pre-split basis, had the right, subject to certain conditions and limitations, to include their shares in certain registration statements relating to our securities. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the price of the common stock to fall. In addition, any demand to include such shares in our registration statements could have a material adverse effect on our ability to raise needed capital. Please see "Management--Benefit Plans," "Principal and Selling Stockholders," "Description of Securities--Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."

                                  Underwriting

  Under the terms and conditions contained in an underwriting agreement among the underwriters and us, each of the underwriters, for whom Volpe Brown Whelan & Company, LLC, EVEREN Securities, Inc. and Needham & Company, Inc., are acting as representatives, have severally agreed to purchase from us the number of shares of common stock set forth opposite its name below:

                                                                     Number of
Underwriter                                                           Shares
-----------                                                        -------------
Volpe Brown Whelan & Company, LLC.................................
EVEREN Securities, Inc. ..........................................
Needham & Company, Inc. ..........................................
                                                                   -------------
    Total.........................................................
                                                                   =============

  The underwriting agreement provides that the obligations of the several underwriters to purchase shares of common stock are subject to approval of certain legal matters by their counsel and to certain other conditions. Under the terms and conditions of the underwriting agreement, all of the underwriters are obligated to take and pay for all such shares of common stock if any are taken.

  The underwriters propose initially to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price, less a concession not
in excess of $        per share. The underwriters may allow, and such dealers
may reallow, concessions not in excess of $        per share of the common
stock to certain other dealers. After the initial public offering of the common stock, the offering price of the common stock and other selling terms may be changed by the underwriters. The underwriters expect to deliver the shares
against payment in San Francisco, California on     , 1999.

  Pursuant to the underwriting agreement, the selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this
prospectus, to purchase up to         additional shares of common stock on the
same terms and conditions as set forth on the cover page of this prospectus. The underwriters may exercise this option solely to cover over-allotments. To the extent such option is exercised, each underwriter will have a commitment subject to certain conditions, to purchase a number of additional shares of common stock proportionate to such underwriter's initial commitment pursuant to the underwriting agreement.

  From the date of this prospectus until 180 days after such date, we and all of our stockholders, officers and directors have agreed not to (1) offer, sell, contract to sell, make any short sale, pledge or otherwise dispose of, directly or indirectly, any shares of common stock or any options to acquire shares of common stock or securities convertible into or exchangeable for any other rights to purchase or acquire common stock or (2) enter into any swap or other agreements that transfers, in whole or in part, any of the economic consequences or ownership of common stock, without the prior consent of Volpe Brown Whelan & Company, LLC.

  The underwriters have reserved for sale, at the initial public offering
price,     shares of common stock for certain of our directors, officers, employees, friends and family who have expressed an interest in purchasing shares of common stock in this offering. Such persons are expected to purchase, in the aggregate, not more than 5% of the common stock offered in this offering. The number of shares available for sale to the general public in this offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not purchased will be offered by the underwriters on the same basis as other shares offered hereby.

  We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, losses and expenses, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect thereof.

  Prior to this offering, there has been no public market for our common stock. The initial public offering price for the shares of common stock in this offering was determined by agreement between us and the underwriters. Among the factors considered in making such determination were the history of, and the prospects for, the industry in which we compete, an assessment of our management, our present operations, our historical results of operations and the trend of our revenues and earnings, our prospects for future earnings, the general condition of the securities markets at the time of this offering and the price of similar securities of generally comparable companies. We cannot assure you that an active trading market will develop for our common stock or that our common stock will trade in the public markets at or above the initial public offering price.

  Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock including over-allotment, stabilizing and short-covering transactions and the impositions of penalty bids. Certain persons participating in this offering may also engage in passive market making transactions in the common stock on the Nasdaq National Market.

  In order to facilitate this offering, certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them by us. The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 Legal Matters

  The validity of the shares of common stock offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, San Diego, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Katten Muchin & Zavis, Chicago, Illinois.

                                    Experts

  Ernst & Young LLP, independent auditors, have audited our financial statements and schedule included in this prospectus as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, as set forth in their report, which is included in this prospectus. In addition, Ernst & Young LLP have audited the financial statements of REALBID, LLC included in this prospectus as of December 31, 1997 and for the period from June 19, 1997 (inception) to December 31, 1997, as set forth in their report, which is also included in this prospectus. Our financial statements and the financial statements of REALBID, LLC are included in this prospectus in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

                      Where You Can Find More Information

  We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and amendments to the registration statement) under the Securities Act of 1933 with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to COMPS and the shares of common stock to be sold in this offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

  You may read and copy all or any portion of the registration statement or any other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the Commission's Web site (http://www.sec.gov).

  As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Upon approval of the common stock for the quotation on the Nasdaq National Market, such reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

  We intend to furnish our stockholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each year containing unaudited interim consolidated financial information.

                         Index to Financial Statements

                                                                            Page
                                                                            ----
COMPS.COM, Inc.

Report of Ernst & Young LLP, Independent Auditors.........................   F-2
Balance Sheets as of December 31, 1997 and 1998...........................   F-3
Statements of Operations for the years ended December 31, 1996, 1997 and
 1998.....................................................................   F-4
Statements of Stockholders' Deficit for the years ended December 31, 1996,
 1997 and 1998............................................................   F-5
Statements of Cash Flows for the years ended December 31, 1996, 1997 and
 1998.....................................................................   F-6
Notes to Financial Statements.............................................   F-7

REALBID, LLC

Report of Ernst & Young LLP, Independent Auditors.........................  F-21
Statements of Operations for the period from June 19, 1997 (inception) to
 December 31, 1997 and the nine-month period ended September 30, 1998
 (unaudited)..............................................................  F-22
Statements of Members' Equity for the period from June 19, 1997
 (inception) to December 31, 1997 and the nine-month period ended
 September 30, 1998 (unaudited)...........................................  F-23
Statements of Cash Flows for the period from June 19, 1997 (inception) to
 December 31, 1997 and the nine-month period ended September 30, 1998
 (unaudited)..............................................................  F-24
Notes to Financial Statements.............................................  F-25

Unaudited Pro Forma Condensed Statements of Operations

Unaudited Pro Forma Condensed Statement of Operations.....................  F-27
Notes to Unaudited Pro Forma Condensed Statement of Operations............  F-28

               Report of Ernst & Young LLP, Independent Auditors

The Board of Directors
COMPS.COM, Inc.

  We have audited the accompanying balance sheets of COMPS.COM, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of COMPS.COM, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

San Diego, California
February 5, 1999,
except for Note 15, as to which the date is February 22, 1999

                                COMPS.COM, Inc.

                                 Balance Sheets

                                                                  Pro Forma
                                          December 31,          Stockholders'
                                     -----------------------     Deficit at
                                        1997        1998      December 31, 1998
                                     ----------  -----------  -----------------
                                                                 (Unaudited)
Assets
Current assets:
 Cash and cash equivalents.......... $  351,621  $   377,803
 Accounts receivable, less allowance
  for bad debts and cancellations of
  $1,384,242 and $1,464,922 at
  December 31, 1997 and 1998,
  respectively......................  2,298,167    3,165,817
 Prepaid expenses...................    146,363      184,520
                                     ----------  -----------
Total current assets................  2,796,151    3,728,140
Furniture and equipment, net........  1,203,750    1,470,538
Intangible assets, net..............     53,485    2,162,350
Deposits and other assets...........     37,450       36,249
                                     ----------  -----------
Total assets........................ $4,090,836  $ 7,397,277
                                     ==========  ===========
Liabilities, redeemable preferred
 stock and stockholders' deficit
Current liabilities:
 Accounts payable................... $  358,638  $   530,860
 Accrued liabilities................    934,953    1,019,647
 Current portion of long-term debt..    467,203      979,208
 Current portion of capital lease
  obligations.......................     65,101       49,343
 Deferred subscription revenue......  4,023,228    5,502,869
                                     ----------  -----------
Total current liabilities...........  5,849,123    8,081,927
Long-term debt, less current
 portion............................  1,750,372    1,100,628
Capital lease obligations, less
 current portion....................     71,955       22,612
Deferred rent.......................    108,906       71,187
                                     ----------  -----------
Total liabilities...................  7,780,356    9,276,354
Commitments
Redeemable convertible preferred
 stock, par value $.01 per share;
 5,000,000 shares authorized:
 Series A, 4,270,336 shares issued
  and outstanding at December 31,
  1997 and 1998.....................  5,815,806    6,114,730     $       --
 Series B, 637,790 shares issued and
  outstanding at December 31, 1998..        --     1,201,462             --
Stockholders' deficit:
 Class A common stock, par value
  $.01 per share; 22,500,000 shares
  authorized; 4,773,860 shares
  issued and outstanding (at stated
  value) at December 31, 1997 and
  1998 (9,725,486 pro forma--
  unaudited)........................     29,219       29,219          78,735
 Class B common stock, par value
  $.01 per share; 2,500,000 shares
  authorized; 43,500 shares issued
  and outstanding at December 31,
  1998 (0 pro forma--unaudited).....        --           435             --
  Additional paid-in capital........        --     4,759,600      12,026,711
  Deferred compensation.............        --    (2,538,421)     (2,538,421)
  Accumulated deficit............... (9,534,545) (11,446,102)    (11,446,102)
                                     ----------  -----------     -----------
Total stockholders' deficit......... (9,505,326)  (9,195,269)    $(1,879,077)
                                     ----------  -----------     ===========
Total liabilities, redeemable
 preferred stock and stockholders'
 deficit............................ $4,090,836  $ 7,397,277
                                     ==========  ===========

                            See accompanying notes.

                                COMPS.COM, Inc.

                            Statements of Operations

                                              Years ended December 31,
                                         -------------------------------------
                                            1996         1997         1998
                                         -----------  -----------  -----------
Net revenues............................ $ 8,140,693  $10,449,936  $12,805,761
Cost of revenues........................   4,356,973    5,053,998    5,746,180
                                         -----------  -----------  -----------
Gross profit............................   3,783,720    5,395,938    7,059,581
Operating expenses:
  Selling and marketing.................   2,812,596    3,407,906    4,181,945
  Product development and engineering...     376,331      768,051    1,230,349
  General and administrative............   2,835,271    2,525,526    2,936,052
                                         -----------  -----------  -----------
Total operating expenses................   6,024,198    6,701,483    8,348,346
                                         -----------  -----------  -----------
Loss from operations....................  (2,240,478)  (1,305,545)  (1,288,765)
Other:
  Gain from termination of covenant not-
   to-compete...........................      58,396          --           --
  Interest income.......................      34,616       16,650       42,595
  Interest expense......................    (159,905)    (268,290)    (302,152)
                                         -----------  -----------  -----------
Net loss................................  (2,307,371)  (1,557,185)  (1,548,322)
Dividend accretion on preferred stock...     298,924      298,924      363,235
                                         -----------  -----------  -----------
Net loss attributable to common
 stockholders........................... $(2,606,295) $(1,856,109) $(1,911,557)
                                         ===========  ===========  ===========
Net loss per share attributable to
 common stockholders, basic and
 diluted................................ $     (0.55) $     (0.39) $     (0.40)
                                         ===========  ===========  ===========
Shares used in computing net loss
 attributable to common stockholders,
 basic and diluted......................   4,773,860    4,773,860    4,794,896
                                         ===========  ===========  ===========
Pro forma net loss per share, basic and
 diluted................................                           $     (0.16)
                                                                   ===========
Shares used in computing pro forma net
 loss per share, basic and diluted......                             9,634,874
                                                                   ===========


                            See accompanying notes.

                                COMPS.COM, Inc.

                      Statements of Stockholders' Deficit

                                  Common Stock
                         ------------------------------- Additional                                 Total
                              Class A         Class B     Paid-In     Deferred    Accumulated   Stockholders'
                          Shares   Amount  Shares Amount  Capital   Compensation    Deficit        Deficit
                         --------- ------- ------ ------ ---------- ------------  ------------  -------------
Balance at December 31,
 1995................... 4,773,860 $29,219    --  $ --   $      --  $       --    $ (5,072,141)  $(5,042,922)
 Accretion of preferred
  stock redemption
  value.................       --      --     --    --          --          --        (298,924)     (298,924)
 Net loss...............       --      --     --    --          --          --      (2,307,371)   (2,307,371)
                         --------- ------- ------ -----  ---------- -----------   ------------   -----------
Balance at December 31,
 1996................... 4,773,860  29,219    --    --          --          --      (7,678,436)   (7,649,217)
 Accretion of preferred
  stock redemption
  value.................       --      --     --    --          --          --        (298,924)     (298,924)
 Net loss...............       --      --     --    --          --          --      (1,557,185)   (1,557,185)
                         --------- ------- ------ -----  ---------- -----------   ------------   -----------
Balance at December 31,
 1997................... 4,773,860  29,219    --    --          --          --      (9,534,545)   (9,505,326)
 Issuance of stock upon
  exercise of options...       --      --  43,500   435      12,615         --             --         13,050
 Accretion of preferred
  stock redemption
  value.................       --      --     --    --          --          --        (363,235)     (363,235)
 Grant of stock options
  in connection with
  REALBID acquisition...       --      --     --    --    2,091,000         --             --      2,091,000
 Deferred compensation
  related to grant of
  certain stock
  options...............       --      --     --    --    2,655,985  (2,655,985)           --            --
 Amortization of
  deferred
  compensation..........       --      --     --    --          --      117,564            --        117,564
 Net loss...............       --      --     --    --          --          --      (1,548,322)   (1,548,322)
                         --------- ------- ------ -----  ---------- -----------   ------------   -----------
Balance at December 31,
 1998................... 4,773,860 $29,219 43,500 $ 435  $4,759,600 $(2,538,421)  $(11,446,102)  $(9,195,269)
                         ========= ======= ====== =====  ========== ===========   ============   ===========


                             See accompanying notes

                                COMPS.COM, Inc.

                            Statements of Cash Flows

                                               Years ended December 31,
                                          -------------------------------------
                                             1996         1997         1998
                                          -----------  -----------  -----------
Operating activities
Net loss................................  $(2,307,371) $(1,557,185) $(1,548,322)
Adjustments to reconcile net loss to net
 cash provided by (used in) operating
 activities:
  Depreciation and amortization.........    1,020,029      913,781      803,998
  Deferred compensation.................          --           --       117,564
  Provision for bad debts...............          --        39,491      167,858
  Impairment loss on acquired
   intangibles..........................          --       183,233          --
  Loss on disposal/write-off of assets..          --        97,011          --
  Interest imputed on note payable to
   TRW REDI.............................          --        48,619       49,252
  Gain from covenant not-to-compete.....      (58,396)         --           --
  Changes in operating assets and
   liabilities, net of effects from
   acquisitions:
    Accounts receivable.................     (293,785)    (529,824)    (978,508)
    Prepaid expenses....................       50,916      (41,820)     (27,969)
    Deposits and other assets...........       23,414        3,767         (674)
    Accounts payable....................       82,033      (56,032)     172,222
    Accrued liabilities.................      334,016      326,864       84,694
    Deferred rent.......................       24,534      (19,172)     (37,719)
    Deferred subscription revenue.......      527,010      667,801    1,479,641
                                          -----------  -----------  -----------
Net cash provided by (used in) operating
 activities.............................     (597,600)      76,534      282,037
Investing activities
Maturities of marketable securities,
 available-for-sale.....................      459,645      243,645          --
Purchases of furniture and equipment....     (592,278)    (725,835)    (933,876)
Purchase of TRW REDI and LSR............          --       (80,000)         --
Purchase of REALBID, net of cash
 acquired...............................          --           --      (209,900)
Loans to employees, net of repayments...        1,285       (6,715)     (10,188)
                                          -----------  -----------  -----------
Net cash used in investing activities...     (131,348)    (568,905)  (1,153,964)
Financing activities
Proceeds from notes payable.............    1,411,879      742,800      300,000
Payments on notes payable...............     (264,851)    (384,683)    (486,991)
Payments on capital lease obligations...     (100,286)     (91,664)     (65,101)
Proceeds from sale of preferred stock,
 net of issuance costs..................          --           --     1,137,151
Proceeds from issuance of common stock..          --           --        13,050
                                          -----------  -----------  -----------
Net cash provided by financing
 activities.............................    1,046,742      266,453      898,109
                                          -----------  -----------  -----------
Net increase (decrease) in cash.........      317,794     (225,918)      26,182
Cash at beginning of year...............      259,745      577,539      351,621
                                          -----------  -----------  -----------
Cash at end of year.....................  $   577,539  $   351,621  $   377,803
                                          ===========  ===========  ===========
Supplemental disclosures of cash flow
 information:
  Interest paid.........................  $   143,024  $   244,877  $   251,527
                                          ===========  ===========  ===========
  Income taxes paid.....................  $     5,563  $     3,941  $     3,712
                                          ===========  ===========  ===========
Supplemental schedule of noncash
 investing and financing activities:
  Equipment financed under capital
   leases...............................  $       --   $    30,806  $       --
                                          ===========  ===========  ===========

                            See accompanying notes.

                                COMPS.COM, Inc.

                         Notes to Financial Statements

                               December 31, 1998

1. Organization and Significant Accounting Policies

Organization and Business Activity

  COMPS.COM, Inc., formerly known as COMPS InfoSystems, Inc. (the Company), compiles and maintains a national database of confirmed commercial real estate information. The Company provides its customers with reports on sales of office, industrial, retail, apartments, residential land, commercial land, hotels, motels and other special use properties. As of December 31, 1998, national coverage includes over 45 major cities throughout the United States.

Basis of Presentation

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of its liabilities in the normal course of conducting business. The Company anticipates that it will require additional funds to continue the Company's product development activities; expand the Company's marketing and sales and customer services and support capabilities; fund the Company's capital expenditures to accommodate the anticipated increase in customers and geographic expansion; and expand certain financial and administrative functions. Management believes that the funds necessary to meet its capital requirements for the next twelve months will be raised either from a public offering or by private equity or debt financing. Without the additional funds, the Company will be required to reduce the scope of its product development projects and significantly reduce its expenditures on infrastructure and product and service upgrade programs.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents

  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Concentration of Credit Risk

  The majority of sales and the related accounts receivable are from companies dealing in the commercial real estate industry throughout the United States. Credit is extended based upon an evaluation of the customer's financial condition and generally collateral is not required. Reserves for doubtful accounts are maintained by the Company. The Company has not experienced losses in excess of its reserves.

Furniture and Equipment

  Furniture and equipment are depreciated using the double declining balance method over estimated useful lives of five and seven years, respectively.

                                COMPS.COM, Inc.

1. Organization and Significant Accounting Policies (continued)

Intangible Assets

  Intangible assets arose primarily from the acquisition of REALBID, LLC (see
Note 2). The excess of cost over the fair value of the net assets purchased has been allocated to goodwill, customer base, database and web site technology, trademark and trade name and assembled work force. These intangible assets are being amortized over estimated useful lives ranging from three to five years.

Asset Impairment

  In accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed Of (SFAS 121), the Company recognizes impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the estimated undiscounted cash flows to be generated by those assets are less than the assets' carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. In 1997, impairment losses of approximately $183,000 were recorded to write-down certain acquired intangibles. In 1996 and 1998, no impairment losses were recorded.

Stock-Based Compensation

  The Company has elected to follow Accounting Principles Board Opinion No. 25 Accounting for Stock Issued to Employees (APB 25) and related Interpretations in accounting for its employee stock options.

Revenue Recognition

  The Company recognizes product and related services revenue at the time of shipment or performance of services. A substantial portion of the Company's revenues come from subscription sales. Subscriptions are recorded as accounts receivable and as deferred revenues at the time the customer is invoiced. Subscription revenue, net of reserve for cancellations, is recognized over the subscription term.

Significant Customers

  During 1996, 1997 and 1998, no single customer accounted for more than 10% of revenues.

Product Development and Engineering

  Product development and engineering costs are expensed in the period incurred.

Net Loss Per Share and Unaudited Pro Forma Stockholders' Deficit

  Historical basic and diluted net loss per share are computed using the weighted average number of common shares outstanding. Options, warrants and preferred stock were not included in the computation of diluted net loss per share because the effect would be antidilutive.

  Pro forma net loss per share has been computed as described above and also gives effect to common equivalent shares from preferred stock that will automatically convert upon the closing of the Company's initial public offering (using the as-if-converted method). If the offering contemplated is consummated, all of the redeemable convertible preferred stock outstanding as of the closing date will automatically be converted into an aggregate of 4,908,126 shares of common stock. Unaudited pro forma stockholders' deficit at December 31, 1998, as adjusted for the conversion of redeemable convertible preferred stock, is disclosed on the balance sheet.

                                COMPS.COM, Inc.

1. Organization and Significant Accounting Policies (continued)

Net Loss Per Share and Unaudited Pro Forma Stockholders' Deficit (continued)

  A reconciliation of shares used in the calculation of historical and pro forma basic and diluted net loss per share attributable to common stockholders follows:

                                                Year ended December 31,
                                          -------------------------------------
                                             1996         1997         1998
                                          -----------  -----------  -----------
   Historical net loss per share
    attributable to common stockholders,
    basic and diluted:
    Net loss attributable to common
     stockholders.......................  $(2,606,295) $(1,856,109) $(1,911,557)
                                          ===========  ===========  ===========
    Shares used in computing net loss
     attributable to common
     stockholders, basic and diluted....    4,773,860    4,773,860    4,794,896
                                          ===========  ===========  ===========
    Net loss per share attributable to
     common stockholders, basic and
     diluted............................  $     (0.55) $     (0.39) $     (0.40)
                                          ===========  ===========  ===========
    Antidilutive securities including
     options, warrants, and preferred
     stock not included in historical
     net loss per share attributable to
     common stockholders calculations...    5,508,682    5,748,023    8,229,938
                                          ===========  ===========  ===========
   Pro forma net loss per share:
    Net loss attributable to common
     stockholders.......................                            $(1,911,557)
    Less: dividend accretion on
     redeemable convertible preferred
     stock..............................                                363,235
                                                                    -----------
    Pro forma net loss..................                            $(1,548,322)
                                                                    ===========
    Shares used in computing net loss
     attributable to common
     stockholders, basic and diluted....                              4,794,896
    Adjustment to reflect the effect of
     the assumed conversion of weighted
     average shares of redeemable
     convertible preferred stock........                              4,839,979
                                                                    -----------
    Shares used in computing pro forma
     net loss per share, basic and
     diluted............................                              9,634,874
                                                                    ===========
    Pro forma net loss per share, basic
    and diluted.........................                            $     (0.16)
                                                                    ===========

                                COMPS.COM, Inc.

1. Organization and Significant Accounting Policies (continued)

Impact of Recently Issued Accounting Standards

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS
130). SFAS 130 requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. SFAS 130 is effective for fiscal years beginning after December 15, 1997. There was no difference between the Company's net loss and its total comprehensive loss for the years ended December 31, 1996, 1997 and 1998.

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, No. 131, Disclosures About Segments of an Enterprise and Related Information (SFAS 131). SFAS 131 replace SFAS 14, "Financial Reporting for Segments of a Business Enterprise" and changes the way the public companies report segment information. SFAS 131 is effective for fiscal years beginning after December 15, 1997 and has been adopted by the Company for the year ending December 31, 1998.

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1). This standard requires companies to capitalize qualifying computer software costs which are incurred during the application development stage and amortize them over the software's estimated useful life. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. The Company is currently evaluating the impact of SOP 98-1 on its financial statements and related disclosures.

  In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 Reporting for the Costs of Start-Up Activities (SOP 98-5). This standard requires companies to expense the cost of start-up activities and organization costs as incurred. In general, SOP 98-5 is effective for fiscal years beginning after December 15, 1998. The Company believes the adoption of SOP 98-5 will not have a material impact on its results of operations.

Reclassification

  Reclassifications have been made to certain prior period amounts to conform to the 1998 presentation.

2. Acquisitions

Experian RES

  On November 30, 1997, the Company acquired the Experian RES investment property publishing business in Georgia and Florida for $80,000. The purchase price has been allocated to the assets purchased and the liabilities assumed based upon the fair values at the date of acquisition as follows:

   Current assets.................................................... $114,244
   Subscription contracts............................................  124,198
   Deferred revenues................................................. (158,442)
                                                                      --------
                                                                      $ 80,000
                                                                      ========

  Deferred revenues represent liabilities assumed to fulfill subscription contracts acquired from Experian. Deferred revenues will be recognized over the subscription term as product is shipped. The subscription contracts represent the estimated value of future revenue streams from renewals of subscription contracts

                                COMPS.COM, Inc.

2. Acquisitions (continued)

purchased. Experian RES is the successor-in-interest to TRW REDI and based on the Company's 1995 acquisition of TRW REDI's investment property publishing business, 50% of the subscription contracts were amortized in 1997 and the remaining 50% were amortized in 1998.

REALBID

  On November 6, 1998, the Company acquired the assets of REALBID, LLC (REALBID) a real estate marketing services company which supports commercial real estate transactions over the Internet. The transaction was accounted for as a purchase. The purchase price consisted of cash payments of $163,000 and the grant of stock options to the principals to acquire 544,612 shares of the Company's common stock at $1.20 per share. The fair value of the options was determined to be $3.84 per share as of the date of the acquisition. As a result, the purchase price is calculated to be $2,308,400, which includes acquisition costs of $54,400. In addition, employment and incentive compensation agreements were entered into with the two principals of REALBID. The purchase price has been allocated as follows:

   Current assets.................................................... $   64,500
   Intangible assets.................................................  2,243,900
                                                                      ----------
   Net purchase price................................................ $2,308,400
                                                                      ==========

  The accompanying statements of operations reflect the operating results of REALBID since the date of the acquisition. The pro forma unaudited results of operations for the years ended December 31, 1997 and 1998, assuming the purchase of REALBID has occurred on June 19, 1997, are as follows:

                                                        1997         1998
                                                     -----------  -----------
   Net revenues..................................... $10,465,436  $13,028,927
                                                     ===========  ===========
   Net loss attributable to common stockholders..... $(2,362,860) $(2,434,911)
                                                     ===========  ===========
   Net loss per share attributable to common
    stockholders.................................... $     (0.49) $     (0.51)
                                                     ===========  ===========

AOBR, Inc.

  On December 4, 1998, the Company agreed to acquire certain assets of AOBR, Inc., subject to certain conditions, including completion of due diligence and approval by the Company's Board of Directors. The transaction closed on January 7, 1999. The purchase price consisted of cash payments of $120,000 plus acquisition costs of $9,200. The transaction will be recorded as a purchase and the purchase price will be allocated to the acquired database, non-competition agreement and goodwill. These intangibles will be amortized over two to five years.

3. Furniture and Equipment

  Furniture and equipment are stated at cost and consist of the following at December 31:

                                                          1997         1998
                                                       -----------  -----------
   Machinery and equipment............................ $ 2,394,486  $ 3,200,644
   Office furniture and fixtures......................      87,559      141,877
   Leasehold improvements.............................     150,553      223,953
                                                       -----------  -----------
                                                         2,632,598    3,566,474
   Accumulated depreciation...........................  (1,428,848)  (2,095,936)
                                                       -----------  -----------
                                                       $ 1,203,750  $ 1,470,538
                                                       ===========  ===========

                                COMPS.COM, Inc.

4. Intangibles Assets

  Intangible assets consist of the following at December 31:

                                                             1997       1998
                                                           --------  ----------
   Customer base.......................................... $    --   $1,791,100
   Database and web site technology.......................      --      268,700
   Assembled workforce....................................      --       94,600
   Trademark and trade name...............................      --       89,500
   Subscription contracts.................................  141,426         --
                                                           --------  ----------
                                                            141,426   2,243,900
   Less accumulated amortization..........................  (87,941)    (81,550)
                                                           --------  ----------
                                                           $ 53,485  $2,162,350
                                                           ========  ==========

  During 1997, the Company determined that the subscription base relating to the 1995 acquisitions of TRW REDI and The Land Sales Resource was impaired as a result of lower than expected retention of the purchased subscription base. Fair value of the assets was calculated based on estimated future cash flows to be generated by the subscription base, discounted at a market rate of interest. This resulted in a write-down of the acquired intangibles of $183,233, which is reflected in general and administrative expense on the statement of operations.

5. Long-Term Debt

  In September 1996, the Company entered into a $3.0 million loan agreement with Venture Lending & Leasing, Inc. The terms of the agreement provide $1.5 million for fixed asset acquisition and $1.5 million as working capital. Borrowings for fixed assets acquisition and working capital are due forty-eight months and thirty-six months, respectively, from the date of disbursement. At December 31, 1998, $541,750 is available for draw for general operations and none is available for fixed asset acquisitions. The loan agreement originally expired on June 30, 1998, but was extended during 1998 to June 30, 1999.

  Notes payable to Venture Lending & Leasing, Inc. bear interest at 8.75% per annum during the term and a one-time balloon interest payment of 15% of the original principal amount is due upon completion of the term. The notes payable are secured by all fixed assets of the Company with the exception of two notes payable which are secured by all business assets of the Company.

  Long-term debt consists of the following at December 31:

                                                              1997      1998
                                                            --------- ---------
Note payable to Venture Lending & Leasing, Inc.
 Principal and interest of $18,458 are due monthly through
 August 1, 1999 with additional balloon interest of
 $86,250 due October 1, 1999..............................  $ 378,636 $ 212,367

Note payable to Venture Lending & Leasing, Inc.
 Principal and interest of $21,006 are due monthly through
 August 1, 2000 with additional balloon interest of
 $125,532 due October 1, 2000.............................    630,194   463,489

Note payable to Venture Lending & Leasing, Inc.
 Principal and interest of $8,557 are due monthly through
 February 1, 2001 with additional balloon interest of
 $51,140 due April 1, 2001................................    286,960   224,051

                                COMPS.COM, Inc.

5. Long-Term Debt (continued)

                                                              1997       1998
                                                           ---------- ----------
Note payable to Venture Lending & Leasing, Inc.
 Principal and interest of $2,555 are due monthly through
 October 1, 2001 with additional balloon interest of
 $15,268 due December 1, 2001............................      96,356     79,851

Note payable to Venture Lending & Leasing, Inc.
 Principal and interest of $2,595 are due monthly through
 October 1, 2001 with additional balloon interest of
 $15,505 due January 1, 2002.............................      98,180     82,494

Note payable to Venture Lending & Leasing, Inc.
 Principal and interest of $2,931 are due monthly through
 November 1, 2001 with additional balloon interest of
 $17,514 due January 1, 2002.............................     110,301     93,431

Note payable to Venture Lending & Leasing, Inc.
 Principal and interest of $2,672 are due monthly through
 November 1, 2000 with additional balloon interest of
 $12,486 due December 1, 2001............................      77,473     59,709

Note payable to Venture Lending & Leasing, Inc.
 Principal and interest of $9,630 are due monthly through
 September 1, 2001 with additional balloon interest of
 $45,000 due November 1, 2001............................         --     275,717

Unsecured note payable to TRW REDI, due as follows:
 $405,800 on December 1, 1999; $145,000 on December 1,
 2000; and $135,000 on December 31, 2001. Interest is
 imputed at 10% through December 1, 1999. Note bears
 interest at 8% subsequent to December 1, 1999...........     539,475    588,727
                                                           ---------- ----------
                                                            2,217,575  2,079,836
Less current portion.....................................     467,203    979,208
                                                           ---------- ----------
Total long-term debt.....................................  $1,750,372 $1,100,628
                                                           ========== ==========

  Future annual payments of long-term debt are as follows at December 31, 1998:

      1999........................................................... $  979,208
      2000...........................................................    659,738
      2001...........................................................    423,812
      2002...........................................................     17,078
                                                                      ----------
      Total.......................................................... $2,079,836
                                                                      ==========

                                COMPS.COM, Inc.

6. Commitments

Leases

  The Company leases its offices under operating leases which expire at various dates through June 2002. Under these operating leases, the Company pays taxes, insurance and maintenance expenses related to the premises. Certain of the leases provide for increasing minimum annual rental amounts. Rent payable for the Company's corporate headquarters office during the period from July 2000 through June 2002 will be determined based upon fair market rental value at July 1, 2000. Rent expense is recorded evenly over the term of the lease. Accordingly, deferred rent, as reflected on the accompanying balance sheets, represents the difference between rent expense accrued and amounts paid under the terms of the lease agreement. Rent expense for the years ended December 31, 1996, 1997 and 1998 totaled $410,705, $405,874 and $468,533, respectively.

  The Company leases certain equipment under capital lease obligations. Cost and accumulated depreciation of equipment under capital leases were $379,978 and $321,854, respectively, at December 31, 1998.

  Future minimum lease payments under operating and capital leases at December 31, 1998 are as follows:

                                                              Operating Capital
                                                               Leases   Leases
                                                              --------- -------
   1999...................................................... $513,505  $54,463
   2000......................................................  256,144   15,714
   2001......................................................   92,603    8,890
   2002......................................................   81,294      --
                                                              --------  -------
   Total minimum lease payments.............................. $943,546   79,067
                                                              ========
   Less amount representing interest.........................             7,112
                                                                        -------
   Present value of minimum lease payments...................            71,955
   Less current portion......................................            49,343
                                                                        -------
   Noncurrent portion........................................           $22,612
                                                                        =======

Employment, Incentive Compensation, and Stock Agreements

  The Company has employment and incentive compensation agreements with key employees which grant these employees the right to receive bonuses and incentive compensation upon certain events and circumstances as defined in the agreements. The agreements provide for severance pay of three to eight months in the event of termination of employment.

7. Information Sharing Agreement

  The Company has agreements to license its database to other information service providers for licensing through their computer networks. Under the agreements, the Company receives a certain percentage of the related annual gross receipts earned by these other service providers. In addition, neither the Company nor the other service providers shall develop competing products during the term of the agreement. The Company earned $307,381, $163,341 and $41,185 under the agreements during the years ended December 31, 1996, 1997 and 1998, respectively.

                                COMPS.COM, Inc.

8. Redeemable Convertible Preferred Stock

  During 1994, the Company sold 4,270,336 shares of Series A convertible redeemable preferred stock and warrants to purchase 379,869 shares of Class B common stock at $.01 per share (Note 10), for $4,856,758, net of issuance costs of $143,242. The holders of the Series A preferred stock are entitled to receive cumulative dividends at an annual rate of $.07 per share, payable at the time of: 1) repurchase of Series A preferred stock; 2) liquidation of the Company; or 3) sale of the Company's securities pursuant to an underwritten public offering. The right to such dividends will be forfeited in the event of a repurchase of all of the outstanding shares of Series A preferred stock or a liquidation if the holders of the Series A preferred stock are entitled to receive in excess of $3.52 per share prior to the payment of dividends or upon a public offering of not less than $10 million at a purchase price of not less than $3.52 per share. Holders of Series A preferred stock have a liquidation preference of $1.17 per share plus all accumulated but unpaid dividends.

  In February 1998, the Company sold 637,790 shares of Series B redeemable convertible preferred stock and warrants to purchase 306,097 shares of Class B common stock and 37,329 shares of Class A common stock at $.01 per share (Note
10), for $1,137,151, net of issuance costs of $12,849. The holders of the Series B preferred stock are entitled to receive cumulative dividends at an annual rate of $0.11 per share, payable at the time of 1) repurchase of Series A or Series B preferred stock; 2) liquidation of the Company; or 3) sale of the Company's securities pursuant to an underwritten public offering. The right to such dividends will be forfeited in the event of a repurchase of all of the outstanding shares of Series B preferred stock or a liquidation if the holders of the Series B preferred stock are entitled to receive in excess of $3.83 per share prior to the payment of dividends or upon a public offering of not less than $10 million at a purchase price of not less than $3.83 per share. Holders of Series B preferred stock have a liquidation preference of $1.80 per share plus all accumulated but unpaid dividends.

  The Series A and Series B preferred stock is convertible at the option of the holder into an equal number of shares of Class A common stock. The holders of preferred and Class A common stock vote together as a class on all matters to be voted on by the shareholders of the Company, with each holder of preferred stock entitled to one vote for each share held.

  A summary of the redeemable convertible preferred stock and the liquidation and redemption values at December 31, 1998 are as follows:

                                                         Liquidation Redemption
                                                Shares   Preference    Value
                                               --------- ----------- ----------
   Series A preferred stock................... 4,270,336 $5,000,000  $6,257,972
   Series B preferred stock...................   637,790  1,150,000   1,214,311
                                               --------- ----------  ----------
   Total...................................... 4,908,126 $6,150,000  $7,472,283
                                               ========= ==========  ==========

9. Repurchase Agreement

  As part of the issuance of Series A and Series B redeemable convertible preferred stock and Class B common stock warrants, (see Note 10), the Company granted the purchasers a "put option" in which the Company is required to repurchase the shares held by the purchasers; the repurchase is required to take place in October 2001 or earlier if an event such as a liquidation or merger or acquisition occurs and there is a 50% change in the holders of voting securities. The repurchase price is the greater of the original purchase price plus accrued dividends or fair market value of the shares held. This put option is terminated if the Company has a public offering of its shares in which the Company's gross proceeds are at least $10 million and the per share price is not less the $3.52 for the Series A preferred stock and $3.83 for the Series B preferred stock.

                                COMPS.COM, Inc.

9. Repurchase Agreement (continued)

  The purchasers have also been granted registration rights in certain conditions and a right of first refusal in the event the Company intends to sell shares in a private transaction.

10. Stockholders' Deficit

Common Stock

  The Class A and Class B common stock shall have the same rights and privileges except that the Class B common stock shall not have any right to vote. Additionally, each share of Class B common stock shall automatically convert into one share of Class A common stock upon the earlier of the time of consent of the holders of at least 66 2/3% of the outstanding Class A common stock to the conversion is obtained or upon the closing of a public offering.

Warrants

  In connection with the issuance of the Series A redeemable preferred stock, the Company issued warrants to purchase 379,869 shares of Class B common stock at $.01 per share. The warrants may be exercised in whole or in part on the earlier to occur of one day prior to the closing of a liquidity event, as defined in the agreement, or October 14, 2001. The warrants expire on October 14, 2004.

  In connection with the issuance of the Series B redeemable preferred stock, the Company issued warrants to purchase 306,097 shares of Class B common stock and 37,329 shares of Class A common stock at $0.01 per share. The warrants to purchase Class B common stock are exercisable at the earlier of (i) one day prior to the closing or effective time of a liquidity event, as defined in the warrant agreement, or (ii) October 14, 2001. The warrant to purchase Class A Common Stock is immediately exercisable. All warrants issued in connection with the Series B Preferred Stock expire on February 6, 2008.

  In connection with the loan agreement with Venture Lending & Leasing, Inc. (see Note 5), the Company issued a warrant to purchase 213,068 shares of the Company's Class B common stock at $1.76 per share, subject to antidilutive adjustments. The warrant expires on September 24, 2003. As set forth in SFAS 123, the warrant must be accounted for based on its fair value. Accordingly, the Company estimated the fair value of the warrant using the Black-Scholes option pricing model, however, no value was allocated to the warrant as the current estimated fair value was nominal.

Stock Options

  In November 1998, the Company replaced its amended and restated stock option plan (Old Plan), under which options to purchase 1,008,000 shares of Class B common stock were outstanding, with the 1998 Equity Participation Plan and the 1998 Supplemental Option Plan (the 1998 Plans). Under the 1998 Plans, both incentive stock options and non-qualified stock options to purchase Class B common stock may be issued to key employees, board members and consultants of the Company. The aggregate number of shares which the Company is authorized to issue under the 1998 Plans, together with the aggregate number of shares which may be issued under the Old Plan is 2,792,083. Options granted under the Plans generally vest over five years, except for options issued to independent directors under the 1998 Plans which vest over four years, and are exercisable for a period of ten years from the date of grant. The board of directors may, in its discretion, accelerate the period during which an option granted to an employee or consultant vests. Generally, stock options are granted at a price which approximates the fair value of the shares at the date of grant as determined by the board of directors.

                                COMPS.COM, Inc.

10. Stockholders' Deficit (continued)

Stock Options (continued)

  The following table summarizes stock option activity:

                                                                        Weighted
                                                                        Average
                                                                        Exercise
                                                              Shares     Price
                                                             ---------  --------
   Outstanding at December 31, 1995.........................   709,909   $0.30
     Granted................................................   117,808   $0.30
     Cancelled..............................................  (182,308)  $0.30
                                                             ---------   -----
   Outstanding at December 31, 1996.........................   645,409   $0.30
     Granted................................................   333,841   $0.30
     Cancelled..............................................   (94,500)  $0.30
                                                             ---------   -----
   Outstanding at December 31, 1997.........................   884,750   $0.30
     Granted................................................ 1,559,199   $1.15
     Exercised..............................................   (43,500)  $0.30
     Cancelled..............................................   (15,000)  $0.65
                                                             ---------   -----
   Outstanding at December 31, 1998......................... 2,385,449   $0.86
                                                             =========   =====

  Included above are options to purchase a total of 149,775 shares of common stock which were issued outside of the Plans. In addition, 190,000 of the options granted in 1997 will become fully vested upon the closing of an initial public offering.

  At December 31, 1998, options to purchase 679,623 shares (including 138,275 shares related to options granted outside the Plans) are exercisable and 512,909 shares are available for future grant.

  Through December 31, 1998, the Company recorded deferred compensation expense for the difference between the exercise price and the fair value for financial statement presentation purposes of the Company's common stock, as determined in part by an independent valuation, for options granted during 1998. This deferred compensation aggregates to $2,655,985, which is being amortized over the vesting period of the related options. Amortization during 1998 was $117,564.

  Following is a further breakdown of the options outstanding as of December 31, 1998:

                                                                           Weighted average
                             Weighted average                              exercise price of
   Range of        Options    remaining life  Weighted average   Options        options
Exercise Prices  Outstanding     in years      exercise price  exercisable    exercisable
---------------  ----------- ---------------- ---------------- ----------- -----------------
$0.30-$0.45         905,250        7.70            $0.31         350,313         $0.30
$1.00-$1.20       1,480,199        9.65            $1.19         329,310         $1.20
-----------       ---------        ----            -----         -------         -----
$0.30-$1.20       2,385,449        8.93            $0.86         679,623         $0.74

  Pro forma information regarding net loss is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value of the options was estimated at the date of grant, using the "minimum value" method for option pricing with the following weighted-average assumptions for options granted in 1996, 1997 and 1998: risk-free interest rate of 6%, 6% and 5.5%, respectively; dividend yield of 0%; and a weighted-average expected life of options of five years. The weighted-average fair value of options granted in 1996, 1997 and 1998 was $0.08. $0.08 and $0.28, respectively.

                                COMPS.COM, Inc.

10. Stockholders' Deficit (continued)

Stock Options (continued)

  For purpose of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

                                              Year ended December 31,
                                       ----------------------------------------
                                           1996          1997          1998
                                       ------------  ------------  ------------
   Pro forma net loss attributable to
    common stockholders..............  $ (2,615,089) $ (1,867,929) $ (1,939,328)
   Pro forma basic and diluted net
    loss per share attributable to
    common stockholders..............  $      (0.55) $      (0.39) $      (0.40)

Common Stock Reserved for Issuance

  At December 31, 1998, the Company has reserved shares of common stock for future issuance as follows:

   Stock options...................................................... 2,898,358
   Preferred stock.................................................... 4,908,126
   Warrants...........................................................   936,363
                                                                       ---------
                                                                       8,742,847
                                                                       =========

11. Income Taxes

  At December 31, 1998, the Company had federal and state tax net operating loss carryforwards of approximately $4,942,000 and $2,494,000, respectively. The difference between the federal and California tax loss carryforwards is primarily attributable to the 50% limitation on California loss carryforwards. The federal and California tax loss carryforwards begin expiring in 2009 and 1999, respectively, unless previously utilized.

  Pursuant to Internal Revenue Code Section 382, use of the Company's net operating loss carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within a three-year period.

  Significant components of the Company's deferred tax assets at December 31, 1997 and 1998 are shown below. A valuation allowance of $1,652,000 has been recognized to offset the deferred tax assets as realization of such assets is uncertain.

                                                            1997        1998
                                                         ----------  ----------
   Deferred tax assets:
     Net operating loss carryforwards................... $1,343,000  $1,826,000
     Other..............................................    338,000     361,000
     Amortization.......................................    464,000     463,000
                                                         ----------  ----------
   Total deferred tax assets............................  2,145,000   2,650,000
   Deferred tax liabilities:
     Intangibles........................................        --     (998,000)
                                                         ----------  ----------
   Net deferred tax assets..............................  2,145,000   1,652,000
   Valuation allowance for deferred tax assets.......... (2,145,000) (1,652,000)
                                                         ----------  ----------
   Net deferred tax assets.............................. $      --   $      --
                                                         ==========  ==========

                                COMPS.COM, Inc.

12. Employee Benefit Plan

  The Company has a 401(k) defined contribution employee benefit plan (the "Plan") for the benefit of eligible employees, generally those who have completed one year of service. The Company is not required to contribute to the Plan. In 1996, the Company did not contribute to the Plan. Contributions totaling $14,956 and $34,130 were charged to expense in 1997 and 1998, respectively.

13. Related Party Transactions

  The Company currently leases its corporate headquarters operating space from a limited partnership whose general partner is a company owned by the President and major stockholder of the Company. Another director and stockholder is a limited partner of this limited partnership. Rent expense to this related party of $253,684, $295,018 and $304,579 was incurred in 1996, 1997 and 1998, respectively. The Company retains the consulting services of one of its board of director members. Consulting expense to this related party of $57,000, $11,580 and $25,780 was incurred in 1996, 1997 and 1998, respectively.

14. Reportable Segments

Description of the types of products and services from which each reportable segment derives its revenues

  The Company has two reportable segments: information services and transactions support services. Revenues for the Company's information services division are derived from licensing commercial real estate sales comparable information on a subscription and ad-hoc basis. Revenues of $16,500 for transaction support services were derived from REALBID, a marketing services company acquired in November 1998 which supports commercial real estate transactions over the Internet.

Measurement of segment profit or loss and segment assets

  The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

Factors management used to identify the enterprise's reportable segments

  The Company's reportable segments are business units that offer different products and services. The Company did not have reportable segments in prior years, and therefore only the information for the year ended December 31, 1998 is included below.

                                             Year ended December 31, 1998
                                          -----------------------------------
                                                       Transaction
                                          Information    Support
                                           Services     Services     Totals
                                          -----------  ----------- ----------
   Revenues from external customers...... 12,789,261       16,500  12,805,761
   Intersegment revenues.................        --           --          --
   Interest expense......................    302,152          --      302,152
   Depreciation and amortization
    expense..............................    721,648       82,350     803,998
   Segment profit (loss) before income
    taxes................................ (1,164,204)    (384,118) (1,548,322)
   Other significant non cash item:
     Deferred compensation on stock
      options............................    967,231    1,571,190   2,538,421
   Segment assets
     Fixed assets, net...................  1,460,211       10,327   1,470,538
     Intangible assets, net..............        --     2,162,350   2,162,350
   Expenditures of long-lived assets.....    922,749       11,127     933,876

                                COMPS.COM, Inc.

15. Subsequent Events

  In February 1999, the Company entered into a $1.8 million loan agreement with Venture Lending & Leasing, Inc., under which the Company may purchase both equipment and working capital. The borrowing base under the loan is limited to $1.8 million or 80% of the Company's eligible accounts. The loan agreement expires on March 31, 2000.

  In connection with the loan agreement, the Company issued a warrant to purchase a certain number of shares of Class B non-voting common stock with an aggregate initial exercise price of $225,000. The exercise price per share will be based on an amount equal to the median of i) $1.8031 and ii) the per share price in the next round of equity financing. If there is no new equity financing done within 18 months of the date of the loan agreement (February 12, 1999) the exercise price will be $2.70. The Company will account for this warrant in accordance with SFAS 123.

  In February 1999, the Company entered into a new lease agreement for its corporate headquarters. The new lease is with the same related party (see Note
13) and is effective February 1, 1999. The Company's prior lease, which was due to expire in June 2002 and provided for monthly rent payments of $37,015 will be canceled upon commencement of the new lease. The term of the new lease is 5 years, with the option to extend for five terms of two years each. The initial monthly rent payment of $44,843 will be increased by 3 1/2% each year during the original five year term. Upon commencement of each extension of the term, monthly base rent will be adjusted to reflect the fair market rental value.

  In February 1999, the Board of Directors adopted the 1999 Stock Incentive Plan and the 1999 Employee Stock Purchase Plan. The plans are effective on the date the underwriting agreement is signed in connection with the Company's contemplated initial public offering. Shares reserved for issuance under the 1999 Stock Incentive Plan and the 1999 Employee Stock Purchase Plan total 2,800,000 and 300,000, respectively.

               Report of Ernst & Young LLP, Independent Auditors

The Members
REALBID, LLC

  We have audited the accompanying statements of operations, members' equity (deficit) and cash flows of REALBID, LLC for the period from June 19, 1997 (inception) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of REALBID, LLC for the period from June 19, 1997 (inception) through December 31, 1997, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

San Diego, California
February 17, 1999

                                  REALBID, LLC

                            Statements of Operations

                                                 For the
                                               period from
                                              June 19, 1997   For the nine-month
                                             (inception) to      period ended
                                            December 31, 1997 September 30, 1998
                                            ----------------- ------------------
                                                                 (unaudited)
Net revenues...............................     $  15,500         $ 196,666
Cost of revenues...........................         9,615            37,608
                                                ---------         ---------
Gross profit...............................         5,885           159,058
Operating expenses:
  General and administrative...............       247,598           271,477
                                                ---------         ---------
Total operating expenses...................       247,598           271,477
                                                ---------         ---------
Net loss...................................     $(241,713)        $(112,419)
                                                =========         =========



                            See accompanying notes.

                                  REALBID, LLC

                    Statements of Members' Equity (Deficit)

                                                                        Total
                                          Members' Shares              Members'
                                          --------------- Accumulated  Equity
                                          Shares Amount   Deficit      (Deficit)
                                          ------ ------   ----------- ---------
Issuance of members' shares.............. 8,000  $8,000    $     --   $   8,000
Net loss for the period from June 19,
 1997 (inception) to December 31, 1997...   --      --      (241,713)  (241,713)
                                          -----  ------    ---------  ---------
Balance at December 31, 1997............. 8,000   8,000     (241,713)  (233,713)
Net loss for nine-month period ended
 September 30, 1998 (unaudited)..........   --      --      (112,419)  (112,419)
                                          -----  ------    ---------  ---------
Balance at September 30, 1998
 (unaudited)............................. 8,000  $8,000    $(354,132) $(346,132)
                                          =====  ======    =========  =========



                            See accompanying notes.

                                  REALBID, LLC

                            Statements of Cash Flows

                                                For the
                                              period from
                                             June 19, 1997   For the nine-month
                                            (inception) to      period ended
                                           December 31, 1997 September 30, 1998
                                           ----------------- ------------------
                                                                (unaudited)
Operating activities
Net loss.................................      $(241,713)        $(112,419)
Adjustments to reconcile net loss to net
 cash provided by (used in) operating
 activities:
  Depreciation...........................            --                699
  Provision for bad debts................            --             10,000
  Changes in operating assets and
   liabilities:
    Accounts receivable..................            --            (79,000)
    Prepaid assets.......................            --             (2,000)
    Accounts payable.....................          1,797            13,331
    Accrued liabilities..................        150,000           187,000
                                               ---------         ---------
Net cash provided by (used in) operating
 activities..............................        (89,916)           17,611
Financing activities
Payments on lease obligation.............            --             (1,748)
Proceeds from member advances............         83,510            12,704
Proceeds from issuance of members'
 shares..................................          8,000               --
                                               ---------         ---------
Net cash provided by financing
 activities..............................         91,510            10,956
                                               ---------         ---------
Net increase in cash and cash
 equivalents.............................          1,594            28,567
Cash and cash equivalents at beginning of
 period..................................            --              1,594
                                               ---------         ---------
Cash and cash equivalents at end of
 period..................................      $   1,594         $  30,161
                                               =========         =========
Supplemental disclosure of cash flow
 information:
Interest paid............................      $     --          $     176
Supplemental schedule of non cash
 investing and financing activities:
Equipment financed under capital leases..      $     --          $   8,713

                            See accompanying notes.

                                  REALBID, LLC

                         Notes to Financial Statements

                               December 31, 1997

 (Information subsequent to December 31, 1997 and pertaining to the nine-month period ended September 30, 1998 is unaudited)

1. Organization and Summary of Significant Accounting Policies

Organization and Business Activities

  REALBID, LLC (the "Company") is a California company with limited liability status which was formed on June 19, 1997 and shall continue until June 30, 2047 or until dissolution in accordance with the terms of the Operating Agreement. Each member's liability is limited pursuant to the Beverly-Killea Limited Liability Company Act. The Company is a real estate marketing services company which facilitates commercial property transactions using both the internet and traditional communication technologies.

  The Company's primary purpose is to provide computer on-line real estate services, including market data, specific property information, buyer profiles and a trading platform for private and public format transactions.

Basis of Presentation

  The Company has an accumulated deficit at December 31, 1997 and has not yet generated income from operations and thus needs to continue to raise cash to fund future operations. Refer to Note 5 for subsequent event.

Unaudited Interim Financial Information

  The financial statements for the nine months ended September 30, 1998 are unaudited. The unaudited financial statements have been prepared on the same basis as the audited financial statements, and in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to state fairly the financial information set forth therein, in accordance with generally accepted accounting principles.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of revenues and expenses reported during the period. Actual results could differ from those estimates.

Cash and Cash Equivalents

  The Company considers all highly liquid investments with a remaining maturity of three months or less when acquired to be cash equivalents.

Equipment

  Equipment is depreciated using the straight-line method over estimated useful lives of three to five years.

Revenue Recognition

  The Company recognizes revenue at the time of performance of services.

                                  REALBID, LLC

 (Information subsequent to December 31, 1997 and pertaining to the nine-month period ended September 30, 1998 is unaudited)


1. Organization and Summary of Significant Accounting Policies (continued)

Profits and Losses and Distributions

  Profits and losses of the Company are allocated to the members and distributions are made in accordance with the Operating Agreement.

2. Commitments

  During the nine months ended September 30, 1998, the Company leased its facilities under two operating leases expiring on November 30, 1998 and January 5, 1999, each of which was renewed for an additional six month term. Rent expense totaled $8,490 for the period from June 19, 1997 through December 31, 1997 and $24,914 for the nine-month period ended September 30, 1998.

  The Company leases certain equipment under capital leases obligations. The leases expire on March 27, 2000 and August 23, 2000.

3. Related Party Transactions

  Since inception and through the nine month period ended September 30, 1998, two of the Company's members have loaned the Company funds to be used for expenditures incurred by the Company in order to conduct business. At December 31, 1997 and at September 30, 1998, loan amounts due to members totaled $83,510 and $96,214, respectively.

4. Income Taxes

  Under federal and California law, income or loss of limited liability companies are passed through to the separate tax returns of the members. Accordingly, no provision (benefit) for taxes based on income or losses is shown in the accompanying financial statements.

5. Sale of Assets

  On November 6, 1998, COMPS.COM Inc. purchased substantially all of the assets of the Company for $163,000 and stock options granted to the members.

6. Year 2000 Compliance (Unaudited)

  Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code filed. Beginning in the year 2000, these date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements.

  Significant uncertainty exists concerning the potential effects associated with compliance. Although the Company believes that it is year 2000 compliant, there can be no assurance that coding errors or other defects will not be discovered in the future. Any year 2000 compliance problem of the Company, its service providers, its customers or the Internet infrastructure could result in a material adverse effect on the Company's business, operating results and financial condition.

                                COMPS.COM, Inc.

             Unaudited Pro Forma Condensed Statement of Operations

  On November 6, 1998, the Company acquired REALBID, LLC (REALBID) for approximately $3.1 million, including acquisition costs. The unaudited pro forma condensed statement of operations for the year ended December 31, 1998 give effect to the acquisition of REALBID as if it had occurred on January 1, 1998. The pro forma condensed statement of operations is based on historical results of operations of the Company for the year ended December 31, 1998 and REALBID for the period from January 1, 1998 to November 5, 1998. The pro forma condensed statement of operations should be read in conjunction with the historical financial statements and notes thereto of the Company and REALBID.

  The pro forma condensed statement of operations is presented for illustrative purposes only and is not necessarily indicative of results of operations that would have actually occurred had the acquisition of REALBID been effected on January 1, 1998.


                            COMPS.COM,    REALBID, LLC
                               Inc.        Period from
                            Year ended   January 1, 1998
                           December 31,  to November 5,   Pro Forma
                               1998           1998       Adjustments  Pro Forma
                           ------------  --------------- ----------- -----------
Net revenues.............  $12,805,761      $ 223,166           --   $13,028,927
Cost of revenues.........    5,746,180         44,988           --     5,791,168
                           -----------      ---------     ---------  -----------
Gross profit.............    7,059,581        178,178           --     7,237,759
Operating expenses:
 Selling and marketing...    4,181,945            --            --     4,181,945
 Product development.....    1,230,349            --            --     1,230,349
 General and
  administrative.........    2,936,052        293,782       407,750    3,637,584
                           -----------      ---------     ---------  -----------
Total operating
 expenses................    8,348,346        293,782       407,750    9,049,878
                           -----------      ---------     ---------  -----------
Loss from operations.....   (1,288,765)      (115,604)     (407,750)  (1,812,119)
Other income (expense)...     (259,557)           --            --      (259,557)
                           -----------      ---------     ---------  -----------
Net loss.................   (1,548,322)      (115,604)     (407,750)  (2,071,676)
Dividend accretion on
 preferred stock.........      363,235            --            --       363,235
                           -----------      ---------     ---------  -----------
Net loss attributable to
 common stockholders.....  $(1,911,557)     $(115,604)    $(407,750) $(2,434,911)
                           ===========      =========     =========  ===========
Net loss per share
 attributable to common
 stockholders, basic and
 diluted.................  $     (0.40)                                    (0.51)
                           ===========                               ===========
Shares used in computing
 net loss attributable to
 common stockholders,
 basic and diluted.......    4,794,896                                 4,794,896
                           ===========                               ===========

                            See accompanying notes.

                                COMPS.COM, Inc.

                     Notes to Unaudited Pro Forma Condensed
                            Statement Of Operations

Note 1.

  On November 6, 1998, COMPS.COM, Inc. (the Company) acquired all of the assets of REALBID, LLC (REALBID) for cash of $163,000 and options to acquire 544,612 shares of the Company's common stock at $1.20 per share. The fair value of the options was determined to be $3.84 per share as of the date of the acquisition. As a result, the purchase price is calculated to be $2,308,400, which includes acquisition costs of $54,400. The purchase price was allocated as follows, based upon a valuation of the tangible and intangible assets by an independent appraiser, as well as management's best estimates:

      Current assets acquired....................................... $   64,500
      Customer base.................................................  1,791,100
      Database and website technology...............................    268,700
      Assembled workforce...........................................     94,600
      Trademark and trade name......................................     89,500
                                                                     ----------
                                                                     $2,308,400

  The intangible assets are being amortized over estimated useful lives ranging from three to five years.

Note 2.

  The accompanying unaudited pro forma condensed statement of operations for the year ended December 31, 1998 gives effect to the acquisition of REALBID as if it had occurred as of January 1, 1998. The pro forma adjustment reflects twelve months of amortization expense.

Inside Back Cover:

                               NATIONAL COVERAGES

[A map of the U.S. is shown. Nine icons are lined up across the top of the map. Below each icon is the name of one of the nine property types that we cover in our database. Each icon will have a picture of the property type that it represents. White dots are placed on the map in cities representing our current market. Red dots are placed on the map in cities representing the markets in our expansion plan. A legend is provided explaining the meaning of the dots.

                                     [LOGO]

Outside back cover:

                        RELIABLE COMMERCIAL REAL ESTATE

[The back cover will consist of a dark background with white text. There will be a picture of a database wheel resembling a radar screen with a picture of a group of commercial real estate buildings inside the database wheel.]

                                     [LOGO]

                                COMPS.COM, INC.

                                 www.comps.com

                                    PART II

                     Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

  The expenses to be paid by the registrant are as follows. All amounts other than the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee are estimates.

                                                                        Amount
                                                                          to
                                                                       be Paid
                                                                       --------
   SEC registration fee............................................... $ 13,900
   NASD filing fee....................................................    5,500
   Nasdaq National Market listing fee.................................    5,000
   Legal fees and expenses............................................  250,000
   Accounting fees and expenses.......................................  200,000
   Printing and engraving.............................................  120,000
   Blue sky fees and expenses (including legal fees)..................    5,000
   Transfer agent fees................................................   10,000
   Miscellaneous......................................................   10,000
                                                                       --------
       Total.......................................................... $619,400
                                                                       ========

Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

  As permitted by the Delaware General Corporation Law, the registrant's Second Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the registrant or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (4) for any transaction from which the director derived an improper personal benefit.

  As permitted by the Delaware General Corporation Law, the bylaws of the registrant provide that (1) the registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (2) the registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law, (3) the registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (4) the rights conferred in the bylaws are not exclusive.

  The registrant has entered into indemnification agreements with each of its directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the registrant's Amended and Restated Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

  Reference is also made to Section    of the Underwriting Agreement, which
provides for the indemnification of officers, directors and controlling persons of the registrant against certain liabilities. The indemnification provision in the registrant's Certificate of Incorporation, bylaws and the indemnification agreements entered into between the registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the registrant's directors and executive officers for liabilities arising under the Securities Act of 1933.

  The registrant has applied for liability insurance for its officers and directors.

  Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere in this prospectus:

                                                                            Exhibit
   Document                                                                 Number
   --------                                                                 -------
   Underwriting Agreement (draft dated            , 1999)..................    1.1
   Form of Second Restated Certificate of Incorporation of Registrant......    3.2
   Form of Restated Bylaws of Registrant...................................    3.4
   Form of Indemnification Agreement.......................................  10.22
   Form of Indemnification Agreement.......................................  10.23

Item 15. Recent Sales of Unregistered Securities

  The registrant has sold and issued the following securities since January 1,
1996 (such share numbers do not reflect the          -for-            stock
split):

(1) The registrant from time to time has granted stock options to employees and consultants in reliance upon exemption from registration pursuant to either
    (1) Section 4(2) of the Securities Act of 1933 or (2) Rule 701 promulgated under the Securities Act of 1933. The following table sets forth certain information regarding such grants:

                                                          Number of  Exercise
                                                           Shares     Prices
                                                          --------- -----------
   January 1, 1996 to December 31, 1996..................   117,808    $0.30
   January 1, 1997 to December 31, 1997..................   333,841    $0.30
   January 1, 1998 to December 31, 1998.................. 1,559,199 $0.45-$1.20

  For additional information concerning these transactions, please see "Management--Benefit Plans" in the Prospectus included in this registration statement.

(2) On September 24, 1996, we issued a warrant to purchase 213,068 shares of Class B common stock to Venture Lending & Leasing, Inc. in consideration for entering into a certain loan agreement.

(3) On February 9, 1998, we issued 637,790 shares of Series B preferred stock, warrants to purchase 37,329 shares of Class A common stock and warrants to purchase 306,097 shares of Class B common stock to various venture capitalists and insiders for an aggregate consideration of $1,150,000.

(4) On May 18, 1998, we issued 33,500 shares of Class B common stock to a director upon exercise of options for a consideration of $10,050.

(5) On December 28, 1998, we issued 10,000 shares of Class B common stock to a director upon exercise of options for a consideration of $3,000.

(6) On February 15, 1999, we issued a warrant to purchase no more than 124,309 shares of Class B common stock to Venture Lending & Leasing, Inc. in consideration for entering into a certain loan agreement.

  The above securities were offered and sold by the registrant in reliance upon exemptions from registration pursuant to either (1) Section 4(2) of the Securities Act of 1933 as transactions not involving any public offering, or
(2) Rule 701 promulgated under the Securities Act of 1933. No underwriters were involved in connection with the sales of securities referred to in this Item 15.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits.

 Number Description
 ------ -----------------------------------------------------------------------
  1.1*  Form of Underwriting Agreement.
  3.1   Restated Certificate of Incorporation, as amended.
  3.2   Form of Second Restated Certificate of Incorporation to be in effect upon the closing of this offering.
  3.3   Bylaws.
  3.4   Form of Restated Bylaws to be in effect upon the closing of this offering.
  4.1*  Specimen common stock certificate.
  5.1*  Opinion of Brobeck, Phleger & Harrison LLP.
 10.1   Amended and Restated Investor Rights Agreement among us and certain of our stockholders, dated February 9, 1998.
 10.2   Stock and Warrant Purchase Agreement among us and the purchasers identified in Exhibit A to the Agreement, dated October 14, 1994.
 10.3   Stock and Warrant Purchase Agreement among us and the purchasers identified in Exhibit A to the Agreement, dated February 9, 1998.
 10.4   Form of Class B Common Stock Warrant between us and the persons listed on the attached schedule, dated October 14, 1994.
 10.5   Class A Common Stock Warrant issued to Christopher A. Crane, dated
        February 9, 1998.
 10.6   Form of Class B Common Warrant between us and the persons listed on the attached schedule, dated February 9, 1998.
 10.7   Warrant to Purchase 213,068 Shares of Class B Common Stock between us and Venture Lending & Leasing, Inc., dated September 24, 1996.
 10.8   Loan Agreement between us and Venture Lending & Leasing, Inc., dated
        September 24, 1996.
 10.9   Security Agreement between us and Venture Lending & Leasing, Inc., dated September 24, 1996.
 10.10  Trademark Collateral Assignment between us and Venture Lending &
        Leasing, Inc., dated September 24, 1996.
 10.11  Patent Collateral Assignment between us and Venture Lending & Leasing,
        Inc., dated September 24, 1996.
 10.12  Form of Promissory Note between us and Venture Lending & Leasing, in such principal amounts as set forth on the attached schedule.
 10.13  Form of Promissory Note between us and Venture Lending & Leasing, in such principal amounts as set forth on the attached schedule.
 10.14  Office Building Lease between us and Comps Plaza Associates, L.P., dated January 31, 1999.
 10.15  Form of Employment and Incentive Compensation Agreement between us and the employees listed on the attached schedule.
 10.16  Executive Employment Agreement between us and Christopher A. Crane, dated October 14, 1994.
 10.17  Form of Employment Agreement between us and the employees listed on the attached schedule, dated November 6, 1998.
 10.18  Covenant Not to Compete between us and Robert C. Beasley, dated October
        14, 1994.
 10.19  Form of Non-Competition and Non-Disclosure Agreement between us and the parties listed on the attached schedule, dated November 6, 1998.
 10.20  Form of Non-Competition and Non-Disclosure Agreement between us and the parties listed on the attached schedule, dated January 7, 1999.
 10.21  Form of Employee Confidentiality and Inventions Agreement.
 10.22  Form of Indemnification Agreement between us and each of our directors.
 10.23  Form of Indemnification Agreement between us and each of our officers.
 10.24  Software License Agreement between us and Qualitative Marketing
        Software, Inc., dated February 27, 1997.
 10.25  License and Subscription Agreement between us and Transamerica
        Information Management Services, dated December 17, 1992.

 Number Description
 ------ -----------------------------------------------------------------------
 10.26  License Agreement between us and NCompass Labs Inc., dated December 2,
        1998.
 10.27  Amended and Restated Stock Option Plan.
 10.28  Form of Amended and Restated Stock Option Plan Incentive Stock Option
        Agreement.
 10.29  Form of Amended and Restated Stock Option Plan Non-Qualified Stock
        Option Agreement.
 10.30  The 1998 Equity Participation Plan.
 10.31  Form of 1998 Equity Participation Plan Incentive Stock Option
        Agreement.
 10.32  Form of 1998 Equity Participation Plan Non-Qualified Stock Option
        Agreement.
 10.33  The 1998 Supplemental Option Plan.
 10.34  1998 Supplemental Option Plan Form of Notice of Grant of Stock Option.
 10.35  1999 Stock Incentive Plan.
 10.36* Form of 1999 Stock Incentive Plan Notice of Grant.
 10.37* Form of 1999 Stock Incentive Plan Stock Option Agreement.
 10.38  Employee Stock Purchase Plan.
 10.39  Assignment and Assumption Agreement between us and REALBID LLC, dated
        November 6, 1998.
 10.40  Intellectual Property Assignment between us and REALBID LLC, dated
        November 6, 1998.
 10.41  Service Mark Assignment between us and REALBID LLC, dated November 6,
        1998.
 10.42  Asset Purchase Agreement between us, The Land Sales Resource and Kitty
        Layne, dated July 17, 1995.
 10.43+ Purchase Agreement between us and TRW Redi Property Data, dated August
        31, 1995, as amended by the Addendum, dated November 20, 1997.
 10.44+ Asset Purchase Agreement among us, REALBID LLC, Emmett DeMoss and
        Robert Potter, dated November 6, 1998.
 10.45+ Asset Purchase Agreement between us and AOBR, Inc., dated December 4,
        1998.
 10.46  Loan and Security Agreement between us and Venture Lending & Leasing
        II, Inc., dated February 12, 1999.
 10.47  Patent Collateral Assignment Agreement between us and Venture Lending &
        Leasing II, Inc., dated February 12, 1999.
 10.48  Trademark Collateral Assignment between us and Venture Lending &
        Leasing II, Inc., dated February 12, 1999.
 10.49  Warrant to Purchase an aggregate of $225,000 of Class B Shares of
        Common Stock between us and Venture Lending & Leasing II, Inc., dated
        February 12, 1999.
 11.1*  Statement re: Computation of Basic and Diluted Net Loss Per Share.
 23.1   Consent of Ernst & Young LLP
 23.2*  Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1)
 24.1   Powers of Attorney (See Signature Page on Page II-6).
 27.1   Financial Data Schedule.

--------
*  To be filed by amendment.
+ We have sought confidential treatment pursuant to Rule 406 of portions of the referenced exhibit.

  (b) Financial Statement Schedules.

  Schedule II--Valuation and Qualifying Accounts.

  All other schedules are omitted because they are not required, are not applicable or the information is included in our financial statements or notes thereto.

Item 17. Undertakings

  The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933 the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933 each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   Signatures

  Pursuant to the requirements of the Securities Act of 1933 the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in San Diego, California, on this 24th day of February, 1999.

                                          COMPS.COM, INC.

                                          By: /s/ Christopher A. Crane
                                             ----------------------------------
                                          Name: Christopher A. Crane
                                          Title: President and Chief Executive
                                           Officer

                               Power of Attorney

  We, the undersigned directors and/or officers of COMPS.COM, INC. hereby severally constitute and appoint Christopher A. Crane, President and Chief Executive Officer, and Karen Goodrum, Vice President of Finance and Administration and Chief Financial Officer, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-1 filed with the SEC, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of our equity securities, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

  Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities indicated on February 24, 1999:

 Signature                            Title(s)                              Date
 ---------                            -------                               ----
     /s/ Christopher A. Crane         Chairman of the Board, President and  February 24, 1999
 ____________________________________ Chief Executive Officer (principal
         Christopher A. Crane         executive officer)

        /s/ Karen Goodrum             Vice President of Finance and         February 24, 1999
 ____________________________________ Administration and Chief Financial
            Karen Goodrum             Officer (principal financial and
                                      accounting officer) and Secretary

       /s/ Gregory M. Avis            Director                              February 24, 1999
 ____________________________________
           Gregory M. Avis

      /s/ Robert C. Beasley           Director                              February 24, 1999
 ____________________________________
          Robert C. Beasley

               Consent of Ernst & Young LLP, Independent Auditors

  We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our report on the COMPS.COM, Inc. financial statements dated February 5, 1999 (except for Note 15, as to which the date is February 22, 1999) and our report on the REALBID, LLC financial statements dated February 17, 1999, in the Registration Statement (Form S-1) and related Prospectus of COMPS.COM, Inc. dated February 24, 1999.

  Our audits also included the financial statement schedule of COMPS.COM, Inc. for the three years ended December 31, 1998 listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

San Diego, California
February 23, 1999

                                                                     Schedule II

                                COMPS.COM, Inc.

                       Valuation And Qualifying Accounts

                                          Additions
                                     --------------------
                            Balance
                              at     Charged to                       Balance
Allowance for Doubtful     Beginning Costs and                       at End of
Accounts                    of Year   Expenses  Other (1) Deductions   Year
----------------------     --------- ---------- --------- ---------- ---------
Year ended December 31,
 1996.....................   362,913      --      644,322  437,109     570,126
Year ended December 31,
 1997.....................   570,126   39,491   1,238,593  463,968   1,384,242
Year ended December 31,
 1998..................... 1,384,242  167,858     260,627  347,805   1,464,922

--------
(1) These amounts have been offset against deferred subscription revenue.

                               Index to Exhibits

 Number Description
 ------ -----------------------------------------------------------------------
  1.1*  Form of Underwriting Agreement.
  3.1   Restated Certificate of Incorporation, as amended.
  3.2   Form of Second Restated Certificate of Incorporation to be in effect upon the closing of this offering.
  3.3   Bylaws.
  3.4   Form of Restated Bylaws to be in effect upon the closing of this offering.
  4.1*  Specimen common stock certificate.
  5.1*  Opinion of Brobeck, Phleger & Harrison LLP.
 10.1   Amended and Restated Investor Rights Agreement among us and certain of our stockholders, dated February 9, 1998.
 10.2   Stock and Warrant Purchase Agreement among us and the purchasers identified in Exhibit A to the Agreement, dated October 14, 1994.
 10.3   Stock and Warrant Purchase Agreement among us and the purchasers identified in Exhibit A to the Agreement, dated February 9, 1998.
 10.4   Form of Class B Common Stock Warrant between us and the persons listed on the attached schedule, dated October 14, 1994.
 10.5   Class A Common Stock Warrant issued to Christopher A. Crane, dated
        February 9, 1998.
 10.6   Form of Class B Common Warrant between us and the persons listed on the attached schedule, dated February 9, 1998.
 10.7   Warrant to Purchase 213,068 Shares of Class B Common Stock between us and Venture Lending & Leasing, Inc., dated September 24, 1996.
 10.8   Loan Agreement between us and Venture Lending & Leasing, Inc., dated
        September 24, 1996.
 10.9   Security Agreement between us and Venture Lending & Leasing, Inc., dated September 24, 1996.
 10.10  Trademark Collateral Assignment between us and Venture Lending &
        Leasing, Inc., dated September 24, 1996.
 10.11  Patent Collateral Assignment between us and Venture Lending & Leasing,
        Inc., dated September 24, 1996.
 10.12  Form of Promissory Note between us and Venture Lending & Leasing, in such principal amounts as set forth on the attached schedule.
 10.13  Form of Promissory Note between us and Venture Lending & Leasing, in such principal amounts as set forth on the attached schedule.
 10.14  Office Building Lease between us and Comps Plaza Associates, L.P., dated January 31, 1999.
 10.15  Form of Employment and Incentive Compensation Agreement between us and the employees listed on the attached schedule.
 10.16  Executive Employment Agreement between us and Christopher A. Crane, dated October 14, 1994.
 10.17  Form of Employment Agreement between us and the employees listed on the attached schedule, dated November 6, 1998.
 10.18  Covenant Not to Compete between us and Robert C. Beasley, dated October
        14, 1994.
 10.19  Form of Non-Competition and Non-Disclosure Agreement between us and the parties listed on the attached schedule, dated November 6, 1998.
 10.20  Form of Non-Competition and Non-Disclosure Agreement between us and the parties listed on the attached schedule, dated January 7, 1999.
 10.21  Form of Employee Confidentiality and Inventions Agreement.
 10.22  Form of Indemnification Agreement between us and each of our directors.
 10.23  Form of Indemnification Agreement between us and each of our officers.
 10.24  Software License Agreement between us and Qualitative Marketing
        Software, Inc., dated February 27, 1997.
 10.25  License and Subscription Agreement between us and Transamerica
        Information Management Services, dated December 17, 1992.

 Number Description
 ------ -----------------------------------------------------------------------
 10.26  License Agreement between us and NCompass Labs Inc., dated December 2,
        1998.
 10.27  Amended and Restated Stock Option Plan.
 10.28  Form of Amended and Restated Stock Option Plan Incentive Stock Option
        Agreement.
 10.29  Form of Amended and Restated Stock Option Plan Non-Qualified Stock
        Option Agreement.
 10.30  The 1998 Equity Participation Plan.
 10.31  Form of 1998 Equity Participation Plan Incentive Stock Option
        Agreement.
 10.32  Form of 1998 Equity Participation Plan Non-Qualified Stock Option
        Agreement.
 10.33  The 1998 Supplemental Option Plan.
 10.34  1998 Supplemental Option Plan Form of Notice of Grant of Stock Option.
 10.35  1999 Stock Incentive Plan.
 10.36* Form of 1999 Stock Incentive Plan Notice of Grant.
 10.37* Form of 1999 Stock Incentive Plan Stock Option Agreement.
 10.38  Employee Stock Purchase Plan.
 10.39  Assignment and Assumption Agreement between us and REALBID LLC, dated
        November 6, 1998.
 10.40  Intellectual Property Assignment between us and REALBID LLC, dated
        November 6, 1998.
 10.41  Service Mark Assignment between us and REALBID LLC, dated November 6,
        1998.
 10.42  Asset Purchase Agreement between us, The Land Sales Resource and Kitty
        Layne, dated July 17, 1995.
 10.43+ Purchase Agreement between us and TRW Redi Property Data, dated August
        31, 1995, as amended by the Addendum, dated November 20, 1997.
 10.44+ Asset Purchase Agreement between us, REALBID LLC, Emmett DeMoss and
        Robert Potter, dated November 6, 1998.
 10.45+ Asset Purchase Agreement among us and AOBR, Inc., dated December 4,
        1998.
 10.46  Loan and Security Agreement between us and Venture Lending & Leasing
        II, Inc., dated February 12, 1999.
 10.47  Patent Collateral Assignment Agreement between us and Venture Lending &
        Leasing II, Inc., dated February 12, 1999.
 10.48  Trademark Collateral Assignment between us and Venture Lending &
        Leasing II, Inc., dated February 12, 1999.
 10.49  Warrant to Purchase an aggregate of $225,000 of Class B Shares of
        Common Stock between us and Venture Lending & Leasing II, Inc., dated
        February 12, 1999.
 11.1*  Statement re: Computation of Basic and Diluted Net Loss Per Share.
 23.1   Consent of Ernst & Young LLP
 23.2*  Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1)
 24.1   Powers of Attorney (See Signature Page on Page II-6).
 27.1   Financial Data Schedule.

--------
*  To be filed by amendment.
+ We have sought confidential treatment pursuant to Rule 406 of portions of the referenced exhibit.